Exhibit 99.1

Mayne Pharma Limited (formerly Mayne Pharma Pty Limited) and its Controlled Entities

ABN 58 097 064 330

Annual Financial Report

30 June 2006

Contents		Page

Independent Auditors’ Report		1
Income Statement (restated)		2
Statement of Recognised Income and Expenses (restated)		3
Balance Sheet (restated)		4
Statement of Cash Flows		5

Notes:
1	Significant accounting policies	6
2	Segmental reporting	18
3	Mayne Group Limited Demerger of Mayne Pharma Limited	21
4	Other income	21
5	Results from operating activities	22
6	Personnel expenses	23
7	Auditors’ remuneration	23
8	Net financing costs	23
9	Income taxes	24
10	Discontinued operations	25
11	Earnings per share	25
12	Cash and cash equivalents	27
13	Trade and other receivables	27
14	Inventories	27
15	Investments	27
16	Investments accounted for using the equity method	27
17	Deferred tax assets and liabilities	29
18	Property, plant and equipment	31
19	Intangible assets	33
20	Trade and other payables	36
21	Interest-bearing liabilities	36
22	Employee benefits	38
23	Current tax liabilities	42
24	Provisions	43
25	Issued capital	44
26	Reserves and retained profits	45
27	Dividends	46
28	Financial instruments	46
29	Operating leases	49
30	Capital and other commitments	49
31	Contingent liabilities	50
32	Consolidated entities	51
33	Acquisition of controlled entities and businesses	52
34	Reconciliation of cash flows from operating activities	54
35	Key management personnel disclosures	54
36	Other related party disclosures	56
37	Subsequent events	57
38	Explanation of transition to AIFRS	58
39	Change in accounting policy	62
40	Remuneration of Directors & other Key Management Personnel	63
41	Reconciliation to U.S. Generally Accepted Accounting Principles	74

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Mayne Pharma Limited

We have audited the accompanying consolidated balance sheets of Mayne Pharma Limited and its subsidiaries (the “Group”) as of 30 June 2006 and 2005, and the related consolidated income statements, consolidated statements of recognized income and expense and consolidated statements of cash flows for each of the years in the two year period ended 30 June 2006.  The consolidated financial statements are the responsibility of the Group’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of 30 June 2006 and 2005, and the results of its operations and its cash flows for each of the years in the two year period ended 30 June 2006 in conformity with International Financial Reporting Standards and Australian Accounting Standards.

As discussed in Note 39 to the consolidated financial statements, as a result of adopting AASB 132 “Financial Instruments: Disclosure and Presentation” and AASB 139 “Financial Instruments: Recognition and Measurement” on 1 July 2005, the Group changed its method of accounting for financial instruments.  In accordance with an election taken under the relevant transitional provisions, the prior period comparatives have not been restated.

As discussed in Note 1(d), the accompanying consolidated financial statements as of 30 June 2006 and 2005 have been restated.

International Financial Reporting Standards and Australian Accounting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America.  Information relating to the nature and effect of such differences is presented in Note 41 to the consolidated financial statements.

KPMG

Melbourne, Australia

20 September 2006, except as to Notes 1(d) and 41, which are as of 19 March 2007

Mayne Pharma Limited (formerly Mayne Pharma Pty Limited) and its Controlled Entities

Income Statements (restated)

For the year ended 30 June 2006

		CONSOLIDATED
	Note	2006	2005
		$’000	$’000

Sales revenue	2	788,949	644,735
Cost of sales		(434,193)	(368,973)
Gross profit		354,756	275,762

Other income	4	7,602	6,725
Distribution expenses		(19,768)	(20,085)
Selling and marketing expenses		(91,294)	(72,647)
Administrative expenses		(70,583)	(50,759)
Product development expenditure		(27,573)	(38,291)
Amortisation of operating rights and licences		(24,963)	(21,995)
Other expenses	5	(132,073)	(14,283)
Results from operating activities	5	(3,896)	64,427
Financial income	8	1,239	2,039
Financial expense	8	(4,628)	(17,391)
Net financing costs	8	(3,389)	(15,352)
Share of net profits of associates accounted for using the equity method	16	70	320
Profit/(loss) before tax		(7,215)	49,395

Income tax expense	9	(33,082)	(10,545)
Profit after tax but before loss on discontinued operations and loss on sale of discontinued operations		(40,297)	38,850

Loss of discontinued operation and loss on sale of discontinued operation, net of tax	2, 10	—	(13,931)

Profit/(loss) attributable to members of Mayne Pharma Limited	26	(40,297)	24,919

Earnings per share (note 11):

The earnings per share calculations presented below have been prepared in accordance with AASB 133 Earnings per Share.

Basic earnings per share attributable to ordinary equity holders		(10.8) c	24,919,000.0 c
Diluted earnings per share attributable to ordinary equity holders		(10.8) c	24,919,000.0 c
Basic earnings per share from continuing operations		(10.8) c	38,850,000.0 c
Diluted earnings per share from continuing operations		(10.8) c	38,850,000.0 c

On 18 November, to facilitate the separation of the global pharmaceutical business from Mayne Group Limited, Mayne Pharma Limited issued 640,655,316 new shares (refer note 25). Due to the significant change in the capital structure of the company on the issuance of these shares an alternative denominator has been used in determining the basic and dilutive earnings per share figures shown below:

Alternative basic earnings per share attributable to ordinary equity holders		(6.3) c	3.9 c
Alternative diluted earnings per share attributable to ordinary equity holders		(6.3) c	3.9 c
Alternative basic earnings per share from continuing operations		(6.3) c	6.1 c
Alternative diluted earnings per share from continuing operations		(6.3) c	6.1 c

Dividends per share (note 27):

Final payable 5 October 2006 (cents per share)		1.5 c	0.0 c

The income statements are to be read in conjunction with the notes to these financial statements set out on pages 6 to 73.

Mayne Pharma Limited (formerly Mayne Pharma Pty Limited) and its Controlled Entities

Statements of Recognised Income and Expenses (restated)

For the year ended 30 June 2006

		CONSOLIDATED
	Note	2006	2005
		$’000	$’000

Foreign exchange adjustments on consolidation	26	37,672	(6,381)
Available-for-sale investments
Gain/(loss) on valuation of available-for-sale investments	26	(350)	—
Transfer of available-for-sale equity reserves to income statement	26	3,530	—
Cash flow hedges:
Effective portion of changes in fair value	26	92	—
Transfer to income statement for the year	26	(92)	—
Actuarial gain/(loss) on defined benefit plans taken directly to equity	26	(149)	—

Income tax on items taken directly to or transferred from equity		—	—
Net income recognised directly in equity		40,703	(6,381)

Profit/(loss) for the period		(40,297)	24,919

Total recognised income and expense for the period attributable to equity holders		406	18,538

Effects of change in accounting policy to equity holders:

First-time adoption of AASB 139 Financial Instruments: Recognition and Measurement
Net gain/(loss) on cash flow hedges	39	—	—
Net gain/(loss) on fair value of available-for-sale investments	39	(3,112)	—
		(3,112)	—

Movements in reserves and retained profits are set out in note 26.

The statements of recognised income and expenses are to be read in conjuction with the notes to these financial statements set out on pages 6 to 73.

Mayne Pharma Limited (formerly Mayne Pharma Pty Limited) and its Controlled Entities

Balance Sheets (restated)

As at 30 June 2006

		CONSOLIDATED
	Note	2006	2005
		$’000	$’000

Current Assets
Cash and cash equivalents	12	115,619	54,436
Trade and other receivables	13	204,918	172,356
Related party receivables	13	—	159,054
Prepayments	13	11,501	10,818
Inventories	14	195,474	180,570
Total Current Assets		527,512	577,234

Non-Current Assets
Other receivables	13	2,830	2,460
Investments	15	905	4,273
Investments accounted for using the equity method	16	4,641	1,304
Deferred tax assets	17	24,965	37,161
Property, plant and equipment	18	260,205	223,069
Product development	19	44,024	35,732
Goodwill	19	884,752	824,711
Identified intangible assets	19	258,508	244,744
Total Non-Current Assets		1,480,830	1,373,454

Total Assets		2,008,342	1,950,688

Current Liabilities
Trade and other payables	20	138,565	108,522
Related party indebtedness	21	—	1,570,893
Interest-bearing liabilities	21	4,499	5,629
Employee benefits	22	18,631	13,585
Current tax liabilities	23	9,164	12,999
Provisions	24	19,939	30,595
Total Current Liabilities		190,798	1,742,223

Non-Current Liabilities
Other payables	20	44	146
Interest-bearing liabilities	21	11,591	13,415
Deferred tax liabilities	17	31,201	12,366
Employee benefits	22	6,999	4,514
Provisions	24	18,008	35,365
Total Non-Current Liabilities		67,843	65,806

Total Liabilities		258,641	1,808,029

Net Assets		1,749,701	142,659

Equity
Equity attributable to equity holders of the parent
Issued Capital	25	1,608,760	—
Reserves	26	32,277	(6,451)
Retained profits	26	108,664	149,110
Total Equity		1,749,701	142,659

The balance sheets are to be read in conjunction with the notes to these financial statements set out on pages 6 to 73.

Mayne Pharma Limited (formerly Mayne Pharma Pty Limited) and its Controlled Entities

Statements of Cash Flows

For the year ended 30 June 2006

		CONSOLIDATED
	Note	2006	2005
		$’000	$’000

Cash flows from operating activities
Cash receipts from customers		836,155	654,141
Cash payments to suppliers and employees		(652,555)	(566,276)
Cash generated from operations		183,600	87,865

Interest received		1,000	1,003
Interest paid		(1,503)	(3,309)
Income taxes (paid)/refunded		(15,201)	1,004

Net cash from operating activities	34	167,896	86,563

Cash flows from investing activities

Payments for acquisition of entities and businesses	33	(23,147)	(100,395)
Payments for property, plant and equipment		(64,346)	(83,572)
Payments for operating rights and licenses		(24,418)	(59,621)
Payments for amounts capitalised into goodwill		—	(7,937)
Payments for product development costs		(27,761)	(13,263)
Payments for investments		(3,268)	—
Proceeds from sale of property, plant and equipment		112	172
Proceeds on disposal of entities and businesses		965	8,726
Net cash from investment activities		(141,863)	(255,890)

Cash flows from financing activities
Proceeds from borrowings with Symbion Health Limited		37,767	392,570
Proceeds from borrowings with controlled entities		—	—
Proceeds from borrowings		—	39,899
Capitalised borrowing costs		(1,734)	—
Repayment of loans by related parties		—	(1,489)
Repayments of borrowings		(4,928)	(240,468)
Net cash from financing activities		31,105	190,512

Net increase/(decrease) in cash and cash equivalents		57,138	21,185
Cash and cash equivalents at the beginning of the financial year		54,436	38,151
Effect of exchange rate fluctuations on cash held		4,045	(4,900)
Cash and cash equivalents at the end of the financial year	12, 21	115,619	54,436

The statements of cash flows are to be read in conjunction with the notes to these financial statements set out on pages 6 to 73.

Mayne Pharma Limited (formerly Mayne Pharma Pty Limited) and its Controlled Entities

Notes to the financial statements

30 June 2006

1.  Significant accounting policies

Mayne Pharma Limited (‘the Company’) is a company domiciled in Australia and is listed on the Australia Stock Exchange with a financial year end of 30 June.  The consolidated financial report has been prepared for the financial year ended 30 June 2006 comprising the Company and its subsidiaries (together referred to as the ‘consolidated entity’) and the consolidated entity’s interest in associates and jointly controlled entities.

(a) Statement of compliance

The financial report is a general purpose financial report which has been prepared in accordance with Australian Accounting Standards (‘AASBs’) adopted by the Australian Accounting Standards Board (‘AASB’) and the Corporations Act 2001.  International Financial Reporting Standards (‘IFRSs’) form the basis of Australian Accounting Standards adopted by the AASB, and for the purpose of this report are called Australian Equivalents to IFRS (‘AIFRS’) to distinguish from previous Australian GAAP.  This financial report, comprising the financial statements and the notes thereto, comply with International Financial Reporting Standards as issued by the International Accounting Standards Board (‘IASB’).

For reporting periods on or after 1 January 2005 the consolidated entity  must comply with AIFRS as issued by the AASB.  The date of adoption of AIFRS for the consolidated entity is 1 July 2005.  This is the first financial report prepared based on AIFRS and comparatives for the year ended 30 June 2005 have been restated accordingly except for the adoption of AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement.  The  consolidated entity has elected to adopt the exemption available in AASB 1 First-time Adoption of Australian Equivalents to International Financial Reporting Standards from having to apply AASB 132 and AASB 139 to the comparative period.

An explanation of how the transition to AIFRS has affected the financial position, financial performance and cash flows of the consolidated entity is provided in note 38.  This note includes reconciliations of equity and profit or loss for comparative periods reported under Australian GAAP (previous GAAP) to those reported for those periods under AIFRS.

(b) Basis of preparation

The consolidated entity has elected to early adopt the following accounting standards and amendments:

•                  AASB 119 Employee Benefits (Dec 2004);

•                  AASB 2004-3 Amendments to Australian Accounting Standards (December 2004) amending AASB 1 First-time Adoption of Australian Equivalents to International Financial Reporting Standards (July 2004); AASB 101 Presentation of Financial Statements and AASB 124 Related Party Disclosures;

•                  AASB 2005-1 Amendments to Australian Accounting Standards (May 2005) amending AASB 139 Financial Instruments: Recognition and Measurement;

•                  AASB 2005-3 Amendments to Australian Accounting Standards (June 2005) amending AASB 119 Employee Benefits (either June or December 2004);

•                  AASB 2005-4 Amendments to Australian Accounting Standards (June 2005) amending AASB 139 Financial Instruments: Recognition and Measurement, AASB 132 Financial Instruments: Disclosure and Presentation, AASB 1 First-time Adoption of Australian Equivalents to International Financial Reporting Standards (July 2004), AASB 1023 General Insurance Contracts and AASB 1038 Life Insurance Contracts;

•                  AASB 2005-5 Amendments to Australian Accounting Standards (June 2005) amending AASB 1 First-time Adoption of Australian Equivalents to International Financial Reporting Standards (July 2004) and AASB 139 Financial Instruments: Recognition and Measurement;

•                  AASB 2005-6 Amendments to Australian Accounting Standards (June 2005) amending AASB 3 Business Combinations;

•                  AASB 2006-1 Amendments to Australian Accounting Standards (January 2006) amending AASB 121 The Effects of Changes in Foreign Exchange Rates (July 2004);

•                  UIG 4 Determining whether an Arrangement contains a Lease (June 2005); and

•                  UIG 9 Reassessment of Embedded Derivatives (April 2006).

Issued standards not early adopted:

•                  AASB 7 Financial Instruments: Disclosure (August 2005) replacing the presentation requirements of financial instruments in AASB 132.  AASB 7 is applicable for annual reporting periods beginning on or after 1 January 2007;

•                  AASB 2005-9 Amendments to Australian Accounting Standards (September 2005) requires liabilities arising from the issue of financial guarantee contracts to be recognised in the balance sheet.  AASB 2005-9 is applicable for annual reporting periods beginning on or after 1 January 2006; and

•                  AASB 2005-10 Amendments to Australian Accounting Standards (September 2005) makes consequential amendments to AASB 132 Financial Instruments: Disclosures and Presentation, AASB 101 Presentation of Financial Statements, AASB 114 Segment Reporting, AASB 117 Leases, AASB 133 Earnings per Share,

•                  AASB 139 Financial Instruments: Recognition and Measurement, AASB 1 First-time Adoption of Australian Equivalents to International Financial Reporting Standards, AASB 4 Insurance Contracts, AASB 1023 General Insurance Contracts and AASB 1038 Life Insurance Contracts; arising from the release of AASB 7.

•                  AASB 2005-10 is applicable for annual reporting periods beginning on or after 1 January 2007.

The consolidated entity plans to adopt AASB 7, AASB 2005-9 and AASB 2005-10 in the 2007 financial year.

The initial application of AASB 7 and AASB 2005-10 is not expected to have an impact on the financial results of the Company and the consolidated entity as the standard and the amendment are only concerned with disclosures.

The initial adoption of AASB 2005-9 could have an impact on the financial results of the consolidated entity as the amendment could result in liabilities being recognised for financial guarantee contracts that have been provided  by the consolidated entity.  However, the quantification of the impact is not known or reasonably estimable in the current financial year as an exercise to quantify the financial impact has not been undertaken by the consolidated entity to date.

The financial report has been prepared on the basis of historical costs except for derivative financial instruments and available-for-sale investments which have been measured at fair value.

The financial report is presented in Australia dollars and all values are rounded to the nearest thousand dollars ($’000) unless otherwise stated.

The preparation of a financial report in conformity with Australian Accounting Standards requires management to make judgements, assumptions and estimates that affect the application of policies and reported amounts of assets, liabilities, income and expenses.  These estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of asset and liability that are not readily apparent from other sources.

A regular review is made of these estimates and underlying assumptions with any movements resulting from a change in the estimates being recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Judgements made by management in the application of Australian Accounting Standards that have a significant effect on the financial report and estimates with a significant risk of material adjustment in the next year are discussed in note 1(d).

Except for the change in accounting policy (refer note 39), the accounting policies set out below have been applied consistently to all periods presented in the consolidated financial report and in preparing an opening AIFRS balance sheet at 1 July 2004 for the purpose of transition to Australian Accounting Standards - AIFRS, as required by AASB 1 First-time Adoption of Australian Equivalents to International Financial Reporting Standards.

The accounting policies have been applied consistently by all entities in the consolidated entity.

(c)  Basis of consolidation

The consolidated financial report is a consolidation of the financial statements of the parent company, Mayne Pharma Limited, and all its controlled entities (subsidiaries) and equity consolidation of all its associated and jointly controlled entities (the ‘consolidated entity’).

Subsidiaries

Subsidiaries are those entities controlled by the Company.  Control is the capacity of the Company to dominate decision making, directly or indirectly, in relation to the financial and operating policies of another entity so as to obtain benefits from its activities.  In assessing control, potential voting rights that presently are exercisable or convertible are taken into account.  The financial statements of the subsidiaries are included in the consolidated financial report from the date that control is obtained until the date that control ceases and are prepared for the same reporting period as the parent company and using consistent accounting policies.

All inter-entity transactions, balances, income and expenses and any unrealised gains and losses arising from inter-entity transactions have been eliminated in full on consolidation.

Associated entities

Associates are entities over which the consolidated entity has the capacity to significantly influence, but not control, the financial and operating policies of the entity.  Investments in associates are accounted for in the consolidated financial statements using the equity method of accounting.

Under the equity method the consolidated entity’s share of its associates post-acquisition profits or losses is recognised in the income statement, and its share of post-acquisition movements in reserves is recognised in reserves.  The cumulative post-acquisition movement in the consolidated entity’s share of net assets of the associate are adjusted against the carrying amount of the investment.  Dividends receivable from associates reduce the carrying amount of the investment in the consolidated financial statements.

When the consolidated entity’s share of the losses exceeds its interest in the associate, the consolidated entity’s carrying amount of the associate investment is reduced to nil and no further losses are recognised unless the consolidated entity has incurred an obligation or made payments on behalf of an associate.

Unrealised gains on transactions between the consolidated entity and its associates are eliminated to the extent of the consolidated entity’s interest in the associates with adjustments made to the ‘Investment in associates’ and ‘share of associates net profit’ accounts.  Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the consolidated entity.

Joint ventures

Joint ventures are those entities over whose activities the consolidated entity has joint control, established by a contractual agreement.

Jointly controlled entities

The interest in a jointly controlled entity, including partnerships, are accounted for in the consolidated financial statements using the equity method.  Under the equity method, the share of the profits or losses of the joint venture is recognised in the income statement, and the share of movements in reserves is recognised in reserves in the balance sheet.

Unrealised gains on transactions between the consolidated entity and its joint ventures are eliminated to the extent of the consolidated entity’s interest in the entity.  Investments in joint venture entities are carried at the lower of the equity accounted amount and recoverable amount.

(d)  Correction of errors

Where a material error is detected subsequent to the issuance of financial statements such errors are corrected retrospectively by restating the amounts for the periods in which the error occurred. If the error occurred before the earliest prior period presented, the opening balance of assets, liabilities and equity for the earliest prior period presented are restated.

Upon finalising its tax returns for each of the years ended June 30, 2004, 2005 and 2006, the company identified adjustments resulting from estimates used to determine its tax provision in previously issued financial statements. In accordance with Accounting Standard AASB 108 “Accounting Policies, Changes in Accounting Estimates and Errors” the amount of the overprovision in each year is deemed to be an error and corrected retrospectively by restating the comparative amount for the prior period presented for which the error occurred.

The impact on the balance sheet and income statement at and for the periods 30 June 2006 and 30 June 2005 is illustrated below:

	30 June 2006	Restatement	Restated 30 June 2006
	$’000	$’000	$’000

Current tax liabilities	7,843	1,321	9,164
Total Liabilities	257,320	1,321	258,641
Net Assets	1,751,022	(1,321)	1,749,701
Total Equity	1,751,022	(1,321)	1,749,701

Opening retained earnings at 1 July 2005	141,469	7,641	149,110
Income tax expense	(24,120)	(8,962)	(33,082)
Profit/(loss) attributable to members of Mayne Pharma Ltd	(31,335)	(8,962)	(40,297)

	30 June 2005	Restatement	Restated 30 June 2005
	$’000	$’000	$’000

Current tax liabilities	17,138	(4,139)	12,999
Deferred tax liabilities	15,868	(3,502)	12,366
Total Liabilities	1,815,670	(7,641)	1,808,029
Net Assets	135,018	7,641	142,659
Total Equity	135,018	7,641	142,659

Opening retained earnings at 1 July 2004	116,081	8,110	124,191
Income tax expense	(10,076)	(469)	(10,545)
Profit/(loss) attributable to members of Mayne Pharma Ltd	25,388	(469)	24,919

Conforming changes have been made to notes 2, 9, 11, 17, 23, 26, 34 and 38.

(e)  Significant accounting estimates, judgements and assumptions

The preparation of a financial report in conformity with Australian Accounting Standards requires management to make certain judgements, assumptions and estimates that affect the application of policies and reported amounts of assets, liabilities, income and expenses.  These estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

A regular review is made of these estimates and underlying assumptions with any movements resulting from a change in the estimates being recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Key sources of estimation uncertainty

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events.  The key estimates and assumptions that have been applied by the consolidated entity are:

Impairment of goodwill and intangibles with indefinite useful lives

At least annually the consolidated entity assesses whether goodwill and intangible assets, with indefinite useful lives, are impaired.  These calculations involve estimating the recoverable amount of the cash-generating units (‘CGU’s) to which the goodwill and intangible assets, with indefinite useful lives, are allocated.  The assumptions used in the estimation of recoverable amount and the carrying amount of goodwill and intangibles with indefinite useful lives are discussed in note 19.

Share-based payment transactions

The consolidated entity measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted.  The fair value is determined by an external valuer using a Monte-Carlo simulation valuation model and a Black-Scholes framework, applying the assumptions discussed in note 22.

Defined benefit fund assumptions

Various actuarial assumptions are utilised in the determination of the consolidated entities defined benefit fund obligations.  These assumptions are discussed in note 22.

Critical accounting judgements in applying the consolidated entity’s accounting policies

Certain critical accounting judgements in applying the consolidated entity’s accounting policies are described below.

Revenue recognition

In accordance with industry practice the consolidated entity offers discounts or allowances to some of its customers or governmental authorities in the form of rebates, charge backs, price adjustments, discounts, promotional allowances or other allowances.  The consolidated entity’s revenue recognition policy requires management to make a number of estimates relating to rebates and other credits, charge backs and price adjustments.  The accruals for these provisions are presented in the financial statements as reductions to the sale of goods and trade receivables.

Rebates, promotional and other credits

Provisions for rebates, promotional and other credits are estimated based on historical payment experience, estimated customer inventory levels, product dating and expiration and change in contract terms.  Provisions for price adjustments, returns and charge backs require management to make substantive judgements.  The consolidated entity has extensive internal historical information which is used as the primary factor in determining reserve requirements and believes that this historical data, in conjunction with periodic review of available third-party data, updated for any applicable changes in available information, provides a reliable basis for the provision estimates.

Charge backs

The provision for charge backs is the most significant and complex estimate used in the recognition of revenue.  In the United States the consolidated entity sells products directly to wholesalers and generic distributors (‘wholesale customers’) and also sells products indirectly to managed care organisations, hospitals and group purchase organisations (‘indirect customers’).  The consolidated entity enters into agreements with its indirect customers to establish pricing on certain products and the indirect customers then, independently, select a wholesaler from which they purchase the products at the agreed-upon prices.  The consolidated entity then provides a credit to the wholesaler for the difference between the agreed-upon price with the indirect customer and the wholesaler’s invoice price, termed a ‘charge back’.

The provision recognised by the consolidated entity for charge backs is estimated using the historical sell-through levels by the wholesale customers to the indirect customers and the estimated wholesaler inventory level.  Management continually monitors the provision for charge backs and makes judgements when it believes that actual charge backs may differ from the estimated reserve.

Price adjustments

Price adjustments, also known as ‘shelf stock adjustments’ are credits issued to reflect decreases in the selling prices of the consolidated entity’s products that customers have remaining in their inventories at the time of the price reduction.  Decreases in selling prices are discretionary decisions made by management to reflect competitive market conditions.  The provision recognised for shelf stock adjustments is based upon specified terms with customers, estimated declines in market prices and estimates of inventory held by customers.

Capitalisation of development costs

Research and development activities are undertaken to maintain the product portfolio and pipeline of the consolidated entity.  The intangible asset accounting policy of the consolidated entity requires that all expenditure incurred on research activities must be expensed while expenditure incurred on development activities must be capitalised.  Capitalisation of development expenditure can only occur if it can be demonstrated that it is probable that the asset will generate future economic benefits.

In applying this policy management are required, for each product development project, to make an assessment of when the project activity transitions from the research phase to the development phase including evaluating whether or not that expenditure is probable of generating future economic benefits for the consolidated entity.

When determining the point from which expenditure incurred in the development phase of a product development project must be capitalised management obtains advice from appropriately qualified and technically skilled employees of the consolidated entity with regard to the likely commercial success of the final product being developed and the technical feasibility of the development.  In conjunction with this advice management reviews whether it is the intention of the consolidated entity to continue with the development at which point a decision is then made as to whether or not the development expenditure should be capitalised.

(f)  Revenue

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the consolidated entity and the revenue can be reliably measured.  The following specific recognition criteria must also be met before revenue is recognised:

Sale of goods

Revenue from the sale of goods is recognised (net of rebates, returns, discounts and other allowances) when the significant risks and rewards of ownership of the goods have been transferred to the customer and the costs incurred, or to be incurred, in respect of the transaction can be measured reliably.  Risks and rewards of ownership are normally passed to the buyer at the time of delivery of the goods to the customer.

Sale of goods

Where rebates are based on sales achieved by distributors, these rebates are estimated and recorded as a deduction from sales revenue when the sale is recognised.  Where goods are shipped to distributors on consignment, the sale is not recognised until the distributor has recorded a sale to a third party.

Government grants

Government grants are recognised when there is reasonable assurance that the grant will be received and all attaching conditions will be complied with.  When the grant relates to an expense item, it is recognised as income over the periods necessary to match the grant on a systematic basis to the costs that it is intended to compensate.  When the grant relates to an asset, the fair value is credited to a deferred income account and is released to the income statement over the expected useful life of the relevant asset by equal annual instalments.

Grants received in relation to research costs that have been expensed are recognised as revenue at their fair value when there is a reasonable assurance that the grant will be received and the consolidated entity will comply with all conditions attached.

(g) Borrowing costs

Borrowing costs incurred for the construction of any qualifying assets are capitalised during the period of time that is required to complete and prepare the asset for its intended use or sale.  Other borrowing costs are expensed as incurred and included in net financing costs.

(h) Leases

Finance leases, which transfer all the risks and benefits incidental to ownership of the leased item to the consolidated entity are capitalised at the inception of the lease at the lower of the present value of the minimum lease payments and the fair value of the leased item.  The corresponding rental obligations, net of finance charges, are included in interest-bearing liabilities classified between current and non-current amounts.  The minimum lease payments are apportioned between the finance charge and a reduction in the outstanding liability.

Capitalised lease assets are depreciated over the shorter of the asset's useful life and the lease term, only if there is no reasonable certainty the lessee will obtain ownership at the end of the lease term.

Leases in which a significant portion of the risk and rewards of ownership are retained by the lessor are classified as operating leases.  Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight line basis over the lease term.  Lease incentives received are recognised in the income statement as an integral part of the total lease expense and spread over the lease term.

The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement and requires an assessment of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset.

(i)  Cash and cash equivalents

Cash and cash equivalents comprises cash balances, deposits held at call, other short-term and highly liquid deposits with an original maturity of three months or less.  Bank overdrafts that are repayable on demand and form an integral part of the consolidated entity's cash management are netted as a component of cash and cash equivalents for the purpose of the balance sheet and statement of cash flows.

(j)  Trade and other receivables

The consolidated entity has elected the exemption available under AASB 1 to apply AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement from 1 July 2005.  The consolidated entity has applied previous Australian GAAP to the comparative period information on financial instruments that fall within the scope of AASB 132 and AASB 139.  Outlined below are the relevant accounting policies applicable for trade and other receivables for the years ending 30 June 2006 and 30 June 2005.

Accounting policies applicable for the year ending 30 June 2006

Trade receivables settlement varies with the nature of the customer and regional acceptable practices.  Trade and other receivables are recognised and carried at amortised costs which reflects amounts due (net of rebates, discounts and other allowances) less impairment losses (see 1(n)).

The collectability of debts is assessed on an ongoing basis, and an allowance for doubtful debts is made where there is objective evidence that the consolidated entity will not be able to collect the debts.  Bad debts are written off when identified.

Accounting policies applicable for the year ending 30 June 2005

Trade receivables were recognised and carried at an amount due less a provision for any uncollectible debts.  The collectability of debts is assessed at balance sheet date, and specific provisions are made for any doubtful accounts.

The quantitative effect of the change in accounting policy is set out in note 39.

(k)  Inventories

Inventories are valued at the lower of cost and net realisable value.  Net realisable value is the estimated selling price in the ordinary course of business, less the estimated completion and selling expenses.

Costs incurred in bringing each product to its present location and condition are accounted for as follows:

•                  Raw materials - purchase cost on a first-in, first-out basis

•                  Finished goods and work-in-progress - standard costing is used for manufactured inventory items.  Standard cost includes direct materials, direct labour and other direct variable costs and allocated production overheads necessary to bring inventories to their present location and position, based on normal operating capacity of the production facilities.  The cost of manufacturing inventories and work in progress are assigned on a first-in-first-out basis.  Costs arising from exceptional wastage are expensed as incurred.

(l)  Derivative financial instruments and hedging

The consolidated entity has elected to apply the exemption available under AASB 1 to apply AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement from 1 July 2005.  The consolidated entity has applied previous Australian GAAP to the comparative period information on financial instruments that fall within the scope of AASB 132 and AASB 139.  Outlined below are the relevant accounting policies for derivative financial instruments and hedging applicable for the years ending 30 June 2006 and 30 June 2005.

Accounting policies applicable for the year ending 30 June 2006

The consolidated entity is exposed to foreign exchange risks arising from operational, financing and investment activities.  To hedge these exposures the consolidated entity uses derivative financial instruments such as forward currency contracts.  In accordance with its treasury policy, the consolidated entity does not enter, hold or issue derivative financial instruments for trading purposes.

Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured to fair value.  The fair value of forward currency contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles.  Derivatives are carried as assets when their fair value is positive and as liabilities when their fair value is negative.  Any gains or losses arising from changes in the fair value of derivatives, except for those that qualify as cash flow hedges, are taken directly to the income statement.

For the purposes of hedge accounting, hedges are classified as:

•                  fair value hedges when they hedge the exposure to changes in the fair value of a recognised asset or liability;

•                  cash flow hedges when they hedge exposure to variability in cash flows that is attributable either to a particular risk associated with a recognised asset or liability or to a forecast transaction; or

•                  hedges of a net investment in a foreign operation.

A hedge of the foreign currency risk of a firm commitment is accounted for as a cash flow hedge.

At the inception of a hedge relationship the consolidated entity formally designates and documents the relationship between the hedging instrument and the hedged items which the consolidated entity wishes to apply hedge accounting to, including the risk management objective and strategy for undertaking the hedge transaction.  The documentation identifies the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the hedging instrument’s effectiveness in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk.  Such hedges are expected to be highly effective in achieving offsetting changes in fair value or cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.

Hedges that meet the strict criteria for hedge accounting are accounted for as follows:

Fair value hedges

Fair value hedges are hedges of the consolidated entity’s exposure to changes in the fair value of a recognised asset or liability, an unrecognised firm commitment, or an identified portion of such an asset, liability or firm commitment, that is attributable to a particular risk and could affect profit or loss.  For fair value hedges, the carrying amount of the hedged item is adjusted for gains and losses attributable to the risk being hedged, the derivative is remeasured at fair value and gains and losses from both are taken to the income statement.

When an unrecognised firm commitment is designated as a hedged item, the subsequent cumulative change in the fair value of the firm commitment attributable to the hedged risk is recognised as an asset or liability with a corresponding gain or loss recognised in the income statement.  The changes in the fair value of the hedging instrument are recognised in the income statement.

The consolidated entity discontinues fair value hedge accounting if the hedging instrument expires or is sold, terminated or exercised, or the hedge no longer meets the criteria for hedge accounting or the consolidated entity revokes the designation.  Any adjustment to the carrying amount of a hedged financial instrument for which the effective interest method is used is amortised to profit or loss.  Amortisation may begin as soon as an adjustment exists and shall begin no later than when the hedged item ceases to be adjusted for changes in its fair value attributable to the risk being hedged.

Cash flow hedges

Cash flow hedges are hedges of the consolidated entity’s exposure to variability in cash flows that is attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction that could affect profit or loss.  The effective portion of the gain or loss on the hedging instrument is recognised directly in equity, while the ineffective portion is recognised in the income statement.

Amounts taken to equity are transferred to the income statement when the hedged transaction affects profit or loss, such as when hedged income or expenses are recognised or when a forecast sale or purchase occurs.  When the hedged item is the cost of a non-financial asset or liability, the amounts taken to equity are transferred to the initial carrying amount of the non-financial asset or liability.

If the forecast transaction is no longer expected to occur, amounts previously recognised in equity are transferred to the income statement.  If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, amounts previously recognised in equity remain in equity until the forecast transaction occurs.  If the related transaction is not expected to occur, the amount is taken to the income statement.

Hedges of a net investment

Hedges of a net investment in a foreign operation, including a hedge of a monetary item that is accounted for as part of the net investment, are accounted for in a similar way to cash flow hedges.  Gains or losses on the hedging instrument relating to the effective portion of the hedge are recognised directly in equity while any gains or losses relating to the ineffective portion are recognised in the income statement.  On disposal of the foreign operation, the cumulative value of any such gains or losses recognised directly in equity is transferred to the income statement.

Accounting policies applicable for the year ending 30 June 2005

Derivative financial instruments that are designated as hedges and are effective as hedges of underlying foreign currency exposures are accounted for on the same basis as the underlying exposure.

Foreign exchange derivatives

The net receivable or payable under foreign exchange swaps and forward contracts is recorded on the statement of financial position from the date of entering into the derivative.  When recognised, the net receivable or payable is revalued using the exchange rate current at reporting date.

Hedges

Having regard to natural currency hedges, where foreign assets are offset against foreign liabilities, management have, where prudent, entered into specific hedge transactions with respect to the value of equity in, and loans to, overseas controlled entities.  In accordance with the requirements of AASB 1012 Foreign Currency Translation, gains or losses resulting from these transactions relating to self-sustaining controlled entities have been transferred to the foreign currency translation reserve.

Where hedge transactions are designated to hedge the purchase or sale of goods or services, exchange differences arising up to the date of the purchase or sale, together with any costs or gains arising at the time of entering into the hedge, are deferred on the balance sheet and included in the measurement of the purchase or sale.

Any exchange differences on the hedge transaction after the date of the purchase or sale are included in the income statement.  The quantitative effect of the change in accounting policy is set out in note 39.

(m)  Investments and other financial assets

The consolidated entity has elected to apply the exemption available under AASB 1 to apply AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement from 1 July 2005.  The consolidated entity has applied previous Australian GAAP to the comparative period information on financial instruments that fall within the scope of AASB 132 and AASB 139.  Outlined below are the relevant accounting policies applicable for investments and other financial assets for the years ending 30 June 2006 and 30 June 2005.

Accounting policies applicable for the year ending 30 June 2006

In accordance with the scope of AASB 139 the consolidated entity classifies financial assets as either financial assets at fair value through profit and loss, loans and receivables, held-to-maturity investments and available-for-sale investments, as appropriate.  The classification of the financial asset depends upon the purpose for which the financial asset was acquired.  When financial assets are initially recognised they are measured at fair value, including where appropriate, directly attributable transaction costs.  The consolidated entity determines the classification of its investments at initial recognition and re-evaluates this designation at each reporting date.

Financial assets at fair value through profit or loss

A financial asset is classified in this category if acquired principally for the purpose of selling in the short term, or if so designated by management.  The policy of management is to designate a financial asset, at fair value through profit or loss,  if there exists the possibility it will be sold in the short term and the asset is subject to frequent changes in fair values.  Derivatives are also categorised as held for trading unless they are designated as effective hedging instruments.

Assets in this category are classified as current assets and are stated at fair value, with any resultant gain or loss recognised in the income statement.  The consolidated entity has not designated any financial asset or liability as measured at fair value through profit or loss in the current and comparative period.

Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturities that the consolidated entity intends, and has the ability, to hold to maturity.  Investments intended to be held for an undefined period are not included in this classification.

Investments that are intended to be held-to-maturity investments are subsequently measured at amortised cost, using the effective interest rate method, less impairment losses.  This cost is computed as the amount initially recognised minus principal repayments, plus or minus the cumulative amortisation using the effective interest method of any difference between the initially recognised amount and the maturity amount.  For investments carried at amortised cost, gains and losses are recognised in the income statement when the investments are derecognised or impaired, as well as through the amortisation process.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.  They are included in current assets, except for those that mature greater than 12 months after balance sheet date which are classified as non-current assets, and are carried at amortised cost, using the effective interest method, less impairment losses.

Gains and losses are recognised in the income statement when the loans and receivables are derecognised or impaired, as well as through the amortisation process.

Available-for-sale financial investments

Available-for-sale financial assets, comprising principally marketable equity securities, are non-derivatives that are either designated in this category or not classified in any of the other categories discussed above.  After initial recognition available-for-sale financial investments are measured at fair value with gains or losses being recognised as a separate component of equity until the investment is derecognised or until the investment is determined to be impaired, at which time the cumulative gain or loss previously reported in equity is recognised in the income statement.

Available-for-sale financial assets are included in non-current assets unless it is intended that the investment will be disposed of within the next 12 months.

The fair value of investments that are actively traded in organised financial markets is determined by reference to quoted market bid prices at the close of business on the balance sheet date.  For investments with no active market, fair value is determined using valuation techniques.  Such valuation techniques include using recent arm’s length transactions, reference to the current market value of another instrument that is substantially the same, discounted cash flow analysis and option pricing models.

Accounting policies applicable for the year ending 30 June 2005

Listed investments that are held as available for sale are carried at market value.  Changes in net market value were recognised as a revenue or expense in determining net profit for the period.  All other non-current investments were carried at the lower of cost and recoverable amount.

Recoverable amount

The carrying amounts of non-current assets valued on a cost basis were reviewed to determine whether they were in excess of their recoverable amount at balance sheet date.  If the carrying value of a non-current asset exceeds its recoverable amount, the asset is written down to the lower amount.  In assessing the recoverable amount the relevant estimated cash flows have been discounted to their present value.  The pre-tax discount rate used, based on weighted average cost of capital, was 14.3%.

The quantitative effect of the change in accounting policy is set out in note 39.

(n)  Derecognition of financial assets and liabilities

The consolidated entity has elected to apply the exemption available under AASB 1 of adopting AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement from 1 July 2005.  The consolidated entity has applied previous Australian GAAP to the comparative period information on financial instruments that fall within AASB 132 and AASB 139.  Outlined below are the relevant accounting policies applicable to the derecognition of financial assets and financial liabilities for the year sending 30 June 2006 and 30 June 2005.

Accounting policies applicable for the year ending 30 June 2006

Financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognised when:

•                  the rights to receive cash flows from the asset have expired;

•                  the consolidated entity retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party;

•                  the consolidated entity has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risk and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Financial liabilities

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires.  When an existing financial liability is replaced by another from the same lender on substantially different terms or the terms of an existing liability are substantially modified, such exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the income statement.

Accounting policies applicable for the year ending 30 June 2005

Financial assets

A financial asset was derecognised when the contractual right to receive or exchange cash no longer existed.

Financial liabilities

A financial liability was derecognised when the contractual obligation to deliver or exchange cash no longer existed.

(o)  Impairment of financial assets

The consolidated entity has elected to apply the exemption available under AASB 1 of adopting AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement from 1 July 2005.  The consolidated entity has applied previous Australian GAAP to the comparative period information on financial instruments that fall within AASB 132 and AASB 139.  Outlined below are the relevant accounting policies applicable for the impairment of financial assets for the year ending 30 June 2006 and 30 June 2005.

Accounting policies applicable for the year ending 30 June 2006

At each balance date the consolidated entity assesses whether a financial asset or a group of financial assets is impaired.

Financial assets carried at amortised cost

If there is objective evidence that an impairment loss on loans and receivables carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate.  The carrying amount of the asset is reduced either directly or through use of an allowance account.  The amount of the loss is recognised in the income statement.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed.  Any subsequent reversal of an impairment loss is recognised in the income statement to the extent that the carrying value of the asset does not exceed its amortised cost at the reversal date.

Financial assets carried at cost

If there is objective evidence that an impairment loss has been incurred on an unquoted equity instrument that is not carried at fair value (because its fair value cannot be reliably measured), or on a derivative asset that is linked to and must be settled by delivery of such an unquoted equity instrument, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the current market rate of return for a similar financial asset.

Available-for-sale investments

If there is objective evidence that an available-for-sale investment is impaired, an amount comprising the difference between its cost (net of any principal repayment and amortisation) and its current fair value, less any impairment loss previously recognised in the income statement, is transferred from equity to the income statement.  Reversal of impairment losses for equity instruments classified as available-for-sale are not recognised in profit but directly in equity.  Reversal of impairment losses for debt instruments occurs through the income statement if the increase in an instrument’s fair value can be objectively related to an event occurring after the impairment loss was recognised in profit.

Accounting policies applicable for the year ending 30 June 2005

For current financial assets refer to note 1(i) and 1(l), and note 1(t) for the impairment accounting policy.  For non-current financial asset, refer to note 1(t) for the impairment accounting policy.

(p)  Foreign currency

Items included in the financial statements of each of the entities included within the consolidated entity are measured using the functional currency of that particular entity which is determined by reference to the currency of the primary economic environment in which the particular entity operates.  The consolidated financial statements are presented in Australian dollars, which is Mayne Pharma Limited’s functional and presentation currency.

Foreign currency transactions

Foreign currency transactions are translated to Australian currency at average rates approximating the rates of exchange applicable at the transaction dates, and any gains and losses on translation are brought to account in determining income for the period.

At balance sheet date monetary assets and liabilities denominated in foreign currencies are translated at the rates of exchange ruling on that date.  Exchange differences arising on translation are brought to account as exchange gains or losses in the income statement in the period in which the exchange rates change, except when deferred in equity as qualifying cash flow hedges.

Non-monetary assets and liabilities measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.  Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated at exchange rates ruling at the date the fair value was determined.

Financial statements of foreign operations

The results and financial position of foreign operations of controlled entities have generally been translated to Australian dollars as follows:

•                  assets and liabilities for each balance sheet presented are translated at the closing rate ruling at that balance sheet date; and

•                  income and expenses for each income statement are translated at average exchange rates that approximate the foreign exchange rate ruling at the date of the transaction.

On consolidation all resulting foreign exchange differences arising on retranslation and related hedges are recognised directly as a separate component of equity.  The exchange differences are released into the income statement upon disposal of the foreign operation as part of the gain or loss on sale.

(q)  Property, plant and equipment

Items of plant and equipment are stated at cost  less accumulated depreciation and impairment losses.  Cost includes expenditure incurred in replacing parts of an item of plant and equipment when it is probable that the future economic benefits embodied within the item will flow to the consolidated entity and the cost of the item can be measured reliably.  All other costs are recognised in the income statement as an expense as incurred.

Land and buildings are measured at cost less accumulated depreciation on buildings and less any impairment losses recognised.

Depreciation is calculated over the estimated useful life of the assets as follows:

Buildings - straight line over an average useful life of 40 years

Leasehold improvements - equal annual charges over the shorter of estimated useful life and the unexpired lease periods, which range from 1 to 15 years

Plant and equipment - straight line at various rates appropriate to the estimated useful lives of the assets, which range from 3 to 20 years.

The assets’ residual values, useful lives and amortisation methods are reviewed, and adjusted if appropriate, at each financial year end.  All of the above rates are consistent with those used in the comparative financial period.

Impairment

The carrying values of property, plant and equipment are reviewed for impairment at each reporting date, with recoverable amount being estimated when events or changes in circumstances indicate that the carrying value may be impaired.

The recoverable amount of plant and equipment is the higher of fair value less costs to sell and value in use.  In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessment of the time value of money and the risks specific to the asset.

For an asset that does not generate largely independent cash inflows, recoverable amount is determined for the cash-generating unit to which the asset belongs, unless the asset’s value in use can be estimated to be close to its fair value.  An impairment exists when the carrying value of an asset or cash-generating unit exceeds its estimated recoverable amount.  The asset or cash-generating unit is then written down to its recoverable amount.

Derecognition and disposal

An item of property, plant and equipment is derecognised upon disposal or when no further future economic benefits are expected from its use or disposal.  Any gain or loss arising on derecognition of the assets (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the year the asset is derecognised.

(r)  Goodwill

Goodwill acquired in a business combination is initially measured at cost being the excess of the cost of the business combination over the consolidated entity’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities.  Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.  Negative goodwill arising on a business combination is recognised directly in the income statement.

Goodwill is reviewed annually for impairment, or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the consolidated entity’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination.

Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units), to which the goodwill relates. When the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognised in the income statement.

Impairment losses recognised for goodwill are not subsequently reversed.

(s)  Intangible assets

Intangible assets acquired separately or in a business combination are initially measured at cost.  The cost of an intangible asset acquired in a business combination is its fair value as at the date of acquisition.  Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses.  Internally generated intangible assets, excluding capitalised development costs, are not capitalised and expenditure is charged to the income statement in the year in which the expenditure is incurred.

Research and development costs

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognised as an expense in the income statement as incurred.

An intangible asset arising from development expenditure on an internal project is recognised only when the consolidated entity can demonstrate the technical feasibility of completing the intangible asset, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the development and the ability to measure reliably the expenditure attributable to the intangible asset during its development.  Following the initial recognition of the development expenditure, the cost model is applied requiring the asset to be carried at cost less accumulated amortisation and accumulated impairment losses.  Any expenditure capitalised is amortised over the period over which economic benefits are expected to arise from the related project.

The carrying value of an intangible asset arising from development expenditure is tested for impairment annually when the asset is not yet available for use, or more frequently when an indication of impairment arises during the period.

Intangible asset measurement

The useful lives of intangible assets are assessed to be either finite of indefinite.  Intangible assets with finite lives are amortised on a basis that reflects the pattern over which economic benefits arising from the assets are expected to be consumed by the consolidated entity over the estimated useful life of the asset.  Intangible assets with finite lives are assessed for impairment whenever there is an indication that the intangible asset may be impaired.  Amortisation of an intangible asset commences once that asset is available for use with the amortisation period and the amortisation method being reviewed at least at each financial year end.  Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortisation period or method.

Intangible assets with indefinite useful lives are tested for impairment annually either individually or at the cash-generating unit level.  Such intangibles are not amortised.  The useful life of an intangible asset with an indefinite life is reviewed each reporting period to determine whether indefinite life assessment continues to be supportable, if not, the change in the useful life assessment from indefinite is accounted for as a change in an accounting estimate and is thus accounted for an a prospective basis.

A summary of the policies applied to the consolidated entity’s intangible assets is as follows:

Operating rights and licences

Useful lives - 3 to 20 years

Amortisation method used - amortised over the period of expected future sales from the related operating right or licence using either the double diminishing or straight line basis

Impairment testing - annually for assets not yet available for use and more frequently when indications of impairment exists

Product development

Useful lives - 3 to 10 years

Amortisation method used - amortised over the period of expected future sales from the related product development using either the double diminishing or straight line basis

Impairment testing - annually for assets not yet available for use and more frequently when indications of impairment exists

Computer software

Useful lives - 3 years

Amortisation method used - amortised on straight line basis

Impairment testing - when impairment indicators exist, amortisation method is reviewed at each financial year end

All the above amortisation rates are consistent with those used in the prior financial year.

(t)  Impairment of assets

The consolidated entity assesses at each reporting date whether there is an indication that an asset may be impaired.  If any such indication exists the consolidated entity makes an estimate of the asset’s recoverable amount.  For goodwill, assets that have an indefinite useful life and intangible assets that are not yet available for use, the recoverable amount is estimated on an annual basis.

An asset’s recoverable amount is the higher of its fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets and the asset’s value in use cannot be estimated to be close to its fair value.  In such cases the asset is tested for impairment as part of the cash-generating unit to which it belongs.  When the carrying amount of an asset or a cash-generating unit exceeds its recoverable amount, the asset or cash-generating unit is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and risks specific to the asset.  Impairment losses relating to continuing operations are recognised in those expense categories consistent with the function of the impaired asset.

An assessment is also made at each reporting date as to whether there is an indication that previously recognised impairment losses may no longer exist or may have decreased.  If such indication exists, the recoverable amount is estimated.  A previously recognised impairment loss is only reversed if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised.  If that is the case the carrying amount of the asset is increased to its recoverable amount.  That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years.  The reversal of an impairment loss is recognised in the income statement unless the asset is carried at revalued amount, in which case the reversal is treated as a revaluation increase and is recognised in equity.

An impairment loss in respect of goodwill is not reversed.

(u)  Non-current assets held for resale and discontinued operations

An asset (and all assets and liabilities in a disposal group) are classified as held for sale where its carrying amount will be recovered principally through a sale transaction rather than through continued use.  Immediately before classification as held for sale, the measurement of the assets (and all assets and liabilities in a disposal group) is brought up-to-date in accordance with applicable accounting standards.  Then, on initial classification as held for sale all non-current assets and disposal groups are recognised at the lower of their carrying amount and fair value less costs to sell.

Impairment losses on initial classification as held for sale and subsequent remeasurements are included in profit or loss, even where there is a revaluation.  the same applies to gains and losses on subsequent remeasurement.

A discontinued operation is a component of the consolidated entity’s business that either has been disposed of or is classified as held for sale which represents a separate major line of business or geographical area of operations and is part of a single co-ordinated plan of disposal.  A discontinued operation also includes a subsidiary acquired exclusively with a view to resale.  Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier.

(v)  Trade and other payables

The consolidated entity has elected to apply the exemption available under AASB 1 to apply AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement from 1 July 2005.  The consolidated entity has applied previous Australian AGAAP to the comparative period information on financial instruments that fall within the scope of AASB 132 and AASB 139.  Outlined below are the relevant accounting policies for trade and other payables applicable for the year ending 30 June 2006 and 30 June 2005.

Accounting policies applicable for the year ending 30 June 2006

Trade and other payables are carried at amortised cost and represent liabilities for goods and services provided to the consolidated entity.  Trade payables are non-interest bearing and are normally settled on 30-day terms.

Accounting policies applicable for the year ending 30 June 2005

Trade and other payables are generally settled within 30 days and are carried at cost.

(w)  Interest-bearing liabilities

The consolidated entity has elected to apply the exemption available under AASB 1 to apply AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement from 1 July 2005.  The consolidated entity has applied previous Australian GAAP to the comparative period information on financial instruments that fall within the scope of AASB 132 and AASB 139.  Outlined below are the relevant accounting policies for interest bearing liabilities applicable for the year ending 30 June 2006 and 30 June 2005.

Accounting policies applicable for the year ending 30 June 2006

All interest-bearing liabilities are recognised initially at fair value less directly attributable transaction costs.  Subsequent to initial recognition, interest-bearing borrowings are measured at amortised cost with any difference between cost and redemption being recognised in the income statement over the period of the borrowings on an effective interest basis.

Gains and losses are recognised in profit or loss when the liabilities are derecognised.

Accounting policies applicable for the year ending 30 June 2005

Bank loans are recognised at their principal amount, subject to set-off arrangements.  All interest-bearing liabilities were measured at the principal amount.  Interest expense is accrued at the contracted rate and included in note 20 Trade and Other Payables.

The quantitative effect of the change in accounting policy is set out in note 39.

(x)  Provisions

A provision is recognised when the consolidated entity has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Provisions are discounted using a current pre-tax rate that reflects the risks specific to the liabilities.  When discounting is used, the increase in the provision due to the passage of time, is recognised as a finance cost.

(y)  Employee benefits

Wages, salaries, annual leave and sick leave

Liabilities for wages and salaries, including non-monetary benefits, annual leave and accumulating sick leave are expected to be settled within 12 months of the reporting date.  Liabilities for wages and salaries are recognised in other payables in respect of employees’ services up to the reporting date while liabilities for annual leave and accumulating sick leave are recognised in the provision for employee benefits.  The provisions have been calculated at undiscounted amounts based on wage and salary rates that the consolidated entity expects to pay as at reporting date and include related on-costs.

Long service leave

The liability for employee entitlements to long service leave is recognised in the provision for employee benefits and measured as the present value of the estimated future cash outflows to be made in respect of services provided by the employees up to the reporting date using the projected unit credit method.  In determining the liability consideration is given to future increases in wage and salary rates including related on-costs and the consolidated entity’s experience with staff departures and period of service.  The expected future payments are discounted using the rates attached to national government bonds which have maturity terms that match, as closely as possible, the estimated future cash outflows.

Pension and other post-employment benefits

The consolidated entity contributes to several superannuation funds.  Two of the funds to which the consolidated entity contributes are defined benefit plans.  Details of these plans are set out in note 22.  Employees are members of company sponsored defined contribution plans or of industry or government plans depending on regional requirements.

Defined contribution plans

Obligations to defined contribution plans are recognised as an expense in the income statement as they fall due.

Defined benefit plans

The consolidated entity’s net obligation in respect of defined benefit plans is calculated separately for each fund by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods.  The liability or asset identified in respect of defined benefit plans is recognised in the balance sheet, and is measured as the present value of the defined benefit obligation at the reporting date, plus unrecognised actuarial gains or losses, less the fair value of any plan assets at that date and any unrecognised past service cost.  The calculation is performed by a qualified actuary using the projected unit credit method in accordance with AASB 119 Employee Benefits.

The operating and financing costs of the defined benefit plans are recognised in the income statement in the period in which they arise.  Past service costs are recognised as an expense in the income statement on a systematic basis over the period in which the benefits are expected to vest, being the lives of employees, unless they vest immediately in which case they are recognised in the period the arise.  Actuarial gains and losses are recognised immediately in equity through the statement of recognised income and expense.

Where the calculation results in a benefit to the consolidated entity, the recognised asset is limited to the present value of any future refunds from the plan or reduction in future contributions to the plan.

(z)  Share-based payment transactions

The Company provides benefits to employees (including senior executives) of the consolidated entity in the form of share-based payments, whereby employees render services in exchange for shares or rights over shares (equity-settled transactions).

There are currently three plans in place to provide these benefits:

•                  the Executive Share Option Plan (‘ESOP’), which provides benefits to senior executives;

•                  the Senior Executive Short Term Incentive Plan (‘SESTIP’), which provide benefits to senior executives; and

•                  the Employee Share Plan (‘ESP’), which provides benefits to employees, excluding senior executives and directors.

Refer to note 22 for further details of these plans.

The cost of equity-settled transactions with employees is measured by reference to the fair value of the equity instruments at the date of grant.  The fair value is determined by an external valuer using an appropriate valuation model taking into consideration the terms and condition upon which the options were granted, further details of which are given in note 22.

The cost of equity-settled transactions is recognised as an employee expense, together with a corresponding increase in equity, over the period in which the performance and/or service conditions of the share-based payment are fulfilled, ending on the date on which the relevant employees become unconditionally entitled to the award (the vesting period).

The cumulative expense recognised for equity-settled transactions at each reporting date, until vesting date, reflects (i) the extent to which the vesting period has expired; and (ii) the consolidated entity’s best estimate of the number of equity instruments that will ultimately vest.  No adjustment is made for failure to achieve market performance conditions in valuing equity-settled transactions.  The income statement charge or credit for a period represents the movement in cumulative expense recognised at the beginning and end of that period.

No expense is recognised for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition.

Where an equity-settled award is terminated, it is treated as if it had vested on the date of termination, and any expense not yet recognised for the award is recognised immediately.  However, if a new award is substituted for the terminated award and designated as a replacement award on the date that it is granted, the terminated and new award are treated as if they were a modification of the original award.

The dilutive effect, if any, of outstanding options is reflected as additional share dilution in the computation of earnings per share (see note 11).

(aa)  Income tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities.  The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the balance sheet date.

Deferred tax is provided on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.  Deferred tax liabilities and assets are recognised for taxable temporary differences except for:

•                  the initial recognition of goodwill,

•                  the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, and

•                  differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future.

Deferred tax assets are recognised for unused tax assets, including unused tax losses,  to the extent that it is probable that future taxable profit will be available against which the unused tax assets can be utilised.  The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on the tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Income taxes relating to items recognised directly in equity are recognised in equity and not in the income statement.

Deferred tax assets and liabilities are only offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to the same taxable entity and the same taxation authority.

Tax consolidation

The Company and its wholly-owned Australian resident entities have formed a tax-consolidated group with effect from 1 December 2005 under Australian taxation law and are therefore taxed as a single entity from that date.  Mayne Pharma Limited is the head entity in the tax-consolidated group.  The members of the tax-consolidated group are identified in note 32.

Current tax expense/income, deferred tax liabilities and deferred tax assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group using the ‘separate taxpayer within group’ approach by reference to the carrying amounts of assets and liabilities in the separate financial statements of each entity and the tax values applying under tax consolidation.

Current tax liabilities and assets, deferred tax liabilities and deferred tax assets arising from unused tax losses and tax credits of the Australian subsidiaries is assumed by the Company (as the head entity in the tax-consolidated group) and are recognised as amounts payable and receivable, to or from, other entities in the tax-consolidated group in conjunction with any tax funding arrangement amounts (refer below).  Any difference between these amounts is recognised by the Company as an equity contribution or distribution.

The Company recognises deferred tax assets arising from unused tax losses of the tax-consolidated group to the extent that it is probable that future taxable profits of the tax-consolidated group will be available against which the asset can be utilised.

Any subsequent period adjustments to deferred tax assets arising from unused tax losses as a result of revised assessments of the probability of recoverability is recognised by the head entity only.

Nature of tax funding arrangements and tax sharing agreements

The head entity, in conjunction with other members of the tax-consolidated group, has entered into a tax funding arrangement which sets out the funding obligations of members of the tax-consolidated group in respect of tax amounts.  Under the terms of the tax funding arrangement each of the entities in the tax-consolidated group has agreed to pay a tax equivalent payment to or from the head entity, based on the current tax liability or current tax asset of the entity.  Such amounts are reflected in amounts receivable from or payable to other entities in the tax-consolidated group.  These inter-entity receivables or payables are at call.

Contributions to fund the current liabilities are payable as per the tax funding arrangement and reflect the timing of the head entity’s obligation to make payments for tax liabilities to the relevant tax authorities.  The tax sharing agreement entered into between members of the tax-consolidated group provides for the determination of the allocation of income tax liabilities between the entities should the head entity default on its tax payment obligations.  No amounts have been recognised in the financial statements in respect of this agreement as payment of any amounts under the tax sharing agreement is considered remote.

(ab)  Other taxes

Revenues, expenses and assets are recognised net of the amount of goods and services tax (‘GST’), except:

•                  where the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the GST is recognised as part of the cost of the asset acquisition or as part of the expense item as applicable; and

•                  receivables and payables, which are stated with the amount of GST included.

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the balance sheet.

Cash flows are included in the Cash Flow Statement on a gross basis and the GST component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority is classified as operating cash flows.

(ac)  Contributed equity

Ordinary shares are classified as equity. Costs associated with an equity transaction, that are directly attributable to the issue of new shares or options, are shown as a deduction from equity, net of any related income tax benefits.

2.  Segmental Reporting

A business segment is a group of assets and operations engaged in providing products or services that are subject to risk and rewards that are different to those of other business segments.  A geographical segment is engaged in providing products or services within a particular economic environment and is subject to risks and returns that are different from those segments operating in other economic environments.

The consolidated entity’s operations are predominantly made up of the worldwide development, manufacture and distribution of injectable pharmaceuticals.  Business operations recently acquired have increased the consolidated entity’s operations in the area of contract manufacturing.  Manufacturing plants are located in Australia, the USA, Puerto Rico and Germany with products distributed to more than 65 countries in three principal geographical locations, being Asia Pacific, the Americas and Europe, Middle East and Africa.

Segment information is presented in the financial statements in respect of the consolidated entity’s geographical segments which reflects the management and the internal reporting structure of the consolidated entity during the financial period.

Transfer prices between geographical segments are set at an arms’ length basis in a manner similar to transactions with third parties.  Segment revenue, segment expenses and segment results include transfers between the geographical segments.  Inter-segment revenue and inter-segment results represent the internal trading within the consolidated group.  These are eliminated on consolidation.

Segment results include items that are directly attributable to a segment as well as those that can be allocated on a reasonable basis.  Unallocated items comprise expenditure which is not recovered from the operating segments, cash deposits, investments borrowings and tax balances not attributable to the operating segments.  Segment capital expenditure is the total cost incurred during the period to acquire segment assets that are expected to be used for more than one period.

In presenting information on the basis of geographical segments, segment revenue is based on the geographical location of customers.  Segment assets are based on the geographical location of the assets.

 Additional segmental information has been provided in this report in relation to the injectable pharmaceutical and vials and contract manufacturing businesses of the consolidated entity.

Geographical Segments (restated)

for the year ended 30 June 2006

					Europe, Middle East &						Less Latin America		Consolidated
	Asia Pacific*		Americas*		Africa*		Eliminations		Consolidated		(discontinued)		(continuing operations)
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Revenue

Revenue from external customers:
Sale of goods	194,442	159,900	203,468	162,348	391,039	328,874	—	—	788,949	651,122	—	6,387	788,949	644,735
Government grants	1,121	1,200	—	—	—	—	—	—	1,121	1,200	—	—	1,121	1,200
Other income	3,738	(179)	1,527	546	1,216	5,158	—	—	6,481	5,525	—	—	6,481	5,525
	199,301	160,921	204,995	162,894	392,255	334,032	—	—	796,551	657,847	—	6,387	796,551	651,460

Inter-segment revenue	208,379	150,250	64,830	47,238	—	—	(273,209)	(197,488)	—	—	—	—	—	—

Total segment revenue	407,680	311,171	269,825	210,132	392,255	334,032	(273,209)	(197,488)	796,551	657,847	—	6,387	796,551	651,460

Result

Segment result before significant items	67,677	24,068	11,781	667	66,490	49,311	—	—	145,948	74,046	—	(3,324)	145,948	77,370
Significant items	—	(1,990)	(87,193)	(953)	(9,209)	—	—	—	(96,402)	(2,943)	—	—	—	—
Segment result	67,677	22,078	(75,412)	(286)	57,281	49,311	—	—	49,546	71,103	—	(3,324)	49,546	74,427

Inter-segment result	56,555	37,718	(6,600)	(8,990)	(46,395)	(24,256)	(3,560)	(4,472)	—	—	—	—	—	—

Total segment result	124,232	59,796	(82,012)	(9,276)	10,886	25,055	(3,560)	(4,472)	49,546	71,103	—	(3,324)	49,546	74,427

Unallocated expenses									(26,277)	—	—	—	(26,277)	—
Unallocated significant items									(27,165)	(10,000)	—	—	(27,165)	(10,000)

Results from operating activities									(3,896)	61,103	—	(3,324)	(3,896)	64,427

Net finance costs									(3,389)	(16,834)	—	(1,482)	(3,389)	(15,352)

hare of profit of associates and joint ventures	70	320	—	—	—	—	—	—	70	320	—	—	70	320
Profit/(loss) before tax									(7,215)	44,589	—	(4,806)	(7,215)	49,395
Income tax expense									(33,082)	(10,545)	—		(33,082)	(10,545)

Loss on sale of discontinued operation									—	(9,640)	—	(9,640)	—	—
Income tax expense									—	515	—	515	—	—
Loss on sale of discontinued operation, net of tax									—	(9,125)	—	(9,125)	—	—

Profit/(loss) for the period									(40,297)	24,919	—	(13,931)	(40,297)	38,850

*All segments are continuing except for Latin American operations which are disclosed as part of the Americas segment.

Geographical segments (restated)

for the year ended 30 June 2006

					Europe,
					Middle East &						Latin America		Consolidated
	Asia Pacific*		Americas*		Africa*		Unallocated		Consolidated		(discontinued)		(continuing operations)
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Assets and liabilities

Segment assets	1,002,865	975,959	373,920	411,141	536,615	525,123	90,301	37,161	2,003,701	1,949,384	—	3,016	2,003,701	1,946,368
Investment in associates	4,641	1,304	—	—	—	—	—	—	4,641	1,304	—	—	4,641	1,304
Total Assets	1,007,506	977,263	373,920	411,141	536,615	525,123	90,301	37,161	2,008,342	1,950,688	—	3,016	2,008,342	1,947,672

Segment liabilities	78,801	1,084,125	28,472	396,323	79,372	275,960	71,996	51,621	258,641	1,808,029	—	559	258,641	1,807,470
Total Liabilities	78,801	1,084,125	28,472	396,323	79,372	275,960	71,996	51,621	258,641	1,808,029	—	559	258,641	1,807,470

Other segment information

Capital expenditure
— property, plant and equipment	14,065	51,479	36,570	24,742	8,511	4,774	4,991	—	64,137	80,995	—	—	64,137	80,995
— intangible assets	27,169	6,630	6,066	9,862	10,127	123,089	5,766	—	49,128	139,581	—	—	49,128	139,581

Depreciation	9,560	7,288	4,938	4,514	5,052	4,621	100	—	19,650	16,423	—	101	19,650	16,322

Amortisation	3,557	2,363	15,579	14,574	10,810	8,403	—	—	29,946	25,340	—	—	29,946	25,340

Impairment losses	931	—	87,389	952	9,493	—	9,658	—	107,471	952	—	—	107,471	952

Restructuring provisions	3,935	—	—	—	—	—	17,507	—	21,442	—	—	—	21,442	—

Other significant items	—	1,990	—	—	—	—	—	10,000	—	11,990	—	—	—	11,990

*All segments are continuing except for Latin American operations which are disclosed as part of the Americas segment.

	Injectables & Vials		Contract Manufacturing		Unallocated		Consolidated
Business segments	2006	2005	2006	2005	2006	2005	2006	2005
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Revenue from external customers	706,063	610,490	90,488	47,357	—	—	796,551	657,847

Segment assets	1,716,064	1,786,496	201,977	127,031	90,301	37,161	2,008,342	1,950,688

Capital expenditure
— property, plant and equipment	57,007	78,207	2,139	2,788	4,991	—	64,137	80,995
— intangible assets	43,362	139,581	—	—	5,766	—	49,128	139,581

Depreciation	16,577	13,330	2,973	3,093	100	—	19,650	16,423

Amortisation	27,889	25,042	2,057	298	—	—	29,946	25,340

Impairment losses	97,813	952	—	—	9,658	—	107,471	952

Restructuring provisions	3,935	—	—	—	17,507	—	21,442	—

Other significant items	—	11,990	—	—	—	—	—	11,990

3.     Mayne Group Limited Demerger of Mayne Pharma Limited

On 16 November 2005, the shareholders of Mayne Group Limited voted in favour of the proposed demerger and the separate Australian listing of its international injectable generic and specialty pharmaceutical business from its domestic healthcare business.  Following approval of the demerger by shareholders, on the 18 November 2005, the Supreme Court of Victoria officially endorsed the demerger Scheme of Arrangement thereby effecting the separation of the two businesses from that date.

On approval of the demerger two new companies, both listed on the Australian Stock Exchange (‘ASX’), were formed, being:

•  Mayne Pharma Limited (formerly Mayne Pharma Pty Limited), an international pharmaceutical company focused on research and development, manufacture, marketing and distribution of injectable generic and specialty pharmaceuticals; and

•  Symbion Health Limited (formerly Mayne Group Limited), a large Australian healthcare—focused company with leading market positions in pathology, diagnostic imaging, pharmacy and health—related consumer products.

Both companies commenced trading on the ASX on 21 November 2005.

To implement the approved demerger a number of transactions occurred, the most significant of these transactions included an internal restructure of businesses and assets within Mayne Group prior to the separation, capital reduction and share issue that occurred in the appropriate entities to effect legal separation of the businesses.

Internal Restructuring

On approval of the demerger, but prior to the actual separation of the pharmaceutical business, the ownership of a number of operational entities of Mayne Group Limited (‘Mayne Group’) was transferred within the Group to create the appropriate ownership structure for the swift demerger of the pharmaceutical business from Mayne Group.  As a result of this internal restructure Mayne Pharma Limited (‘Mayne Pharma) acquired FH Faulding & Co Limited from Mayne Group for consideration of $73.3 million.  This consideration was not paid in cash but was added to the outstanding loan amounts owed by Mayne Pharma to Mayne Group.

See note 33 for further details of the FH Faulding & Co Limited acquisition.

Capital/Debt Restructure

On approval of the demerger the capital structures of both Mayne Group Limited and Mayne Pharma changed significantly.

In accordance with the demerger Scheme of Arrangement, Mayne Group Limited reduced its capital and Mayne Pharma issued 640,655,316 new shares.  Instead of the Mayne Group shareholders receiving their Capital Reduction entitlements in cash the amounts were automatically applied, on behalf of the shareholders, as payment for the Mayne Pharma shares that had been issued.  As a consequence of the transaction each shareholder received one Mayne Pharma Limited Share for every Mayne Group Share held.

The impact of the above transaction on Mayne Pharma was that as a result of the Mayne Group Limited capital reduction and share purchase, made by Mayne Group Limited on the behalf of its shareholders, the outstanding loan amounts owed to Mayne Group Limited were extinguished by Mayne Pharma through the share issue.

At the date of the demerger, 18 November 2005, the net value of outstanding amounts owed by Mayne Pharma to Mayne Group of $1,608.8 million were capitalised by Mayne Pharma under the Scheme of Arrangement.

Refer to note 25 for further details on the contributed equity of Mayne Pharma and the rights attaching to those shares issued.

Cash position

Under the demerger Scheme of Arrangement, Mayne Pharma was to leave the Mayne Group Limited with cash representing the business net cash flows (including capital expenditure) for the period from 1 July 2005 to the date of the demerger, being 18 November 2005.  In settlement of this agreement under the demerger Scheme of Arrangement, Mayne Pharma received cash totalling $37.8 million from Mayne Group.

	CONSOLIDATED
	2006	2005
	$’000	$’000
4. Other Income

Other trading revenue	3,060	5,134
Government grants	1,121	1,200
Other Income	3,421	391
Service charges to controlled entities	—	—
	7,602	6,725

	CONSOLIDATED
	2006	2005
	$’000	$’000
5. Results from operating activities

Results from operating activities includes the following specific expenditure:

Operating lease charges
- property	(7,322)	(6,415)
- plant and equipment	(435)	(130)
Net foreign exchange gain/(loss) unrealised	1,961	(872)
Net foreign exchange gain/(loss) realised	638	1,143
Impairment on trade and other receivables	(296)	(88)
Depreciation	(19,650)	(16,423)
Amortisation	(29,946)	(25,340)

The following significant items are included in ‘other expenses’ in the income statement:

Legal and other costs associated with UK litigation relating to Epirubicin	—	(10,000)
Impairment of property, plant and equipment	(59,240)	—
Impairment of development costs	(43,289)	(952)
Impairment of investments	(3,530)	—
Related party debt forgiveness	—	(1,990)
Costs associated with the demerger of Mayne Pharma Limited	(11,858)
Costs associated with the examination of a possible listing on the London Stock exchange	(5,650)	—
Total significant items	(123,567)	(12,942)

Recoverability of property, plant and equipment

In late 2003 it was determined that the manufacturing facility in Aguadilla, Puerto Rico would be upgraded to increase capacity and support expected sales growth in a range of lower value, injectable pharmaceuticals for the US hospital market.

The project has experienced a number of delays which the new global manufacturing team has overcome with the construction phase of the facility now complete.  However, as a result of the redefined strategic focus and the identification of other manufacturers to supply some of our oncology-related pharmaceuticals at competitive prices, Mayne Pharma is re-evaluating its options for the Aguadilla facility.

The alternatives being considered include continued operation, divestment, and closure of the facility.  At 30 June 2006 a decision had not been reached and an impairment loss of $59.2 million has been recognised after taking into consideration future cash flows from the facility under the three alternatives.

Recoverability of development costs

An impairment loss of $19.5 million was recognised during the period relating to capitalised product development costs for the anaesthetic product propofol.  Mayne Pharma was unsuccessful in defending a non-infringement claim by the innovator, AstraZeneca and has subsequently lodged an appeal.  Mayne Pharma remains confident of succeeding but the product launch has been delayed.  In the meantime market dynamics have changed with additional competition leading to significant price erosion.

A number of product and business development projects had been commenced by previous management and no longer fit with the new strategic direction of the Group.  All these projects have ceased and an impairment loss of $14.6 million has been recognised in the income statement.

Other significant items include an impairment of $9.2 million of previously capitalised development costs of the bio-similar drug erythropoietin (EPO).  In February 2005 Mayne Pharma signed an agreement with Pliva d.d to develop and bring to the market bio-similar EPO and granulocyte colony stimulating factor (G-CSF).  Substantial progress had been made with EPO, however in late 2005 the regulatory approval requirements for bio-similar EPO to be brought to market changed markedly in the European Union.  After a further review of this change it was determined it would have required considerably more resources to be channelled into its development thereby rendering it no longer commercially viable, and taking the project beyond the scope of the original agreement.  As a consequence, Mayne Pharma and Pliva have agreed to cease joint collaboration on EPO and refocus efforts on bringing G - CSF to the market.

Recoverability of investments

The consolidated entity holds an equity investment in a listed company which is classified as available-for-sale.  In accordance with AASB 139 Financial Instruments: Recognition and Measurement, the carrying value of the investment is adjusted to reflect the fair value of the shares at each reporting date with the revaluation recognised directly in equity.  In the past 24 months the share price of the investment has steadily declined and as a result the carrying value of the investment has reduced by $3.5 million since the date the investment was acquired, $0.4 million of this reduction in value has occurred in the current period.

Following further analysis of the share price decline in the investment and the expiration of time, management are of the view that the decline experienced to date is now of a permanent nature and accordingly an impairment loss of $3.5 million has been recognised in the income statement during the period to recognise this diminution in value.

Demerger of Mayne Pharma Limited

During the period an expense of $11.9 million has been recognised in relation to restructuring and rebranding of the consolidated entity’s operations on the demerger of Mayne Pharma Limited (see note 3).

Examination of possible listing in the United Kingdom

As previously announced the possibility of listing on the London Stock Exchange in addition to our current listing on the Australian Stock Exchange is being examined and associated costs have been incurred.  The board see significant potential benefits in such a listing.  No decision has yet been made.  As at 30 June 2006 $5.7 million  has been incurred with the majority of the expense relating to consulting fees of professional advisors.

	CONSOLIDATED
	2006	2005
	$’000	$’000
6. Personnel expenses

The costs incurred during the year in respect of employees were:
Wages and salaries	172,807	131,835
Pension costs	9,438	7,687
Social security costs	8,007	5,633
Workers compensation costs	2,080	396
Share based payment expense	988	—
Other associated personnel expenses	9,761	5,502
	203,081	151,053
Refer to note 22 for details of employee benefits.

7. Auditors’ remuneration

Audit services (1)
Auditors of the Company
KPMG:
Audit and review of financial reports	2,443	837
Audit related fees	1,699	—
Other regulatory audit services	8	—
	4,150	837

Other services
Auditors of the Company
KPMG:
Other assurance services	—	3
Taxation services	1,726	601
	1,726	604

(1) Prior to the date of the demerger, audit fees for audit services were included in the audit fee for the ultimate parent company, Mayne Group Limited, and were not separately allocated to Mayne Pharma Limited.

8. Net financing costs

Interest income
- controlled entities	—	—
- related parties	—	1,106
- other persons	1,239	933
Financial income	1,239	2,039

Interest expense
- controlled entities	—	—
- related parties	(2,945)	(13,986)
- other persons	(1,676)	(3,405)
Finance charges payable under finance leases	(7)	—
Financial expenses	(4,628)	(17,391)
Net financing costs	(3,389)	(15,352)

	CONSOLIDATED
	2006	2005
	$’000	$’000
9. Income tax expense (restated)

Recognised in the income statement

Current tax expense
Current year	20,883	22,086
	20,883	22,086

Deferred tax expense
Origination and reversal of temporary differences	11,732	(13,001)
Benefit of tax losses recognised	467	945
	12,199	(12,056)
Total income tax expense recognised in income statement	33,082	10,030

Attributable to:
Continuing operations	33,082	10,545
Discontinuing operations	—	(515)
	33,082	10,030

Reconciliation between tax expense and pre-tax net profit
The prima facie tax on profit differs from the income tax provided in the financial statements and is reconciled as follows:

Profit before tax - continuing operations	(7,215)	49,395
Profit before tax - discontinuing operations	—	(14,446)
Profit before tax	(7,215)	34,949

Prima facie tax on profit calculated at 30% (June 2005 — 30%)	(2,165)	10,485

From which is deducted the tax effect of:
Utilisation of prior year tax losses	(226)	(829)
Research and development	(1,851)	(248)
Non-assessable income	(42)	(906)
Other variations	—	(1,765)
	(4,284)	6,737

Increase in income tax expense due to:
Non-deductible depreciation/amortisation	492	379
Non-deductible expenditure	2,450	1,487
Effect of tax losses (derecognised)/recognised	467	945
Australian controlled foreign corporations tax	1,262	—
Overseas income tax rate differences	2,230	309
Other variations	2,483	173

Significant items
Asset impairment associated with Puerto Rico facility	17,772	—
Other non-deductible expenditure	10,210	—
	33,082	10,030

Income tax expense attributable to profit/(loss)	33,082	10,030

Current Tax

Current tax expense, for the interim periods presented, represents the expected tax payable on the taxable income for the period.  Current tax for current and prior periods is classified as a current liability to the extent that it is unpaid.  Amounts paid in excess of amounts owed are classified as current assets.

Deferred Tax

The amount of deferred tax is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities.

The primary components of the consolidated entity’s recognised deferred tax assets include temporary differences related to employee benefits, provisions and other items and the value of tax loss-carry-forwards recognised.  The primary components of the consolidated entity’s liabilities include temporary differences related to property, plant and equipment and intangible assets.

Deferred tax expense arises from the origination and reversal of temporary differences, effects of changes in tax rates and the benefits of tax losses recognised.  The primary component of the deferred tax expense for the year ended 30 June 2006 is attributed to an increase in deferred tax assets, relating to increases in provisions and recognition of current year losses, offset by a decrease in deferred tax liabilities (excluding deferred tax liabilities recognised in business combinations).

10.   Discontinued operations

Discontinued operation

The consolidated entity did not dispose of or classify any controlled entity or businesses as held for sale for the year ended 30 June 2006.

During the year ended 30 June 2005 the consolidated entity announced the divestment and closure of its pharmaceutical businesses located in Brazil and Mexico.  Financial information pertaining to those businesses disposed of for the year until disposal is set out below.  These operations are included within the Americas segment and are shown as discontinuing in note 2.

Effect of the disposal on individual assets and liabilities of the consolidated entity	2006	2005
	$’000	$’000
Property, plant and equipment	—	507
Inventories	—	2,531
Trade and other receivables	—	7,136
Cash and cash equivalents	—	1,245
Employee benefits	—	(79)
Trade and other payables	—	(6,991)
Net identified assets and liabilities	—	4,349

Gain on disposal	—	5,510
Loss on closure of businesses	—	(15,150)
		(9,640)

Consideration received:
- disposal price	—	11,104
- deferred	—	(1,133)
Cash disposed of	—	(1,245)
Net cash inflow	—	8,726

Cash flow of the discontinued operations

Net cash inflow/(outflow) of operating activities	—	(1,802)
Net cash inflow/(outflow) of investing activities	—	(601)
Net cash inflow/(outflow) of financing activities	—	—

11.   Earnings per share (restated)

Set out below in (a) and (b) are the basic and diluted earnings per share of the consolidated entity for the year ended 30 June 2006 calculated in accordance with AASB 133 Earnings per Share.

In addition to the basic and diluted earnings per share an alternative earnings per share of the consolidated entity for the year ended 30 June 2006 is provided in part (d) of this note to reflect the impact of the demerger.

On 18 November 2005, to facilitate the separation of the global pharmaceutical businesses from Mayne Group Limited (refer note 3), Mayne Pharma Limited issued 640,655,316 new shares.  Due to the significant change in the capital structure of the company on the issuance of these shares the Board considers the use of an alternative denominator in determining the basic and dilutive earnings per share will provide more meaningful information than the earnings per share information calculated in (a) and (b) below.

For the purposes of calculating the alternative earnings per share measure in part (d) of this note the share issue is treated as if it occurred on 1 July 2004.

	2006		2005
(a) Basic earnings per share
- from continuing operations attributable to the ordinary equity holders of the company	(10.8	) c	38,850,000.0	c
- from discontinued operations	—		(13,931,000.0	)c
Attributable to the ordinary equity holders of the company	(10.8	)c	24,919,000.0	c

(b) Diluted earnings per share
- from continuing operations attributable to the ordinary equity holders of the company	(10.8	) c	38,850,000.0	c
- from discontinued operations	—		(13,931,000.0	)c
Attributable to the ordinary equity holders of the company	(10.8	) c	24,919,000.0	c

The basic and diluted earnings per share calculations from continuing operations for the year ended 30 June 2006 were based on the loss attributable to ordinary shareholders of $40,297,000  (2005: profit of $38,850,000).   The basic and diluted earnings per share calculations after discontinuing operations for the year ended 30 June 2005 were based on the profit attributable to ordinary shareholders of $24,919,000.  There were no discontinued operations for the year ended 30 June 2006.

(c)  Weighted average number of ordinary shares

The weighted number of ordinary shares outstanding during the year ended 30 June 2006 used in the basic and diluted earnings per share calculations were determined as follows:

	Number of shares
	2006	2005
Weighted average number of ordinary shares (basic)
Issued ordinary shares at 1 July	100	100
Effect of shares issued in November 2005	373,861,928	—
Weighted average number of ordinary shares at 30 June	373,862,028	100

Weighted average number of ordinary shares (diluted)
Weighted average number of ordinary shares at 30 June	373,862,028	100
Effect of share options on issue	604,782	—
Weighted average number of ordinary shares at 30 June	374,466,810	100

	2006		2005
	$’000		$’000
(d) Alternative Earnings Per Share

Alternative basic earnings per share
- from continuing operations attributable to the ordinary equity holders of the company	(6.3	) c	6.1	c
- from discontinued operations	—		(2.2	) c
Attributable to the ordinary equity holders of the company	(6.3	) c	3.9	c

Alternative diluted earnings per share
- from continuing operations attributable to the ordinary equity holders of the company	(6.3	) c	6.1	c
- from discontinued operations	—		(2.2	) c
Attributable to the ordinary equity holders of the company	(6.3	) c	3.9	c

	Number of shares
	2006	2005
Reconciliation of weighted average number of shares used in the calculation of alternative earnings per share:

Issued ordinary shares at 1 July	640,655,416	640,655,416

Weighted average number of ordinary shares at 30 June	640,655,416	640,655,416

Effect of share options on issue	604,782	—

Weighted average number of shares used in calculation of diluted earnings per share	641,260,198	640,655,416

	CONSOLIDATED
	2006	2005
	$’000	$’000
12. Cash and cash equivalents

Cash and cash equivalents	67,270	54,436
Call deposits	48,349	—
Cash and cash equivalents in the statement of cash flows	115,619	54,436

The consolidated entity operates an overdraft facility that permits a right of set off of certain cash balances (see note 21).

13. Trade and other receivables

Current
Trade receivables	195,202	156,138
Less: Amounts provided for doubtful debts	(2,537)	(2,784)
	192,665	153,354
Other trade receivables	12,253	19,002
	204,918	172,356

Related party receivables	—	159,054

Prepayments	11,501	10,818

Non-current
Other receivables	2,830	2,460
	2,830	2,460

14. Inventories

Raw materials	42,489	43,681
Work in progress	45,450	35,125
Finished goods	107,535	101,764
	195,474	180,570

Carrying value of inventories stated at fair value less costs to sell	313	107

15. Investments

Non-current investments
Listed equity securities available-for-sale	905	4,273
	905	4,273

16. Investments accounted for using the equity method

The consolidated entity accounts for investments in associates and joint venture entities using the equity method.

The consolidated entity has the following investments in associates and joint venture entities:

Company	Principal Activity	Reporting Date	Country
Indochina Healthcare Limited	Pharmaceutical Distribution	30 June	Thailand
Zydus Mayne Oncology Pvt. Ltd	Product Development and Manufacture	31 March	India

Jointly controlled entity

On 18 May 2005 Mayne Pharma Limited and Zydus Cadila Healthcare Limited entered into an agreement for the establishment of a joint venture for the development and manufacture of certain injectable cytotoxic products.  Each party holds a 50% interest in the joint venture entity.  During the period the consolidated entity contributed $3.3 million to establish the joint venture entity, Zydus Mayne Oncology Pvt. Ltd.

The principal activity of this jointly controlled entity will be the development and manufacture of certain injectable cytotoxic API’s and pharmaceutical formulations.  At present the joint venture is in the process of constructing a manufacturing facility situated in Ahmedabad, India.

Financial information relating to equity accounted investments

	2006			2005
	Joint venture entity	Associates	Total	Joint venture entity	Associates	Total
	$’000	$’000	$’000	$’000	$’000	$’000
Revenues (100%)	—	5,468	5,468	—	5,446	5,446
Profit/(loss) (100%)	—	155	155	—	710	710
Group share of profit/(loss) recognised	—	70	70	—	320	320

Current assets (100%)	3,413	4,903	8,316	—	3,447	3,447
Non-current assets (100%)	2,982	387	3,369	—	298	298
Total Assets (100%)	6,395	5,290	11,685	—	3,745	3,745

Current liabilities (100%)	(139)	(2,034)	(2,173)	—	(1,183)	(1,183)
Non-current liabilities (100%)	—	—	—	—	—	—
Total Liabilities (100%)	(139)	(2,034)	(2,173)	—	(1,183)	(1,183)

Net assets as reported by equity accounted investment	6,256	3,256	9,512	—	2,562	2,562

Group share of net assets equity accounted	3,128	1,465	4,593	—	1,153	1,153

Results of equity accounted investments

Group share of profits/(losses) before tax	—	140	140	—	419	419
Group share of income tax expense	—	(70)	(70)	—	(99)	(99)
Group share of profits/(losses) after tax	—	70	70	—	320	320
Dividends received	—	—	—	—	—	—
Group share of net profit equity accounted	—	70	70	—	320	320

Movements in carrying amount of investments
Carrying amount at beginning of the period	—	1,304	1,304	—	984	984
Changes in equity invested during the period	3,267	—	3,267	—	—	—
Share of net profit/(loss) equity accounted	—	70	70	—	320	320
Carrying amount at the end of the period	3,267	1,374	4,641	—	1,304	1,304

	2006	2005
	$’000	$’000
Commitments
Share of capital commitments contracted but not provided for or payable:
Due within one year	3,065	—
Between one and five years	—	—
More than five years	—	—
	3,065	—

Share of other expenditure commitments contracted but not provided for or payable (including operating lease commitments):
Due within one year	16	37
Between one and five years	—	—
More than five years	—	—
	16	37

Contingent liabilities
Share of contingent liabilities:
Guaranteed bank facilities	84	203
Letters of credit	1,240	—
	1,324	203

17.   Deferred tax assets and liabilities (restated)

Recognised deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

	2006			2005
	Assets	Liabilities	Net	Assets	Liabilities	Net
	$’000	$’000	$’000	$’000	$’000	$’000
CONSOLIDATED

Property, plant and equipment	(2,577)	10,987	8,410	(3,697)	7,468	3,771
Operating rights and licences	—	22,346	22,346	—	3,325	3,325
Product development	—	13,330	13,330	—	9,338	9,338
Inventories	(3,476)	—	(3,476)	(5,407)	—	(5,407)
Employee benefits	(7,814)	—	(7,814)	(3,935)	—	(3,935)
Provisions	(14,577)	—	(14,577)	(15,165)	—	(15,165)
Accruals	(4,295)	—	(4,295)	(3,549)	—	(3,549)
Other items	(3,513)	3,622	109	(7,181)	4,152	(3,029)
Tax value of loss carry-forwards recognised	(7,797)	—	(7,797)	(10,144)	—	(10,144)
Tax (assets)/liabilities	(44,049)	50,285	6,236	(49,078)	24,283	(24,795)
Set off of tax	19,084	(19,084)	—	11,917	(11,917)	—
Net tax (assets)/liabilities	(24,965)	31,201	6,236	(37,161)	12,366	(24,795)

The consolidated entity has tax losses arising of $26.0 million (2005: $33.8 million) that are available indefinitely for offset against future taxable profits of the companies in which the losses arose.

The benefit for tax losses will only be obtained if:

(i)   the relevant company derives future assessable income of a nature and of an amount sufficient to enable the benefit from the deductions for the losses to be realised or the benefit can be utilised by another company in the economic entity;

(ii)  the relevant company and/or consolidated entity continues to comply with conditions for deductibility imposed by tax legislation; and

(iii) no change in tax legislation adversely affect the relevant company and/or consolidated entity in realising the benefit from the deductions for the losses.

Unrecognised deferred tax assets

Deferred tax assets have not been recognised in respect of the following items:

	CONSOLIDATED
	2006	2005
	$’000	$’000
Deductible temporary differences	31,328	—
Tax losses	1,651	1,796
	32,979	1,796

At 30 June 2006 the unrecognised deferred tax asset primarily relates to the impairments recognised at December 2005 in relation to the Aguadilla manufacturing facility in Puerto Rico and the US business (see note 5).  The deferred tax assets have not been recognised due to their recoverability not being highly probable at the reporting date.

The deductible temporary differences  do not expire under current tax legislation.  Deferred tax assets have not been recognised in respect of these items because it is not probable that future taxable profit will be available against which the consolidated entity can utilise the benefits.

Movement in temporary differences during the year

	Opening balance	Recognised in income	Acquired balances	Recognised in equity	Exchange difference	Closing balance
	$’000	$’000	$’000	$’000	$’000	$’000
CONSOLIDATED

30 June 2006

Property, plant and equipment	3,771	283	4,371	—	(15)	8,410
Operating rights and licences	3,325	4,529	14,354	—	138	22,346
Product development	9,338	3,909	—	—	83	13,330
Inventories	(5,407)	2,018	—	—	(87)	(3,476)
Employee benefits	(3,935)	(3,011)	(863)	—	(5)	(7,814)
Provisions	(15,165)	874	(1)	—	(285)	(14,577)
Accruals	(3,549)	(429)	(288)	—	(29)	(4,295)
Other items	(3,029)	4,826	(1,746)	—	58	109
Tax value of loss carry-forwards (recognised)/derecognised	(10,144)	2,702	—	—	(355)	(7,797)
Balance at 30 June 2006	(24,795)	15,701	15,827	—	(497)	6,236

30 June 2005

Property, plant and equipment	1,095	2,489	—	—	187	3,771
Operating rights and licences	2,288	1,376	—	—	(339)	3,325
Product development	8,619	1,079	—	—	(360)	9,338
Inventories	(2,183)	(3,342)	—	—	118	(5,407)
Employee benefits	(1,933)	(2,010)	—	—	8	(3,935)
Provisions	(9,043)	(6,890)	—	—	768	(15,165)
Accruals	(3,474)	(293)	—	—	218	(3,549)
Other items	4,193	(6,714)	—	—	(508)	(3,029)
Tax value of loss carry-forwards (recognised)/derecognised	(13,595)	2,249	—	—	1,202	(10,144)
Balance at 30 June 2005	(14,033)	(12,056)	—	—	1,294	(24,795)

18.  Property, plant and equipment

CONSOLIDATED

	Freehold land & buildings	Leasehold Improvements	Plant & Equipment	Assets under construction	Leased plant & equipment	Total
	$’000	$’000	$’000	$’000	$’000	$’000
Cost

Balance at 1 July 2005	35,442	492	183,878	104,438	—	324,250
Acquisitions through business combinations	36,856	—	9,389	1,576	138	47,959
Additions through demerger transaction	—	1,695	143	14,335	—	16,173
Additions for the period	58	95	12,471	51,722	—	64,346
Impairment loss — asset write off	—	—	(21,942)	(10,083)	—	(32,025)
Transfers to other non-current assets	—	—	(717)	(1,640)	—	(2,357)
Other transfers	18,202	1,660	61,667	(84,705)	—	(3,176)
Disposals	(174)	—	(3,298)	—	—	(3,472)
Effect of movements in foreign exchange rate	1,192	201	5,298	1,328	—	8,019
Balance at 30 June 2006	91,576	4,143	246,889	76,971	138	419,717

Balance at 1 July 2004	30,791	368	157,479	71,953	—	260,591
Acquisitions through business combinations	—	—	1,546	—	—	1,546
Additions for the period	3,999	90	25,691	53,792	—	83,572
Other transfers	2,161	400	14,189	(19,059)	—	(2,309)
Disposals		(359)	(6,386)	—	—	(6,745)
Effect of movements in foreign exchange rate	(1,509)	(7)	(8,641)	(2,248)	—	(12,405)
Balance at 30 June 2005	35,442	492	183,878	104,438	—	324,250

Depreciation and impairment losses

Balance at 1 July 2005	4,163	178	96,840	—	—	101,181
Depreciation charge for period	2,025	822	16,738	—	65	19,650
Impairment losses	—	—	729	51,314	—	52,043
Impairment loss — asset write off	—	—	(14,016)	—	—	(14,016)
Other transfers	—	—	—	—	—	—
Disposals	(133)	—	(2,582)	—	(14)	(2,729)
Effect of movement in foreign exchange	89	46	2,728	520	—	3,383
Balance at 30 June 2006	6,144	1,046	100,437	51,834	51	159,512

Balance at 1 July 2004	2,120	108	92,322	—	—	94,550
Depreciation charge for period	2,105	190	14,128	—	—	16,423
Impairment losses	—	—	—	—	—	—
Other transfers	—	—	—	—	—	—
Disposals	—	(118)	(5,241)	—	—	(5,359)
Effect of movement in foreign exchange	(62)	(2)	(4,369)	—	—	(4,433)
Balance at 30 June 2005	4,163	178	96,840	—	—	101,181

Carrying amounts

Balance at 30 June 2006	85,432	3,097	146,452	25,137	87	260,205
Balance at 30 June 2005	31,279	314	87,038	104,438	—	223,069

Impairment loss

Impairment losses and asset write downs

Aguadilla manufacturing facility

In late 2003 it was determined that the manufacturing facility in Aguadilla, Puerto Rico would be upgraded to increase capacity and support expected sales growth in a range of lower value, injectable pharmaceuticals for the US hospital market.  The project has experienced a number of delays which the new global manufacturing team has overcome with the construction phase of the facility now complete.  However, as a result of the redefined strategic focus and the identification of other manufacturers to supply some of our oncology-related pharmaceuticals at competitive prices, Mayne Pharma is re-evaluating its options for the Aguadilla facility.

The alternatives being considered include continued operation, divestment, and closure of the facility.  At 30 June 2006 a decision had not been reached and an impairment loss of $59.2 million has been recognised after taking into consideration future cash flows from the facility under the three alternatives.

An impairment loss of $51.3 million has been recognised in ‘other expenses’ in the income statement in relation to the assessment performed by the consolidated entity on the carrying value of the assets of the Aguadilla manufacturing site.  The estimate of the recoverable amount was based on the value in use of the assets of the manufacturing facility, determined using a pre-tax discount rate of 14.3%.  In addition specific assets totalling $7.9 million  relating to the Aguadilla manufacturing site were written down and are included in ‘other expenses’ in the income statement.

Business development projects

A number of ‘in-progress’ business development projects, included within assets under construction, that had been commenced by previous management no longer fit with the new strategic direction of the consolidated entity.  All these projects have ceased and an impairment loss of $9.7 million has been recognised within ‘other expenses’ in the income statement.

In addition an impairment loss of $0.7 million  was recognised in relation to the carrying value of other items of property, plant and equipment which is included within ‘cost of sales’ in the income statement.

Depreciation and impairment charge

The depreciation and impairment charge is recognised in the following line items in the income statement

	CONSOLIDATED
	2006	2005
	$’000	$’000
Cost of sales	15,467	12,773
Selling and marketing expenses	830	746
Administrative expenses	2,606	1,976
Product development expenditure	657	727
Other expenses	70,142	201
	89,702	16,423

19. Intangible assets

CONSOLIDATED

	Product development	Goodwill	Operating rights & licences	Computer Software	Total
	$’000	$’000	$’000	$’000	$’000
Cost

Balance at 1 July 2005	41,182	824,711	265,025	8,784	1,139,702
Acquisitions through business combinations	445	43,950	47,930	—	92,325
Additions for the period	28,653	—	20,391	211	49,255
Impairment loss — asset write off	(19,688)	—	(39,212)	—	(58,900)
Other transfers	—	—		3,176	3,176
Disposals	—	—	(414)	(54)	(468)
Effect of movements in foreign exchange rate	946	16,091	13,204	142	30,383
Balance at 30 June 2006	51,538	884,752	306,924	12,259	1,255,473

Balance at 1 July 2004	29,501	745,273	187,826	6,480	969,080
Acquisitions through business combinations	—	107,648	2,281	—	109,929
Additions for the period	12,896	—	139,962	—	152,858
Other transfers	—	—	—	2,309	2,309
Disposals	—	—	(41,413)	—	(41,413)
Effect of movements in foreign exchange rate	(1,215)	(28,210)	(23,631)	(5)	(53,061)
Balance at 30 June 2005	41,182	824,711	265,025	8,784	1,139,702

Amortisation and impairment losses

Balance at 1 July 2005	5,450	—	25,162	3,903	34,515
Amortisation charge for period	1,483	—	24,963	2,255	28,701
Impairment loss	—	—	—	—	—
Other transfers	—	—	—	—	—
Disposals	—	—	(155)	(41)	(196)
Effect of movement in foreign exchange	581	—	4,452	136	5,169
Balance at 30 June 2006	7,514	—	54,422	6,253	68,189

Balance at 1 July 2004	4,309	—	9,847	2,247	16,403
Amortisation charge for period	1,143	—	21,995	1,661	24,799
Other transfers	—	—	—	—	—
Disposals	—	—	(646)	—	(646)
Effect of movement in foreign exchange	(2)	—	(6,034)	(5)	(6,041)
Balance at 30 June 2005	5,450	—	25,162	3,903	34,515

Carrying amounts

Balance at 30 June 2006	44,024	884,752	252,502	6,006	1,187,284
Balance at 30 June 2005	35,732	824,711	239,863	4,881	1,105,187

Impairment losses

Propofol development costs

An impairment loss of $19.5 million  was recognised during the period relating to capitalised product development costs for the anaesthetic product propofol.  Mayne Pharma was unsuccessful in defending a non-infringement claim by the innovator, AstraZeneca and has subsequently lodged an appeal.  Mayne Pharma remains confident of succeeding but the product launch has been delayed.  In the meantime market dynamics have changed with additional competition leading to significant price erosion.  The estimate of recoverable amount was based on value in use, determined using a pre-tax discount rate of 14.3%.

In addition an impairment loss of $0.2 million  was recognised in relation to the carrying value of other items of product development which is included within ‘product development expenditure’ in the income statement.

Operating rights and licences

Biogeneric development costs

In February 2005 the consolidated entity entered into a partnership with Pliva d.d. (‘Pliva’) to develop and manufacture two major biogeneric products being erythropoietin (‘EPO’) and granulocyte colony stimulating factor (‘G-CSF’).  Under the agreement the consolidated entity would acquire the exclusive sales, marketing and distribution rights for the two products in Western Europe and other selected markets around the world.

Substantial progress had been made with the development of the EPO product, however in late in 2005 the regulatory approval requirements imposed by the European regulatory authority for bio-similar EPO, to be brought to market, changed markedly.  After assessing the impact of the regulatory changes it was determined that it would require considerably more resources to be channelled into the development of EPO thereby rendering it no longer commercially viable, and taking the project beyond the scope of the original agreement.  Accordingly, Mayne Pharma and Pliva agreed to cease joint collaboration on EPO and refocus efforts on bringing G-CSF to the market (see note 37).

As a consequence the consolidated entity has recognised an impairment loss of $35.2 million  in ‘other expenses’ in the income statement.  In addition, the liability recognised for future milestone payments to Pliva for the development of EPO for $27.9 million  was released and is included within ‘other expenses’ in the income statement.  During the period incremental costs of $1.9 millionincurred in relation to the development of EPO were also expensed to the income statement.

Acquired operating rights and licences

A number of individual operating rights and licences acquired by previous management no longer fit with the new strategic direction of the consolidated entity.  These operating rights and licences will no longer be pursued by the consolidated entity and as a result an impairment loss of $3.6 million has been recognised in ‘other expenses’ in the income statement.

In addition the annual impairment assessment performed by the consolidated entity, in accordance with the consolidated entity’s impairment of assets policy, has identified an impairment loss of $0.4 million  in relation to the carrying value of other operating rights and licences which has been recognised in ‘selling and marketing expenses’ in the income statement. The impairments in the carrying value of the operating rights and licences were a result of ceasing to sell products into certain markets and price erosion caused by increased competition. The estimate of the recoverable amount of these assets was based on the value in use of the asset, determined using a pre-tax discount rate of 14.3%.

Amortisation and impairment charge

The amortisation and impairment charge is recognised in the following line items in the income statement

	CONSOLIDATED
	2006	2005
	$’000	$’000
Cost of sales	344	331
Selling and marketing expenses	364	—
Administrative expenses	1,837	1,330
Product development expenditure	1,680	—
Amortisation of operating right and licences	24,963	21,995
Other operating expenses	58,413	—
	87,601	23,656

Impairment tests for cash-generating units containing goodwill

The consolidated entity tests goodwill annually, or more frequently if there are indications that goodwill may be impaired.  For the purposes of undertaking the impairment testing management have identified three cash generating units (‘CGUs’).  Of the CGUs identified a significant portion of goodwill is regarded as a single cash-generating unit.  This allocation represents the integrated global nature of the injectable pharmaceutical business.

The goodwill for each significant cash-generating unit is set out below:

	CONSOLIDATED
	2006	2005
	$’000	$’000
Contract manufacturing operations, Germany	27,962	25,837
Contract manufacturing operations, Australia	27,695	—
Integrated pharmaceutical operations	829,095	798,874
	884,752	824,711

The recoverable amounts of each of the CGUs are determined from value in use calculations using cash flow projections which varied depending on the CGU.  The impairment testing of the contract manufacturing CGU’s of Germany and Australia used cash flow projections that were over a ten year period and a sixteen year period respectively while the integrated pharmaceutical CGU impairment testing used cash flow projections over a five year period.  Cash flow projections greater than five years have been used in the impairment testing of the contract manufacturing CGU’s due to the existence of customer contracts whose terms extend out beyond the next five years.

The key assumptions for the value in use impairment calculations are:

•   revenue volumes and prices, including assessing anticipated successful product launches;

•   operating costs;

•   growth rate assumptions;

•   growth in perpetuity applied to calculate the terminal value; and

•   discount rate.

Expected revenue volumes, revenue prices and operating costs are based on past experience and expected future developments in markets and operations and are the same assumptions used in the most recent forecasts, financial budgets and strategic plans used by management.

Growth rates take into consideration forecast GDP growth rates for the countries of operation, expected market growth rates for those regions and the levels of growth achieved historically by the CGU and forecast in the periods covered by the budget and strategic plan.  Lower growth rates are applied in perpetuity to calculate the terminal value for each CGU.  These rates do not exceed the average long-term growth rate for the relevant markets.

The discount rate applied to each CGU is based on the consolidated entity’s weighted average cost of capital adjusted to reflect management’s estimate of the expected risk profile associated with the cash flow projections for the CGU.

The discount rates and growth rates by CGU are as follows:

	Discount Rate		Growth rate
	2006	2005	2006	2005
	%	%	%	%
Contract manufacturing operations, Germany	15.4	15.4	0.0	0.0
Contract manufacturing operations, Australia	14.3	—	3.0	—
Integrated pharmaceutical operations	14.3	14.3	3.0	3.0

In all cases the recoverable amounts of these CGU’s were in excess of their carrying values and no impairment arose in the year (2005: nil).

	CONSOLIDATED
	2006	2005
	$’000	$’000
20. Trade and other payables

Current
Trade payables	51,208	44,688
Payables due to controlled entities	—	—
Other payables	87,357	63,834
	138,565	108,522

Non-current
Other payables	44	146
	44	146

21. Interest-bearing liabilities

Current
Bank overdrafts	—	—
Secured bank loans	—	1,029
Unsecured bank loans	799	1,161
Other unsecured loans	3,595	3,439
Finance lease liabilities	105	—
Amounts owing to controlled entities	—	—
	4,499	5,629

Related party indebtedness	—	1,570,893

Non-current
Unsecured bank loans	1,599	2,078
Other unsecured loans	9,992	11,337
Finance lease liabilities	—	—
	11,591	13,415

This note provides information about the contractual terms of the consolidated entity’s interest-bearing liabilities.  For more information about the consolidated entity’s exposure to interest rate and foreign currency risk, see note 28.

	CONSOLIDATED
	2006	2005
	$’000	$’000
Financing facilities available at reporting date
Bank overdraft (1)	1,000	—
Secured bank loans	—	1,029
Unsecured bank loans	227,398	3,239
Other unsecured loans	13,587	14,776
Standby letters of credit	11,275	8,213
Other bank facilities	656	—
	253,916	27,257

Facilities utilised at reporting date
Secured bank loans	—	1,029
Unsecured bank loans	2,398	3,239
Other unsecured loans	13,587	14,776
	15,985	19,044

Facilities not utilised at reporting date
Bank overdraft(1)	1,000	—
Unsecured Borrowing	225,000	—
Standby letters of credit	11,275	8,213
Other bank facilities	656	—
	237,931	8,213

(1)  Prior to the date of the demerger bank overdraft facilities were arranged by the ultimate parent company, Mayne Group Limited.

Secured bank loans

Secured bank loans represents a factoring agreement between PHT Pharma Srl (‘PHT’) and Banca San Paolo (‘San Paolo’).  PHT presents invoices to San Paolo and receives a cash advance of up to 80% of the face value of the invoices.  Interest is charged on the cash advances and the credit risk lies with PHT.  The cash advance at balance date is nil (2005: EUR 650,000; AUD 1,029,132).

Unsecured loans

Unsecured bank loans are denominated in Australian dollars and Euros.

Drawn term facility

At 30 June 2006 an amount of EUR 1.4 million (AUD 2.4 million) is payable in relation to a  loan agreement between Wasserburger Arzneimittelwerk GmbH  (“Wasserburger”) and IKB Deutsche Industriebank AG (“IKB”).  The loan is unsecured and is repayable in equal instalments in December and June of each year.  The loan bears interest at a fixed rate of 3.75% per annum, and matures in June 2009.

Multi-currency bank debt facility

During the period the consolidated entity obtained an AUD 225.0 million unsecured syndicated multi-currency and multi-issuer bank debt facility.  The syndicated bank debt facility is a three-year revolving loan facility and was undrawn at 30 June 2006.

Interest is payable on amounts drawn under the facility based on benchmark rates (depending on borrowed currency) plus a margin.  The margin payable under the facility is consistent with that which similarly rated or unrated borrowers would expect to obtain for facilities of this size and nature in the current market.  The facility contains customary provisions relating to events of default, which could trigger early repayment and also contains undertakings by Mayne Pharma and certain subsidiaries, including a negative pledge, prohibition on disposal of assets and financial covenants that are customary for facilities of this nature.

Bank overdraft

The consolidated entity has a bank overdraft facility of AUD 1.0 million which is embedded within a set-off arrangement.  The facility allows any individual account balance, within the set-off group, to be in overdraft of up to AUD 30.0 million however the net cash position of the set-off group must not exceed a bank overdraft position greater than AUD 1.0 million.

The facility is unsecured with interest charged daily on drawn amounts at the bank’s official cash rate plus a margin.  The margin payable under the facility is consistent with that which similarly rated or unrated borrowers would expect to obtain for facilities of this size and nature in the current market.  Interest is not charged if, under the set-off arrangement, the consolidated entity is in a net cash position.

At 30 June 2006  the consolidated entity has not drawn down on the facility under the cash set-off agreement (2005: nil).

Other unsecured loans

Other loans include a loan received from a customer to finance the expansion of production capacity at the consolidated entity’s manufacturing facility at Wasserburger, Germany.  The outstanding loan balance at 30 June 2006 is EUR 8.3 million (AUD 14.2 million).  The loan bears interest at a fixed rate of 1% per annum and is repaid in annual instalments based on levels of production.  Final repayment is due September 2009.

Standby letters of credit

The consolidated entity has a number of standby letter of credit facilities with different financial institutions that total $11.3 million (2005: $8.2 million).  Each facility has differing terms and conditions that reflect the purpose of guarantee provided under the letter of credit.  At 30 June 2006 the consolidated entity has not called upon any of the available letters of credit (2005: nil).

Other bank facilities

The consolidated entity has arranged a facility under which cash, of up to AUD 0.5 million, may be advanced against receipts from overseas customers.  This facility has not been utilised at 30 June 2006.  In addition, a documentary letter of credit facility for AUD 0.2 million has also been arranged where payments, or proof of payment, is supplied to an overseas supplier by the financial intermediary to ensure the shipment of goods procured.  This facility has not been utilised at 30 June 2006.

	CONSOLIDATED
	2006	2005
	$’000	$’000
22. Employee benefits

Current
Liability for annual leave	8,500	5,892
Liability for long service leave	216	188
Other employee benefits	1,904	154
Recognised liability for pension plans (see below)	8,011	7,351
	18,631	13,585

Non-current
Liability for long service leave	6,999	4,514
	6,999	4,514

(a)  Pension plans

The consolidated entity provides employee benefits under various arrangements, including through defined contribution and defined benefit pension plans.  Many of these plans are defined contribution plans, where the company contribution and resulting income statement charge is fixed at a set level or is a set percentage of an employee’s pay.  However several plans, held in the US (including Puerto Rico) and Germany, are defined benefit, where benefits are based on employees’ length of service and average final salary.

Defined Benefits Plans

The consolidated entity provides fully for the present value of the unfunded obligations of the defined benefit plans as determined by the latest actuarial valuation.

The defined benefit plan in the USA has been closed to new entrants residing in continental USA since October 2003.  Benefits for existing employees in the plan, at that time, were subsequently frozen with effect from June 2005.  The plan remains open to existing and new employees that reside in Puerto Rico.  In Germany two wholly unfunded defined benefit plans are in operation, one for staff members and the other for executives.

The cash funding of the US plan, which may from time to time involve special payments, is determined in consultation with independent qualified actuaries to ensure that the assets together with the future contributions should be sufficient to meet future obligations.  Members and entities within the consolidated entity make contributions as specified in the rules of the fund.  Contributions by these entities are based on percentages of current salaries actuarially assessed to meet defined benefits based on multiples of final average salaries determined by length of service and are enforceable in accordance with the respective rules so long as they are parties to the fund. Statutory requirements in the USA prescribe minimum quarterly employer contributions to the USA plan whilst it has an accumulated funding deficiency.

An actuarial assessment of the USA defined benefit plan was made by independent actuary, Dreighton Rosier, FSA, EA on 27 June 2006.  Actuarial assessments of the German defined benefit executive plan and staff plan were made by independent actuaries, Herr Bauer (Aktuar DAV) and Herr Neumann (Aktuar DAV) of Gerling Pensions Management GMBH on 30 June 2006.

The following table summarises the assets and liabilities recognised in the consolidated balance sheet in respect of defined benefit schemes for the year ended 30 June 2006.

	2006	2005
	$’000	$’000
Defined benefit obligation recognised in the balance sheet
Present value of wholly unfunded obligations	7,149	6,788
Present value of funded obligations	2,995	2,448
Fair value of fund assets — funded	(2,133)	(1,885)
Present value of net obligations	8,011	7,351
Unrecognised actuarial gains and (losses)	—	—
Recognised liability for defined benefit obligations (see below)	8,011	7,351

Amounts in the balance sheet
Liabilities	8,011	7,351
Assets	—	—
Net liability	8,011	7,351

Amounts for the current and previous four periods are as follows:
Defined benefit obligations	(10,144)	(9,236)
Fund assets	2,133	1,885
Surplus/(deficit)	(8,011)	(7,351)

Experience adjustments on fund liabilities	68	—

Experience adjustments on fund assets	(81)	—

The consolidated entity has used the AASB 1.20A exemption and disclosed amounts under AASB 1.20A(p) above for each annual reporting period prospectively from date of transition to Australian Equivalents to International Financial Reporting Standards.

	2006	2005
	$’000	$’000
Changes in the present value of the defined benefit obligation are as follows:

Defined benefit obligation at beginning of period	9,236	9,935
Current service cost	137	450
Interest cost on benefit obligation	457	200
Actuarial losses and (gains)	68	—
Losses/(gains) on curtailments	—	(369)
Benefits paid	(383)	(4)
Exchange differences on foreign plans	629	(976)
Defined benefit obligation at end of period	10,144	9,236

Changes in the fair value of fund assets are as follows:

Fair value of plan assets at beginning of period	1,885	1,592
Expected return	143	121
Actuarial gains and (losses)	(81)	—
Contributions by employer	324	333
Benefits paid	(198)	(1)
Exchange differences on foreign plans	60	(160)
Fair value of plan assets at end of period	2,133	1,885

Actual return on plan assets	62	121

Expense recognised in the income statement
Current service costs	137	450
Interest on obligation	457	200
Expected return on fund assets	(143)	(121)
Losses/(gains) on curtailments	—	(369)
	451	160

The above expense of $451,000 (2005: $160,000) is recognised in the cost of sales line in the income statement.

	2006	2005
	%	%
The major categories of fund assets as a percentage of total fund assets are as follows:

Cash	17.0%	17.0%
US Stocks	43.3%	43.3%
Foreign Stocks	9.5%	9.5%
Bonds	30.1%	30.1%
Other	0.1%	0.1%

Principal actuarial assumptions at balance sheet date (expressed as weighted averages):

Discount rate	5.11%	5.14%
Expected return on fund assets	7.00%	7.50%
Future salary increases	2.55%	3.46%
Future defined benefit fund increases	1.50%	1.50%
Portion of employees opting for early retirement.	7.00%	7.00%

The consolidated entity expects to contribute $0.3 million to its defined benefit superannuation funds in the 2007 financial year.

Surplus/(deficit) for each defined benefit superannuation fund on a funding basis

Funds sponsored by entities in the consolidated entity

	Fund assets	Accrued benefit	Fund excess/ (deficit)	Contribution recommendation (per year)
	$’000	$’000	$’000	$’000
2006

Mayne Pharma (USA) Inc Plan	2,133	(2,995)	(862)	324
Wasserburger Arzneimittelwerk GmbH Staff Plan	—	(3,022)	(3,022)	—
Wasserburger Arzneimittelwerk GmbH Executive Plan	—	(4,127)	(4,127)	—
Total for funds sponsored by the consolidated entity	2,133	(10,144)	(8,011)	324

2005

Mayne Pharma (USA) Inc Plan	1,885	(2,448)	(563)	315
Wasserburger Arzneimittelwerk GmbH Staff Plan	—	(2,869)	(2,869)	—
Wasserburger Arzneimittelwerk GmbH Executive Plan	—	(3,919)	(3,919)	—
Total for funds sponsored by the consolidated entity	1,885	(9,236)	(7,351)	315

Contribution recommendations are based on a funding methodology that will result in adequate funding for payments expected to be made over the next three years.  The levels of the contributions to the funds are reassessed annually.

The consolidated entity has a legal liability to make up a deficit in the funds but no legal right to benefit from any surplus in the funds.

Defined contribution superannuation funds

The consolidated entity makes contributions to a defined contribution superannuation fund.  The amount recognised as an expense was $8.1 million for the financial year ended 30 June 2006 (2005: $6.4 million).

(b)  Share based payments

Mayne Pharma Executive Share Option Plan (‘ESOP’)

Under the Mayne Pharma ESOP, selected Mayne Pharma executives are eligible to receive options over Mayne Pharma shares.  Options may be offered to executives at such times and on such terms as the Board from time to time decides.  No consideration is payable on grant of the options, unless the Board decides otherwise.

The Board determines the exercise price payable on the exercise of an option when the option is granted.  Under the terms of the ESOP the exercise price is subject to adjustment if Mayne Pharma shares are offered to Mayne Pharma shareholders by way of a bonus issue or rights issue prior to the exercise of the options or, if there is any reorganisation of the issued share capital of Mayne Pharma (including by way of capital reduction, share buy-back or cancellation).

The conditions which must be satisfied before an option may be exercised, including the period during which the option may be exercised and any performance hurdles, are determined by the Board when the option is granted.  Unless the Board determines otherwise, and having regard to the satisfaction of any performance conditions, an option may be exercised notwithstanding that the exercise conditions have not been met:

•          in circumstances where the relevant executive’s employment with Mayne Pharma terminates as a result of retirement, redundancy, total and permanent disablement or death; or

•   if a takeover bid or scheme of arrangement is made in respect of the company.

In addition, the Board may determine that an option may be exercised notwithstanding that the exercise conditions have not been met in any other circumstances in its discretion.

The expense recognised in the income statement for the current period is $1.0 million (2005: nil) in relation to options granted under the ESOP.  Prior to the demerger of Mayne Pharma Limited on 18 November 2005 (see note 3) the Company did not provide any share-based compensation arrangements to employees under this plan.

Mayne Pharma Senior Executive Short Term Incentive Plan (‘SESTIP’)

Under the SESTIP the Board may award an incentive amount to selected senior executives of Mayne Pharma (an ‘Award’) with the amount awarded being set by reference to a percentage of the executive’s fixed annual remuneration for the year in which the Award is made.  Mayne Pharma executives are required to take a minimum of 40% (or such other percentage as the Board determines) of each Award as deferred Mayne Pharma shares (‘Deferred Shares’).  Mayne Pharma executives may then elect to take a higher proportion up to and including 100% of the amount awarded as Mayne Pharma shares (‘Elective Shares’), with the balance of the award payable in cash.

The Award is based on performance for the year, which is tested against specific performance and service conditions, before it is made.  If the Board determines that the specific conditions applicable to an Award have been satisfied, Mayne Pharma must pay the cash component of the Award to the participant and provide sufficient funds to the trustee of the Mayne Pharma Group SESTIP Trust (the ‘Trustee’) to permit the Trustee to acquire Mayne Pharma shares that are equal to the aggregate number of the Deferred Shares and the Elective Shares comprising the Award.

This plan is currently suspended, no Awards have been made under this plan during the current period (2005: nil).

Mayne Pharma Employee Share Plan (‘ESP’)

The Mayne Pharma ESP allows eligible employees to acquire Mayne Pharma Shares from the Plan Trustee (‘Plan Shares’) with an aggregate market value (for each employee) not greater than $1,000.  Eligible employees are employees of a Mayne Pharma Group company and who are invited to participate in the Mayne Pharma ESP by the Plan Trustee.  The Plan Trustee remains the registered holder of the Plan Shares until they are transferred to the participant in accordance with the terms of the ESP.

No purchase price is payable by participating employees for Plan Shares.  Mayne Pharma will contribute to the Plan Trustee the amount required to acquire the shares on behalf of participating employees and the Plan Trustee will then, at the election of Mayne Pharma, either purchase or subscribe for Mayne Pharma shares on behalf of the participant.

No awards have been made to employees under this plan during the current period (2005: nil).

The terms and conditions of the options that have been granted are as follows, whereby all options are settled by physical delivery of shares.

Grant date/employees entitled	Number of instruments	Vesting conditions	Contractual life of options
Option grant to Executives at 19 November 2005	4,210,000	Three years of service and average growth in total shareholder return of 10-15% for each of the three years	5 years

Option grant to Executives at 13 December 2005	150,000	Three years of service and average growth in total shareholder return of 10-15% for each of the three years	5 years

Option grant to Executives at 1 January 2006	1,365,000	Three years of service and average growth in total shareholder return of 10-15% for each of the three years	5 years

Option grant to Executives at 16 January 2006	1,100,000	Three years of service and average growth in total shareholder return of 10-15% for each of the three years	5 years

Option grant to Executives at 2 March 2006	65,000	Three years of service and average growth in total shareholder return of 10-15% for each of the three years	5 years

Option grant to Executives at 1 April 2006	300,000	Three years of service and average growth in total shareholder return of 10-15% for each of the three years	5 years

Option grant to Executives at 18 May 2006	340,000	Three years of service and average growth in total shareholder return of 10-15% for each of the three years	5 years

Option grant to Executives at 23 May 2006	350,000	Three years of service and average growth in total shareholder return of 10-15% for each of the three years	5 years

Option grant to Executives at 29 May 2006	30,000	Three years of service and average growth in total shareholder return of 10-5% for each of the three years	5 years

Total share options	7,910,000

The number and weighted average exercise price of share options is as follows:

	Weighted average exercise price	Number of options
	2006	2006
Outstanding at the beginning of the period	—	—
Forfeited during the period	—	—
Exercised during the period	—	—
Granted during the period	$2.53	7,910,000
Outstanding at the end of the period	$2.53	7,910,000

Exercisable at the end of the period		—

No options were granted during the year ended 30 June 2005 or in any prior period.

The options outstanding at 30 June 2006 have an exercise price in the range of $2.50 to $2.73 and a weighted average contractual life of 5 years.

During the financial year no share options were exercised (2005: nil).

The fair value of services received in return for share options granted is measured by reference to the fair value of share options granted.  Valuation of options granted over Mayne Pharma shares is based on an independant valuation report provided by Deloitte dated 25 August 2006.  A Monte-Carlo simulation-based valuation model was developed to simulate the date of vesting, the percentage vesting, the share price and its total shareholder return.  Once the simulated date of vesting was determined, a Black-Scholes framework was utilised to determine the fair value of the options as at this future vesting date.  This fair value obtained at each vesting date for each tranche was then discounted back to grant date.

Fair value of share options and assumptions

	Key management personnel	Senior employees
	2006	2006
Fair value at measurement date	$0.69	$0.69

Share price	$2.71	$2.71
Weighted average exercise price	$2.53	$2.53
Expected volatility (expressed as weighted average volatility used in the modelling under the Black-Scholes model)	24.0%	24.0%
Option Life	5 years	5 years
Expected dividends	1.5%	1.5%
Risk-free interest rate (based on the Australian Dollar Swap Rate Curve)	5.5% to 6.2%	5.5% to 6.2%

No options were granted during the year ended 30 June 2005 or in any prior period.

Newly listed companies on the Australian Stock Exchange (‘ASX’) typically experience a higher level of volatility in the early months post listing. Accordingly, in performing their valuation, Deloitte considered this likely impact of the temporary distortion on the fair value calculations and in conjunction with management concluded a volatility factor of 24% was more appropriate than than the actual volatility of 28% that was experienced over the last three months.

The share options granted potentially vest at each performance measure date or at a corresponding quarterly retest date, and from this point become exercisable up until a date five years from the initial grant date.  As the options will be exercised at an unknown time, the residual maturity used in the pricing was assumed to be half of the remaining lifetime of the options.  It has been assumed that taking the mid point of the remaining life is a justified approach for handling the uncertainty of each individual’s exercising strategy.

Share options are granted under a service condition and, for grants to key management personnel, market and non-market conditions.  Non-market performance conditions are not taken into account in the grant date fair value measurements of services received.

	CONSOLIDATED
	2006	2005
	$’000	$’000
Employee expenses

Share options granted in 2005 - equity settled	—	—
Share options granted in 2006 equity settled	988	—
Total expense recognised as employee costs	988	—

23.  Current tax liabilities (restated)

The current tax liability for the consolidated entity of $9.2 million (2005: $13.0 million) represent the amount of income taxes payable in respect of current and prior financial periods.  In accordance with the tax consolidation legislation, the Company as the head entity of the Australian tax-consolidated group has assumed the current tax liability initially recognised by the members in the tax-consolidated group.

24.  Provisions

	Workers Compensation	Acquisitions	Product Development	Operational Restructuring	Corporate Restructuring	Total
	$’000	$’000	$’000	$’000	$’000	$’000
CONSOLIDATED

Balance at 1 July 2005	726	37,126	27,137	971	—	65,960
Provisions made during the year	340	1,221	—	4,343	19,042	24,946
Acquisitions through business combinations	—	442	—	—	—	442
Transferred from creditors	—	195	—	—	—	195
Provisions utilised during the year	(289)	(16,524)	—	—	(10,771)	(27,584)
Provisions released to the income statement	—	(793)	(27,897)	—	—	(28,690)
Effect of movement in foreign exchange rate	—	1,931	760	(13)	—	2,678
Balance at 30 June 2006	777	23,598	—	5,301	8,271	37,947

Current
Balance at 30 June 2006	777	8,090	—	5,301	5,771	19,939
Balance at 30 June 2005	726	16,865	12,033	971	—	30,595

Non-current
Balance at 30 June 2006	—	15,508	—	—	2,500	18,008
Balance at 30 June 2005	—	20,261	15,104	—	—	35,365

Workers compensation

Under legislation in Australia the consolidated entity must have insurance cover in place over workplace injuries or illness.  Prior to the demerger the consolidated entity provided for self-insured workers’ compensation under the licensing conditions and regulations of the State of Victoria, Australia.  The provisions were based on independent actuarial assessments of claims liabilities including incurred but not reported (IBNR) factors.  Subsequent to the demerger the consolidated entity’s ongoing workers compensation liability is provided by external insurers.  The consolidated entity expects to utilise the provision within the next twelve months.

Acquisitions

Provisions are raised for business combinations and acquisitions for contractual arrangements and deferred consideration contribution payments where these liabilities can be measured reliably and where the payment of the consideration is probable.  No provisions were raised relating to business combinations made during the period (2005: $20.5 million).  Provisions totalling $1.2 million (2005: $8.8 million) relating to acquisition of business operations were raised during the period.  See note 33 for details of business combinations and acquired business operations.

The non-current acquisition provision represents deferred consideration payments that are due greater than twelve months from reporting date relating to those acquisitions that were made during the 2005 financial year.  These provisions have been discounted at a rate that reflects the time value of money and the risks specific to the liability.

Product development

In February 2005 the consolidated entity signed an agreement with Pliva to develop and bring to the market bio-similar drug erythropoietin (EPO) and granuloctye colony stimulating factor (G-CSF).  A provision of $27.1 million was recognised in relation to the milestone payments for the product development.  During the current financial year the Mayne Pharma and Pliva agreed to cease the joint collaboration on the product development of EPO (see note 5), as a result the relevant provision has been released to the income statement.

Operational Restructuring

A provision for restructuring is recognised when a detailed plan has been approved and the restructure has commenced or been publicly announced.  During the current financial year a provision of $4.0 million has been recognised in relation to the restructuring of a production line at one of the consolidated entity’s manufacturing sites.  The provision of $1.0 million at 30 June 2005 related to the anticipated restructuring costs to be incurred by the consolidated entity in relation to the Latin American divestment that occurred during that period.

The consolidated entity expects to utilise the provision in relation to both these restructuring activities within the next twelve months.

Corporate Restructuring

The demerger of Mayne Pharma Limited from Symbion Health Limited (formerly Mayne Group Limited) became effective on 18 November 2005.  During the period provisions were raised in relation to particular corporate and operational restructuring that would occur as a result of the demerger.  It is anticipated that the corporate and operational restructuring will be completed by June 2007.

No provision has been released or applied for any purpose other than that for which it was established.

	CONSOLIDATED
	2006	2005
	$’000	$’000
25. Issued capital

Ordinary shares
Issued and paid up capital:
640,655,416 Ordinary shares fully paid (2005: 100 fully paid)	1,608,760	—
Total Issued and Paid Up Capital	1,608,760	—

Movements in ordinary shares on issue:
Opening balance	—	—
Ordinary shares issued during the year pursuant to the Demerger Scheme	1,608,760	—
	1,608,760	—

Terms and condition of ordinary shares

Holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at shareholders’ meetings.  In the event of winding up of the Company ordinary shareholders rank after all creditors and are fully entitled to any proceeds of liquidation.

Stock Exchange Listing

On approval of the demerger (see note 3) Mayne Pharma Limited listed on the Australian Stock Exchange and commenced trading, under the code ‘MYP’, on 21 November 2005.

Share Issues

Ordinary shares of 640,655,316, fully paid at $2.49 per share, were issued during the year ended 30 June 2006 pursuant to the demerger Scheme of Arrangement (see note 3).  No ordinary shares were issued during the year ended 30 June 2005.

Share options

The Company has one share based payment option plan under which certain executives and other employees have been granted options (refer note 22).

26.  Reserves and retained profits (restated)

	Share-based payments	Unrealised gain	Cash flow hedge	Foreign currency translation	Total Reserves	Retained Earnings
	$’000	$’000	$’000	$’000	$’000	$’000
CONSOLIDATED

Balance at 1 July 2005	—	—	—	(6,451)	(6,451)	149,110

Effect of change in accounting policy	—	(3,112)	—	—	(3,112)	—
Balance at 1 July 2005 restated	—	(3,112)	—	(6,451)	(9,563)	149,110

Profit retained for the year	—	—	—	—	—	(40,297)
Dividends	—	—	—	—	—	—
Share based payments	988	—	—	—	988	—
Actuarial gain/(loss)	—	—	—	—	—	(149)
Fair value adjustments	—	(350)	92	—	(258)	—
Foreign exchange adjustments on consolidation	—	—	—	37,672	37,672	—
Transfer to income statement	—	3,530	(92)	—	3,438	—
Balance at 30 June 2006	988	68	—	31,221	32,277	108,664

Balance at 1 July 2004 (as previously stated)	—	—	—	—	—	116,081
Effect of Correction of error (see note 1d)	—	—	—	—	—	8,110
Balance at 1 July 2004 restated	—	—	—	—	—	124,191

Profit retained for the year	—	—	—	—	—	24,919
Dividends	—	—	—	—	—	—
Share based payments	—	—	—	—	—	—
Actuarial gain/(loss)	—	—	—	—	—	—
Fair value adjustments	—	—	—	—	—	—
Foreign exchange adjustments on consolidation	—	—	—	(6,381)	(6,381)	—
Transfer to income statement		—	—	(70)	(70)	—
Balance at 30 June 2005	—	—	—	(6,451)	(6,451)	149,110

Nature and purpose of reserves

Share-based Payment Reserve

The share-based payment reserve includes the recognition of the fair value of share options issued but not yet exercised in accordance with AASB 2 Share-based Payment.

Unrealised Gain Reserve

The unrealised gain reserve includes the changes in the fair value of investments that are classified as available-for-sale.  Amounts are recognised in the income statement when the available-for-sale financial asset is sold or impaired.

Cash Flow Hedge Reserve

The cash flow hedge reserve is used to record the portion of the gains or losses on a hedging instrument in a cash flow hedge that is determined to be effective.  Amounts are recognised in the income statement when the associated hedge transaction affects the profit and loss or where the hedging instrument relates to the acquisition of an asset the amount is recognised in the cost of that asset.

Nature and purpose of reserves

Foreign Currency Translation Reserve

The foreign currency translation reserve records the foreign currency differences arising from the translation of foreign operations on consolidation and the translation of transactions that hedge the consolidated entity’s net investment in a foreign operation or the translation of foreign currency monetary items forming part of the net investment in a foreign operation.  The reserve is recognised in the income statement when the net investment is disposed of.

27.  Dividends

No Dividends were paired or proposed in the current or prior financial years.

After balance sheet date the following dividends were declared by the directors. The dividends have not been recognized as a liability in these financial statements. The declaration and subsequent payment of dividends has no income tax consequences to the Company.

	Cents per share	Total amount	Franked/ unfranked	Date of payment
Dividends on ordinary shares:
Final ordinary dividend for 2006	1.5 c	$9,609,831	Franked	5 October 2006

The financial effect of this dividend has not been brought to account in the financial statements for the financial year ended 30 June 2006 and will be recognised in subsequent financial reports.

	THE COMPANY
	2006	2005
	$’000	$’000
Dividend franking account

30 per cent franking credits available to shareholders of Mayne Pharma Limited for subsequent financial years	4,720	—

The above amounts are based on the balance of the dividend franking account at year end adjusted for:

(a)  franking credits that will arise from the payment of the current tax liabilities;

(b)  franking debits that will arise from the payment of dividends recognised as a liability at the year end;

(c)  franking credits that will arise from the receipt of dividends recognised as receivables by the tax consolidated group at the year end; and

(d)  franking credits that the entity may be prevented from distributing in subsequent years.

The ability to utilise the franking credits is dependent upon there being sufficient available profits to declare dividends.  The impact on the dividend franking account of dividends proposed after the balance sheet date but not recognised as a liability is to reduce it by $4.1 million (2005: nil).

28.  Financial instruments

Financial Risk Management Objectives and Policies

The consolidated entity’s financial instruments, other than derivatives, comprise bank overdrafts, short term borrowings, loans, current and non-current investments, cash, short term deposits and standby letters of credit.  The main purpose of these financial instruments is to manage the consolidated entity’s funding and liquidity requirements.  The consolidated entity has other financial instruments such as trade receivables and trade payables, which arise directly from operations.

Exposure to credit risk, interest rate and currency risks arises in the normal course of the consolidated entity’s business and represents the principal financial risk to which the consolidated entity is exposed.  The consolidated entity uses derivative financial instruments to hedge exposure to fluctuations in foreign exchange rates and interest rates in accordance with the Board approved policies set out below.  It is, and has been throughout the period under review, the consolidated entity’s policy that no trading in financial instruments shall be undertaken.

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument may be found in note 1.

Credit risk

The consolidated entity is exposed to customers ranging from government backed agencies such as hospitals and large private wholesalers to individual clinics and pharmacies.  Concentrations of credit risk are minimised by undertaking transactions with a large number of customers and counterparties in various countries.  The consolidated entity has a credit policy in place and receivable balances are monitored on an ongoing basis with the result that the consolidated entity’s exposure to bad debts is not significant.  Trade receivable exposures are managed locally in the operating regions where they arise.

Investments are allowed only in liquid securities and only with counterparties that have a credit rating equal to or better than the consolidated entity.  The consolidated entity principally deals with major banks and their controlled entities in relation to transactions involving derivative financial instruments and as a result the consolidated entity does not expect any counterparties to fail to meet their obligations given their high credit ratings.

For the years ended 30 June 2006 and 30 June 2005 there were no significant concentrations of credit risk.  The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, in the balance sheet.

Liquidity risk

The consolidated entity’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank overdrafts, short term loans and bank loans.

Interest rate risk

The consolidated entity may enter into interest rate swaps and interest rate options to lower funding costs or to alter interest rate exposures arising from mismatches between assets and liabilities.  An interest rate swap is an agreement to swap interest payment streams based on a notional principal amount.  Interest rate swaps allow the consolidated entity to raise borrowings at fixed or floating rates and swap them into appropriate exposures.  Interest rate options are purchased to reduce the impact of changes in interest rates on floating rate long term debt.  An interest rate option gives the purchaser the right, but not the obligation, to pay or receive interest flows for a specified period of time, at a specified rate, at a specified date in the future.

There were no outstanding interest rate swap or option contracts at 30 June 2006 or at 30 June 2005.

Foreign Exchange Risk

The consolidated entity is exposed to foreign currency risk on sales and purchases that are denominated in a currency other than Australian dollars.  The currencies giving rise to this risk are primarily Sterling, Euro, US dollars and Canadian dollars.  The largest transactional exposure is on Euro to Australian dollar conversion, on Euro sales and Australian dollar manufacturing.

Currency exposure is managed centrally and where deemed necessary the consolidated entity uses forward exchange contracts to hedge its foreign currency risk on committed transactions.  All forward exchange contracts have maturities of less than one year after the balance sheet date however the contracts may be rolled over at maturity if required.

It is the consolidated entity’s policy to neither engage in any speculative transactions nor to hedge currency translation exposures arising from the consolidation of non-Australian dollar subsidiaries.

The consolidated entity classifies its forward exchange contracts, which are hedging committed transactions, as cash flow hedges and measures them at fair value.  The consolidated entity did not have any forward exchange contracts at 30 June 2006 or 30 June 2005.

Fair values

Set out below is a comparison of carrying amounts and fair values of all of the consolidated entity’s financial instruments recognised in the financial statements.  The fair values of financial assets and liabilities are determined by the consolidated entity on the following basis:

Equity securities

The fair value of equity securities is based on quoted market prices at the balance sheet date without any deduction for transaction cost.  For unlisted investments, carrying values approximate fair value.

Interest-bearing loans and borrowings

Fair value is calculated based on discounted expected future principal and interest cash flows.

Finance lease liabilities

The fair value is estimated as the present value of future cash flows, discounted at market interest rates for homogeneous lease agreements.  The estimated fair value reflects changes in interest rates.

Trade and other receivables/payables

For receivables/payables with a remaining life of less than one year, the notional amount is deemed to reflect fair value.  All other receivables/payables are discounted to determine the fair value.

		2006		2005
	Note	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		$’000	$’000	$’000	$’000
CONSOLIDATED

Cash and cash equivalents	12	115,619	115,619	54,436	54,436
Trade and other receivables	13	204,918	204,918	172,356	172,356
Prepayments	13	11,501	11,501	10,818	10,818
Related party receivables	13	—	—	159,054	159,054
Other receivables	13	2,830	2,830	2,460	2,460
Equity securities available-for-sale	15	905	905	4,273	1,206
Secured bank loans	21	—	—	(1,029)	(1,029)
Unsecured bank loans	21	(2,398)	(2,392)	(3,239)	(3,308)
Other unsecured loans	21	(13,587)	(13,198)	(14,776)	(15,042)
Finance lease liabilities	21	(105)	(105)	—	—
Related party indebtedness	21	—	—	(1,570,893)	(1,570,893)
Other payables	20	(44)	(44)	(146)	(146)
Trade and other payables	20	(138,565)	(138,565)	(108,522)	(108,522)
		181,074	181,469	(1,295,208)	(1,298,610)
Unrecognised gains/(losses)			(395)		3,402

Interest rate risk

The financial assets and liabilities of the consolidated entity at 30 June 2006, along with the effective interest rates on interest bearing assets and liabilities, and their maturity profile, are set out below:

		Effective		Less than	1-2	2-5	More than
	Note	interest rate	Total	1 year	years	years	five years
			$’000	$’000	$’000	$’000	$’000
CONSOLIDATED

30 June 2006

Cash and cash equivalents	12	2.10%	115,619	115,619	—	—	—
Unsecured bank loans	21	3.75%	(2,398)	(799)	(799)	(800)	—
Unsecured loan facility	21	1.00%	(13,587)	(3,286)	(3,286)	(7,015)	—
Finance lease liabilities	21	6.49%	(105)	(105)	—	—	—
			99,529	111,429	(4,085)	(7,815)	—

30 June 2005

Cash and cash equivalents	12	—	54,436	54,436	—	—	—
Related party receivables	13	5.67%	159,054	159,054	—	—	—
Related party indebtedness	21	3.99%	(1,570,893)	(1,570,893)	—	—	—
Secured bank loans	21	4.80%	(1,029)	(1,029)	—	—	—
Unsecured bank loans	21	3.75%	(3,239)	(799)	(799)	(1,641)	—
Unsecured loan facility	21	1.00%	(14,776)	(3,286)	(3,286)	(8,204)	—
			(1,376,447)	(1,362,517)	(4,085)	(9,845)	—

(a) Cash and cash equivalents include cash at bank, bank deposits held in the short term money market and investments in commercial paper. Bank deposits are interest bearing at floating rates between 2.75% and 5.75%. All commercial paper matures within 25 days. The carrying amount of bank deposits and commercial paper approximates net fair value due to their short term to maturity.

(b)  Interest-bearing liabilities as at 30 June 2006 were $16.1 million  with an effective interest rate of 1.4%

	CONSOLIDATED
	2006	2005
	$’000	$’000
29. Operating leases

Non-cancellable operating lease rentals are payable as follows:

Property
Less than one year	5,519	2,821
Between one and five years	17,167	9,323
More than five years	14,502	9,397
	37,188	21,541

Plant and equipment
Less than one year	1,143	667
Between one and five years	1,612	532
More than five years	—	—
	2,755	1,199

The consolidated entity leases a number of premises under operating leases.  The leases typically run for a period of 8 years, and in the majority of cases there is an option to renew the lease after that date.  Lease payments are increased every five years to reflect market rentals.  None of the leases includes contingent rentals.

During the financial year ended 30 June 2006 $7.3 million was recognised as an expense in the income statement in respect of operating leases (2005: $6.4 million).

30. Capital and other commitments

At 30 June 2006 the consolidated entity has commitments of $6.0 million (2005: $23.5 million) relating to the upgrade and expansion of manufacturing sites in America and Australia as well as committed expenditure in relation to the finalisation of the fitout of Company’s new head office in London.

The product in-licencing and development commitment of $15.5 million (2005: $6.4 million) represents certain contractual product purchase and licence agreements with third parties where there are deferred consideration obligations.  The amounts of the deferred consideration obligations are variable and the resulting payment is dependent on particular ‘milestone’ achievements.

The consolidated entity has commitments of $15.5 million (2005: $10.4 million) in relation to the consolidated entity’s interest in joint product development arrangements with third parties.

	CONSOLIDATED
	2006	2005
	$’000	$’000
Capital expenditure commitments

Premises and improvements
Due within one year	3,913	19,657
Between one and five years	—	—
More than five years	—	—
	3,913	19,657

Plant and equipment
Due within one year	2,120	3,840
Between one and five years	—	—
More than five years	—	—
	2,120	3,840

Product in-licencing and development
Due within one year	4,598	3,902
Between one and five years	10,918	2,535
More than five years	—	—
	15,516	6,437

31. Contingent liabilities

Legal proceedings

Mayne Pharma is involved in various legal proceedings considered typical to its business, including litigation relating to employment, product liability, commercial disputes, infringement of intellectual property rights and the validity of certain patents.  Although there can be no assurance regarding the outcome of any of the legal proceedings or investigations, management do not expect them to have a materially adverse effect on the consolidated entities financial position or profitability.

The information usually required by AASB 137 Provisions, Contingent Liabilities and Contingent Assets has not been disclosed on the grounds that it can be expected to seriously prejudice the outcome of this litigation.

Contractual Commitments

Mayne Pharma enters into consulting agreements with professional advisers from time to time as part of the normal operations of the business.  In some instances these agreements may have contingent fees associated with the agreements.  Given confidentiality restrictions in those agreements, the contingent fees have not been disclosed.

Guarantees

The consolidated entity has supplied a letter of credit to the financial intermediary of the joint venture entity, Zydus Mayne Oncology Pvt. Ltd, for $1.5 million (2005: nil).

32. Consolidated entities

	Country of	Ownership interest
	incorporation	2006	2005	Principal activity

Parent Entity
Mayne Pharma Ltd (formerly Mayne Pharma Pty Ltd)*	Australia			Treasury, research and development, manufacturing, marketing, selling and distribution

Controlled Entities
Mayne Pharma International Pty Ltd (formerly F H Faulding & Co Ltd)*	Australia	100%	—	Research and development, manufacturing, marketing, selling and distribution
- Mayne Pharma Properties (Vic) Pty Ltd (formerly F H Faulding Properties (Vic) Pty Ltd)*	Australia	100%	—	Property holdings
- Mayne Pharma Properties (SA) Pty Ltd (formerly F H Faulding Properties (SA) Pty Ltd)*	Australia	100%	—	Property holdings
- DSU Pty Ltd*	Australia	100%	—	Dormant
- ACN 007 444 322 Pty Ltd*	Australia	100%	—	Dormant
DBL Australia Pty Ltd*	Australia	100%	100%	Dormant
Mayne Pharma Services Pty Ltd*	Australia	100%	—	Services company
Mayne Pharma Employee Share Acquisition Plan Pty Ltd*	Australia	100%	—	Employee Share Plan
Mayne Pharma (India) Pty Ltd*	Australia	100%	100%	Indian liaison office
Mayne Pharma IP Holdings (Euro) Pty Ltd*	Australia	100%	100%	Research and development
Providex Therapeutics Pty Ltd*	Australia	100%	—	Dormant
Mayne Pharma (Malaysia) Sdn Bhd	Malaysia	100%	100%	Marketing, selling and distribution
Mayne Pharma (Hong Kong) Ltd	Hong Kong	100%	100%	Marketing, selling and distribution
Mayne Pharma (SEA) Pte Ltd	Singapore	100%	100%	Marketing, selling and distribution
Mayne Pharma (NZ) Ltd	New Zealand	100%	100%	Marketing, selling and distribution
Mayne Pharma (Canada) Inc	Canada	100%	100%	Marketing, selling and distribution
Mayne Pharma (Mexico) SA	Mexico	100%	100%	Marketing, selling and distribution
Mayne Pharma (Philippines), Inc	Philippines	100%	100%	Marketing, selling and distribution
Mayne Pharma (USA) Inc	United States	100%	100%	Research and development, manufacturing, marketing, selling and distribution
- Faulding Medical Device Co	United States	100%	100%	Dormant
- Mayne Pharma (PR) Inc	United States	100%	100%	Manufacturing, selling and distribution
Mayne Pharma Euro Finance Co Ltd	United Kingdom	100%	100%	Treasury
Mayne Pharma Plc	United Kingdom	100%	100%	Marketing, selling and distribution and EMEA regional head office
- Intra-Tech Healthcare Limited	United Kingdom	100%	100%	Manufacturing, selling and distribution
- Mayne Pharma (Deutschland Holdings) GmbH	Germany	100%	100%	Holding Company
- Mayne Pharma (Deutschland) GmbH	Germany	100%	100%	Marketing, selling and distribution
- Wasserburger Arzneimittelwerk GmbH	Germany	100%	100%	Manufacturing and selling
- Onkoworks GmbH	Germany	100%	100%	Marketing, selling and distribution
- Mayne Pharma (Portugal) Lda	Portugal	100%	100%	Marketing, selling and distribution
- S.A. Mayne Pharma (Benelux) N.V.	Belgium	100%	100%	Marketing, selling and distribution
- Faulding Pharmaceuticals SA	France	100%	100%	Marketing, selling and distribution
- Mayne Pharma (Italia) Srl	Italy	100%	100%	Marketing, selling and distribution
- Mayne Pharma Srl	Italy	100%	—	Marketing, selling and distribution
- PHT Pharma Srl	Italy	100%	100%	Marketing, selling and distribution
- Mayne Pharma (Espana) S.L .	Spain	100%	100%	Marketing, selling and distribution
- Mayne Pharma (Finland) Oy	Finland	100%	—	Marketing, selling and distribution
- Mayne Pharma (Ireland) Limited	Ireland	100%	100%	Marketing, selling and distribution
- Central Laboratories (IRE) Ltd	Ireland	100%	100%	Dormant
- Mayne Pharma (Schweiz) GmbH	Switzerland	100%	100%	Marketing, selling and distribution
- Mayne Pharma (Nordic) AB	Sweden	100%	100%	Marketing, selling and distribution

*These entities form part of the Australian tax consolidation group

The companies listed above are those whose results or financial position principally affected the figures shown in this financial report.  The accounting year ends of all subsidiaries is 30 June.  The country of registration and the principal activity of company detailed above is also provided.

33. Acquisition of controlled entities and businesses

Acquisition of controlled entities

	Date of Acquisition	Proportion of shares Acquired

30 June 2006

FH Faulding & Co Limited and subsidiaries	18 November 2005	100%

30 June 2005
Intra-Tech Healthcare Limited	2 June 2005	100%
Onkoworks Gesellschaft fuer Herstellung und Vertrieb onkologischer Spezialpraepararte GmbH	20 June 2005	100%
PHT Pharma Srl	24 June 2005	100%

30 June 2006

FH Faulding & Co Limited

On 17 June 2005 Mayne Group Limited, the former parent entity of the consolidated entity, announced its intention to demerge its global, injectable generic and speciality pharmaceuticals business to create an independent publicly traded company.  That company is Mayne Pharma Limited ('Mayne Pharma'), formerly known as Mayne Pharma Pty Limited.  On 16 November 2005 the shareholders of Mayne Group Limited approved the demerger (see note 3).

The approval of the demerger triggered a number of transactions that occurred to fulfil the requirements of the Implementation Deed, the Demerger Deed, the Internal Restructure Agreements and certain other agreements for the purposes of effecting an internal restructure of Mayne Group Limited prior to separation of the pharmaceutical business.

As a result of the internal restructuring transactions of Mayne Group Limited on 18 November 2005 Mayne Pharma acquired, from Mayne Group Limited, 100% of the shares of FH Faulding & Co Limited, representing the pharmaceutical manufacturing business located in Salisbury Australia, for consideration of $73.3 million.  The provisional fair value of the acquired assets and liabilities is set out below.

In the seven and a half months to 30 June 2006 the operations of FH Faulding & Co Limited contributed net profit after tax of $6.9 million to the consolidated net profit for the period.  If the restructuring had occurred on 1 July 2005 the estimated impact for the twelve months to 30 June 2006 would have been to increase revenue by an additional $13.9 million and increase profit by an additional $6.2 million.

In addition, the internal restructuring transactions that took place as a result of the demerger resulted in other assets totalling $2.4 million being transferred from Mayne Group Limited to Mayne Pharma Limited.

30 June 2005

Intra-Tech Healthcare Limited

On 2 June 2005 the consolidated entity formalised the acquisition of Intra-Tech Healthcare Limited a company specialising in the manufacture and distribution of aseptically prepared pre-filled syringes and infusion bags based in London, United Kingdom, for a total consideration of $47.7 million.  The provisional fair value of the acquired assets and liabilities is set out below.

The consolidated entity obtained effective control over the operations of Intra-Tech Healthcare Limited in January 2005 and its results have therefore been included in these consolidated financial statements from that date resulting in a contribution of $0.4 million to net profit for the financial year ended 30 June 2005.  If the consolidated entity had acquired the operations at the beginning of the 2005 financial reporting year the estimated impact on the consolidated entity for the twelve months to 30 June 2005 would have been to increase revenue by an additional $25.2 million and increase profit by an additional $1.7 million.

Onkoworks Gesellschaft fuer Herstellung und Vertrieb onkologischer Spezialpraepararte GmbH

On 20 June 2005 the consolidated entity acquired all of the shares of Onkoworks Gesellschaft fuer Herstellung und Vertrieb onkologischer Spezialpraepararte GmbH (‘Onkoworks’), for a total consideration of $26.8 million.  Onkoworks is a pharmaceutical company that focuses on the sale of generic and oncology products to specialist doctors operating in private practices across Germany.  The provisional fair values of the acquired assets and liabilities is set out below.

From the date of acquisition the operations of Onkoworks contributed net profit after tax of $0.3 million to the net profit of the consolidated entity for the financial year ended 30 June 2005.  If the operations of Onkoworks had been acquired by the consolidated entity at the beginning of the 2005 financial reporting year the estimated impact on revenue for the twelve months to 30 June 2005 would have been to increase revenue by an additional $6.1 million and reduce profit by $0.8 million.

PHT Pharma Srl

The consolidated entity formalised the acquisition of PHT Pharma Srl on 24 June 2005 for a total consideration of $25.9 million and by doing so increased its presence in the Italian hospital market.  PHT Pharma Srl (‘PHT’) is a Milan based marketing and sales organisation whose product range is focused on cardiovascular, anaesthesiology and pain management.  The provisional fair value of the acquired assets and liabilities is set out below.

The consolidated entity obtained effective control over the operations PHT in January 2005 and its results have therefore been included in these consolidated financial statements from that date resulting in a contribution of $0.4 million to net profit for the financial year ended 30 June 2005.  If the consolidated entity had acquired the operations at the beginning of the 2005 financial reporting year the estimated impact on the consolidated entity for the twelve months to 30 June 2005 would have been to increase revenue by an additional $5.5 million and increase profit by an additional $0.3 million.

Acquisition of businesses

30 June 2006

Biologici Italia Laboratories

On 1 July 2005 the consolidated entity entered into an agreement to acquire the hospital sales and distribution capability of Biologici Italia Laboratories, a pharmaceutical company based in Milan, Italy.  The acquisition was completed on 2 August 2005 with the consolidated entity acquiring the business and assets for a total consideration of $16.3 million.

30 June 2005

Laboratorios Farmaceuticos ROVI SA

On 15 December 2004 the consolidated entity acquired the specialised hospital generic pharmaceutical distribution business of Laboratorios Farmaceuticos ROVI SA (‘ROVI’) for total consideration of $30.3 million securing the consolidated entity a direct sales and marketing presence in Spain.  The purchase included the acquisition of distribution rights for an existing generic hospital product portfolio and pipeline of injectable products including a sales and marketing team.

Effect of acquisitions

The acquisitions had the following effect on the consolidated entity’s assets and liabilities.

30 June 2006

	Biologici Italia Laboratories	FH Faulding & Co Limited	Mayne Pharma recognised values	Fair value adjustments*	Acquiree carrying amounts
	$’000	$’000	$’000	$’000	$’000
Property, plant and equipment	5	47,954	47,959	(3,866)	44,093
Intangible assets	421	47,954	48,375	(47,410)	965
Inventories	962	5,015	5,977		5,977
Trade and other receivables	13	22,417	22,430		22,430
Cash and cash equivalents	—	(615)	(615)		(615)
Interest-bearing loans and deposits	—	(50,458)	(50,458)		(50,458)
Trade and other payables	(248)	(25,902)	(26,150)	15,195	(10,955)
Net identifiable assets and liabilities	1,153	46,365	47,518	(36,081)	11,437

Goodwill on acquisition	15,195	26,955	42,150
Consideration paid	16,348	73,320	89,668

Satisfied in:
— cash	16,005	—	16,005
— deferred consideration	343	—	343
— creation of interest-bearing borrowing	—	73,320	73,320

Cash/(overdraft) acquired	—	(615)	(615)
Net cash outflow	16,005	615	16,620

*All of the above fair value adjustments were made in relation to the acquisition of FH Faulding & Co Limited

Goodwill has arisen on acquisition of FH Faulding & Co Limited and the business of Biologici Italia Laboratories because of existing customer relationships and the inherent knowledge of employees that did not meet the criteria for recognition as an intangible asset at the date of acquisition.

30 June 2005

	Intra-Tech Healthcare Limited	Onkoworks GmbH	PHT Pharma Srl	Laboratorios Farmaceuticos ROVI SA	Mayne Pharma recognised values	Fair value adjustments	Acquiree carrying amounts
	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Property, plant and equipment	1,402	101	43	—	1,546	—	1,546
Intangible assets	—	2,155	126	—	2,281	—	2,281
Inventories	1,251	1,658	2,594	—	5,503	—	5,503
Trade and other receivables	4,299	5,487	10,429	5,998	26,213	—	26,213
Cash and cash equivalents	2,143	1,472	528	—	4,143	—	4,143
Interest-bearing loans and deposits	(54)	—	(1,099)	—	(1,153)	—	(1,153)
Trade and other payables	(3,727)	(3,089)	(8,648)	—	(15,464)	—	(15,464)
Net identifiable assets and liabilities	5,314	7,784	3,973	5,998	23,069	—	23,069

Goodwill on acquisition	42,389	18,992	21,917	24,350	107,648
Consideration paid	47,703	26,776	25,890	30,348	130,717

Satisfied in:
— cash	44,642	16,408	13,142	30,348	104,540
— deferred consideration	3,061	10,368	12,748	—	26,177

Cash/(overdraft) acquired	2,143	1,472	528	—	4,143
Net cash outflow	42,499	14,936	12,614	30,348	100,397

Goodwill has arisen on the above acquisitions because of existing customer relationships and the inherent knowledge of employees that did not meet the criteria for recognition as an intangible asset at the date of acquisition.

At 30 June 2005 the above acquisitions were accounted for on a provisional basis.  During the current financial year the fair value of the assets and liabilities acquired under each of the business combinations detailed above were finalised.  As a result during the financial year ended 30 June 2006 the acquisition accounting of these business combinations was adjusted to accurately reflect the fair value of the assets and liabilities acquired resulting in an increase to goodwill of $1.8 million.

		CONSOLIDATED
		2006	2005
		$’000	$’000

34.	Reconciliation of cash flows from operating activities (restated)

	Cash flows from operating activities

	Profit for the period after tax	(40,297)	24,919

	Add/(less) adjustments of non-cash items:
	Depreciation	19,650	16,423
	Amortisation	29,946	25,340
	Impairment losses	103,634	952
	Debt forgiveness		1,990
	Net unrealised foreign exchange (gains)/losses	(1,961)	872
	Share options expensed	988
	Loss on sale of property, plant and equipment	4,119	884
	Unsettled charges and commissions with controlled entities	—	—
	Demerger related items	2,758
	Other	—	—
	Operating profit before changes in working capital and provisions	118,837	71,380

	Changes in assets and liabilities net of effects from acquisitions/disposals of businesses and controlled entities:
	(Increase)/decrease in trade and other receivables	(9,289)	(3,573)
	(Increase)/decrease in deferred tax receivables	11,430	(756)
	(Increase)/decrease in prepayments	(781)	140
	(Increase)/decrease in inventories	(8,927)	(272)
	(Decrease)/increase in trade and other payables	25,190	2,858
	(Decrease)/increase in current tax liabilities	2,508	19,114
	(Decrease)/increase in deferred tax	5,272	(7,426)
	(Decrease)/increase in employee benefits	8,298	7,087
	(Decrease)/increase in provisions	15,358	(1,989)
		49,059	15,183
	Net cash from operating activities	167,896	86,563

	Reconciliation of cash and cash equivalents:
	Cash and cash equivalents	115,619	54,436
	Bank overdraft	—	—
	Cash and cash equivalents in the statement of cash flows	115,619	54,436

35. Key management personnel disclosures

AASB 124 Related Party Disclosures defines key management personnel as including all non-executive directors, executive directors and another persons having authority and responsibility for planning, directing and controlling the activities of the consolidated entity.  The names of the key management personnel are listed below, these individuals were considered key mangement personnel for the entire period unless otherwise stated.  The dates an individual is classified as a key management personnel may differ from their dates of employment with the consolidated entity.

Current non-executive directors	Current executives
Peter John Willcox (Chairperson)	Bill Joe Simmons (Chief Operating Officer, appointed 14 July
Nora Lia Scheinkestel	2006, Acting Chief Operating Officer, 18 November 2005 to 14
John Martin Sime	July 2006)
Rowan McRae Russell	Hugh Nigel Burrill (Executive Vice President, Research and
Development, from 18 November 2005)
Former non-executive directors	John Marshall Johnson (Senior Vice President, Global Quality)
Ian Blackburne (resigned 18 November 2005)	Michael Rutkowski (President Global Manufacturing and Supply)
James William Hall (resigned 18 November 2005)	Jeffrey Wayne Pearce (Executive Vice President, Human
Sarah Carolyn Hailes Kay (resigned 18 November 2005)	Resources and Internal Communications, ceased employment 15
Eric Paul McClintock (resigned 18 November 2005)	September 2006)
Peter Charles Barnett (retired 22 February 2005)	Dimitrios Constantinos Kiriacoulacos (Acting General Counsel
Peter Edward Mason (retired 22 February 2005)	and Company Secretary, 19 November 2005 to 31 July 2006)
David William Knott (retired 31 March 2005)	Ron Squarer (Senior Vice President, Global Business
Professor Judith Sloan (retired 9 November 2004)	Development, appointed 23 May 2006)

Current executive directors	Former executives
Thierry Jean Alphonse Soursac (Chief Executive Officer	Scott Richards (President Commercial Operations, resigned 31
and Group Managing Director, appointed 19 November	March 2006)
2005)	Stuart John Hinchen (President Americas to 1 July 2005, Chief
Paul Andrew Binfield (Executive Vice President, Chief	Financial Officer 1 July 2005 to 18 November 2005)
Financial Officer appointed 19 November 2005)

Former executive directors
Stuart Bruce James (Group Managing Director and Chief
Executive Officer, resigned 18 November 2005)
Peter Lindsay Jenkins (Chief Development Officer,
resigned 31 March 2006)
Michael John Kotsanis (Senior Vice President
Commercial Operations Asia Pacific, resigned as director 4 October 2005)

Key management personnel compensation

The key management personnel compensation are as follows:

	CONSOLIDATED (1)
	2006	2005
	$’000	$’000

Short-term employee benefits	13,736	10,441
Long term benefits	—	—
Post-employment benefits	796	446
Other compensation	2,305	745
Termination benefits	6,190	808
Share-based payments	1,602	712
	24,629	13,152

(1) This table represents full disclosure of compensation to key management personnel paid by Symbion Health Limited (formerly Mayne Group Limited) and Mayne Pharma Limited.  Accordingly these figures will differ to compensation disclosed in note 6 and 22.

Individual directors and executive compensation disclosures

Apart from the details disclosed in this note, no director has entered into a material contract with the consolidated entity or the Company since the end of the previous financial year and there were no material contracts involving directors’ interest at  year end.

Loans to key management personnel and their related parties

During the financial year no loans were made available to key management personnel or their related parties (2005: nil).

Other key management personnel transactions

From time to time, Directors and group executives (and their personally related parties) enter into transactions with the Company and its controlled entities.  These transactions occur within normal customer or supplier relationships on terms and conditions that are no more favourable than those available, or which might reasonably be expected to be available, on similar transactions to non-director related entities on an arms’ length basis.

Subsequent to the demerger from Mayne Group Limited, the consolidated entity engaged the professional legal services of Mallesons Stephen Jaques, a firm of which Mr Rowan McRae Russell is a Partner.  The fees paid post demerger were $600,015 and were billed based on normal commercial terms and conditions.  Prior to the date of demerger, legal fees for services rendered were charged to the ultimate parent company, Mayne Group Limited, and were not separately allocated to the consolidated entity.

Options and rights and equity instruments

The movement during the reporting period in the number of options over ordinary shares in Mayne Pharma Limited held, directly, indirectly, or beneficially by each key management person, including their related parties is as follows:

	Held at 1 July 2005	Granted as compensation	Exercised	Held at 30 June 2006	Vested during the year	Vested and exercisable at 30 June 2006

Directors
Thierry Jean Alphonse Soursac	—	2,700,000	—	2,700,000	—	—
Paul Andrew Binfield	—	1,360,000	—	1,360,000	—	—

Executives
Jeffrey Wayne Pearce (2)	—	990,000	—	990,000	—	—
Bill Joe Simmons	—	500,000	—	500,000	—	—
Hugh Nigel Burrill	—	375,000	—	375,000	—	—
Dimitrios Constantinos Kiriacoulacos	—	150,000	—	150,000	—	—
Ron Squarer	—	350,000	—	350,000	—	—

(2) Jeffrey Pearce (Executive Vice President, Human Resources and Internal Communications) ceased employment with the Company on 15 September 2006.  The 990,000 share options granted to Mr Pearce during the period were cancelled on the cessation of his employment and will form part of his termination payment.

Prior to the date of demerger, 18 November 2005 (see note 3), the Company did not offer options, rights or equity instruments to any individuals.  No options held by key management personnel and their related parties are vested but not exercisable at 30 June 2006.  No options were held by key management person related parties.

Movement in shares

The movement during the reporting period in the number of ordinary shares in Mayne Pharma Limited held directly, indirectly or beneficially, by each key management personnel, including their related parties, is as follows:

	Held at 1 July 2005	Share Split on demerger(1)	Purchases	Received on exercise of options	Sales	Held at 30 June 2006

Directors
Peter John Willcox	—	45,227	14,266	—	—	59,493
Rowan McRae Russell	—	53,450	7,161	—	—	60,611
John Martin Sime	—	2,210	16,465	—	—	18,675
Nora Lia Scheinkestel	—	7,590	21,248	—	—	28,838
Thierry Jean Alphonse Soursac	—	—	—	—	—	—
Paul Andrew Binfield	—	188,562	—	—	—	188,562

Executives						—
Jeffery Wayne Pearce	—	233,878	—	—	—	233,878

(1) Prior to the date of demerger, 18 November 2005 (see note 3), no individual held any shares in the Company, 100% of the issued capital of Mayne Pharma Limited was held by Mayne Group.  On the date of demerger each individual that held a Mayne Group Share received one share in Mayne Pharma Limited.

Changes in key management personnel in the period after the reporting date and prior to the date when the financial report is authorised for issue

Subsequent to year end the following changes occurred in the key management personnel of the consolidated entity and Company.

On 31 July 2006 Tamara Joseph commenced employment with the Company as Executive Vice President, General Counsel and Company Secretary replacing Dimitrios Kiriacoulacos who retired from the position of Acting General Counsel on 31 July 2006.

Jeffrey Pearce (Executive Vice President, Human Resources and Internal Communications) ceased employment with the Company on 15 September 2006.  The 990,000 share options granted to Mr Pearce during the period were cancelled on the cessation of his employment and will form part of his termination payment.

36. Other related party disclosures

Identity of related parties

The Company has a related party relationship with it’s subsidiaries (see note 32), associates and joint venture entities (see note 16) and with its key management personnel (see note 35 and note 40).

Subsidiaries

Loans are provided by the Company to wholly owned subsidiaries.  Interest is charged on all loans that are not repayable on demand at rates based on the consolidated entity’s planned investment and borrowing rates at the commencement of the financial year.

Details of investments in associates  are disclosed in note 16.

Associates

During the financial year ended 30 June 2006, associates purchased goods from the consolidated entity in the amount of $3,209,997 (2005: $2,606,154) and at 30 June 2006 associates owed the consolidated entity $1,307,365 (2005: $1,085,453).  Transactions with the associate are priced on an arm’s length basis.

No dividends were received from associates in the 2006 or 2005 financial year.

Symbion Health Limited (‘Symbion’)

The consolidated entity had a related party relationship with Symbion (formerly Mayne Group Limited) up until the demerger of Mayne Pharma Limited on 18 November 2005 (see note 3).

Sale of Goods

The consolidated entity supplies products to Symbion’s Pharmacy business.  For the four and a half months to 18 November 2006 Symbion purchased goods from the consolidated entity to the amount of $17.0 million (2005: $33.1 million).

Shared Services Agreement

On the demerger of Mayne Pharma Limited (see note 3) certain shared facilities and services were provided by Symbion to the consolidated entity under the terms and conditions of the Transition and Shared Services Agreements that were established on demerger.  The Shared Services Agreements expired on 28 February 2006.  The amounts charged by Symbion to the consolidated entity under the agreements were on a cost recovery basis only.

37. Subsequent events

Acquisition of SuperGen oncology products

On 22 June 2006 the consolidated entity announced that an agreement had been reached with SuperGen, Inc (‘SuperGen’) to acquire the North American rights to Nipent (pentostatin for injection) and SurfaceSafe.  Nipent is a treatment approved for patients with hairy cell leukaemia and SurfaceSafe is a two step, towelette system to decontaminate surfaces where chemotherapy is mixed or administered.

The total consideration payable for the purchase of the two oncology products from SuperGen is USD 33.4 million (AUD 45.1 million).  Under the terms of the agreement Mayne Pharma will acquire all product rights, patents, registrations, trademarks, inventories and relevant supplier and customer contracts relating to Nipent in North America and SurfaceSafe.

Subsequent to year end the formalities of the acquisition have been completed and on 22 August 2006 Mayne Pharma paid USD 13.4 million (AUD 18.1 million), of the total USD 33.4 million (AUD 45.1 million) consideration, to SuperGen upon signing the acquisition agreement.  The remaining payments under the terms of the acquisition agreement are contingent on key events and product performance.

Continued development agreement with Pliva

On 28 July 2006 the consolidated entity announced that an agreement with Pliva d.d. (‘Pliva’) has been finalised for the continued development of biosimilar granulocyte-colony stimulating factor (‘G-CSF’) for the European, South East Asian, Middle Eastern and Asia Pacific markets.  G-CSF is a haematopoietic growth factor used for the treatment of the side-effects associated with chemotherapy.

This agreement is an amendment of a collaboration originally signed with Pliva in February 2005 involving G-CSF and Erythropoietin (‘EPO’).  Following the previously announced termination of the EPO part of the collaboration (see note 5 and 19), this agreement secures the continuing development of G-CSF and reflects the significant progress of the product through development.  G-CSF continues to meet the product development milestones set by Mayne Pharma and Pliva.

The consolidated entity is committed to pay $6.0 million on signing the agreement with Pliva.  Upon successful achievement of all milestones future capital commitments total $20.6 million.

Dividend declaration

Since the end of the financial year the directors have declared the following dividend:

	Amount per ordinary share	Franked amount per share	Amount per share of foreign source dividend	Record date for determining entitlements	Dividend payment date

Final ordinary	1.5 c	1.5 c	0.0 c	20 September 2006	5 October 2006

The financial effect of these dividends has not been brought into account in the financial statements for the financial year ended 30 June 2006 and will be recognised in subsequent financial reports.

38.   Explanation of transition to AIFRS

These are the consolidated entity’s first consolidated annual financial statements prepared in accordance with AIFRS.

Except for the change in accounting policy (refer note 39), the accounting policies adopted by the consolidated entity have been applied in preparing the consolidated financial statements for the year ended 30 June 2006 and the comparative information for the year ended 30 June 2005 and the preparation of an opening AIFRS balance sheet at 1 July 2004 (the consolidated entity’s  date of transition).

In preparing its opening AIFRS balance sheet and comparative information for the year ended 30 June 2005 the consolidated entity adjusted amounts reported previously in financial statements prepared in accordance with its old basis of accounting (previous GAAP).

An explanation of how the transition from previous GAAP to AIFRS has affected the consolidated entity ‘s financial position, financial performance and cash flows is set out in the following tables and the notes that accompany the tables.

Reconciliation of equity

CONSOLIDATED

	Note	Previous GAAP	Effect of transition to AIFRS 1 July 2004	AIFRS	Previous GAAP	Effect of transition to AIFRS 30 June 2005	AIFRS
			$’000			$’000
Current Assets
Cash and cash equivalents		38,151	—	38,151	54,436	—	54,436
Trade and other receivables		141,173	—	141,173	172,356	—	172,356
Related party receivables		117,778	—	117,778	159,054	—	159,054
Prepayments		11,674	—	11,674	10,818	—	10,818
Inventories		176,831	—	176,831	180,570	—	180,570
Total Current Assets		485,607	—	485,607	577,234	—	577,234

Non-Current Assets
Other receivables		3,723	—	3,723	2,460	—	2,460
Investments		4,728		4,728	4,273	—	4,273
Investments accounted for using the equity method		984	—	984	1,304	—	1,304
Deferred tax assets	(h)	28,025	8,380	36,405	31,563	5,598	37,161
Property, plant and equipment	(b), (g)	170,276	(4,235)	166,041	228,619	(5,550)	223,069
Product development	(g)	11,541	13,651	25,192	17,274	18,458	35,732
Goodwill	(a)	865,017	(119,744)	745,273	890,454	(65,743)	824,711
Identified intangible assets	(a), (g)	60,461	121,751	182,212	145,634	99,110	244,744
Total Non-Current Assets		1,144,755	19,803	1,164,558	1,321,581	51,873	1,373,454

Total Assets		1,630,362	19,803	1,650,165	1,898,815	51,873	1,950,688

Current Liabilities
Trade and other payables		86,317	—	86,317	108,522	—	108,522
Related party indebtedness		1,154,424	—	1,154,424	1,570,893	—	1,570,893
Interest-bearing liabilities		2,623	—	2,623	5,629	—	5,629
Employee benefits	(c)	9,883	449	10,332	13,180	405	13,585
Current tax liabilities		—	—	—	12,999	—	12,999
Provisions		14,161	—	14,161	30,595	—	30,595
Total Current Liabilities		1,267,408	449	1,267,857	1,741,818	405	1,742,223

Non-Current Liabilities
Other payables		2,709	—	2,709	146	—	146
Interest-bearing liabilities		234,857	—	234,857	13,415	—	13,415
Deferred tax liabilities	(h)	10,067	9,725	19,792	2,779	9,587	12,366
Employee benefits		759	—	759	4,514	—	4,514
Provisions		—	—	—	35,365	—	35,365
Total Non-Current Liabilities		248,392	9,725	258,117	56,219	9,587	65,806

Total Liabilities		1,515,800	10,174	1,525,974	1,798,037	9,992	1,808,029

Net Assets		114,562	9,629	124,191	100,778	41,881	142,659

Equity
Equity attributable to equity holders of the parent
Issued capital		—	—	—	—	—	—
Reserves	(b), (d)	(23,473)	23,473	—	(29,283)	22,832	(6,451)
Retained profits		138,035	(13,844)	124,191	130,061	19,049	149,110
Total Equity		114,562	9,629	124,191	100,778	41,881	142,659

Notes to the reconciliation of equity

The deferred tax impact of the adjustments described below are set out in note (h).

(a) AASB 3 ‘Business Combinations’ (AASB 3)

The consolidated entity has applied AASB 3 to all business combinations that have occurred since 1 July 2004 (the date of transition to AIFRS).  In addition, the consolidated entity has elected to apply AIFRS retrospectively to all business combinations that occurred between 1 October 2003 and the date of transition.  Accordingly, the consolidated entity has revisited the acquisition accounting of certain business combinations under AIFRS resulting in the revised measurement of certain acquired assets.

In making the election to apply AASB 3 from 1 October 2003 the consolidated entity has revisited the following business combinations under AIFRS, that occurred prior to transition date:

•                                          purchase of the worldwide generic injectable paclitaxel business and related assets and infrastructure from NaPro Biotherapeutics, Inc (NaPro) and Abbott Laboratories (Abbott);

•                                          purchase of a suite of injectable multivitamin products and related assets and infrastructure that were marketed in the USA by aaiPharma Inc; and

•                                          purchase of the shares and the injectable pharmaceutical manufacturing business of Wasserburger Arzneimittelwerk Dr Madaus GmbH (Wasserburger).

•                                          In addition, the consolidated entity has revisited those acquisitions made prior to 30 June 2005 but subsequent to transition date.  These include:

•                                          purchase of the operations of the generic pharmaceutical business of Laboratorios Farmacéuticos ROVI SA specialising in sales and distribution to the hospital segment;

•                                          purchase of the shares in Intra-Tech Healthcare Limited a manufacturer and distributor of aseptically prepared pre-filled syringes and infusion bags;

•                                          purchase of the shares and the specialist oncology product business of Onkoworks Gesellschaft fuer Herstellung und Vertrieb onkologischer Spezialpraeparate GmbH; and

•                                          purchase of the shares in PHT Pharma Srl, which is a generic pharmaceutical business that specialises in the hospital segment.

Under AIFRS goodwill acquired in a business combination will not be amortised, but instead will be subject to annual impairment testing, or testing upon the occurrence of triggers that indicate potential impairment.

In applying AASB 3 to those business combinations that occurred prior to transition date, additional intangible assets have been identified and the consolidated entity reduced goodwill by $119.7 million and increased intangible assets by $117.5 million on 1 July 2004. The net difference of $2.2 million, being a credit to retained earnings, comprises a reversal in goodwill amortisation of $5.6 million, an increase in intangibles amortisation of $6.2 million and the derecognition of costs capitalised into goodwill of $1.6 million.  The amortisation charge recognised in the income statement relating to the additional intangible assets recognised on transition to AIFRS is $12.2 million for the year to 30 June 2005.

The effect on the consolidated entity of applying AASB 3 for the year to 30 June 2005 reduced goodwill by $2.9 million  relating to the derecognition of costs capitalised into goodwill with the corresponding amount being charged to other expenses in the income statement.

The requirement to cease all goodwill amortisation from transition date had the effect of reducing the amortisation expense in the income statement by $45.7 million for the year to 30 June 2005.

(b) AASB 116: ‘Property, Plant and Equipment’ (AASB 116)

Under previous GAAP the accounting policy of the consolidated entity was to independently revalue land and buildings every three years to their fair values with these values reassessed in the intervening periods as to their appropriateness.  Under AIFRS, the consolidated entity has elected to apply the cost basis of recording property, plant and equipment thereby deeming the carrying value of property, plant and equipment to be the cost value from the date of transition.

In making the above election on transition to AIFRS, the asset revaluation reserve was derecognised as it is no longer a valid reserve in electing the cost model of valuation.  On the date of transition to AIFRS the asset revaluation reserve of the consolidated entity under previous GAAP was nil, therefore no transitional adjustment was required.  At 30 June 2005 the asset revaluation reserve under previous GAAP was $0.7 million   This revaluation was reversed resulting in a reduction in the value of property, plant and equipment and removal of the asset revaluation reserve.

(c) AASB 119: ‘Employee Benefits’ (AASB 119)

Under previous GAAP the policy of the consolidated entity was to ensure that sufficient contributions were made to the defined benefit superannuation plans, operated in the United States and Germany, to ensure that there was no actuarial shortfall (based on the most recent plan calculation of the ‘accumulated benefit obligation’) in the individual plans.  These contributions were expensed in accordance with actuarial assessments and the rules of the respective fund.

Under AIFRS, AASB 119 requires the net surplus or deficit of defined benefit funds, at transition date, to be recognised in the statement of financial position with a corresponding entry to retained profits.  The transitional adjustment is based on an actuarial valuation of each scheme at transition date determined in accordance with AASB 119.  The consolidated entity recognised a defined benefit liability of $0.5 million on transition to AIFRS.

Revised AASB 119 permits a number of options for the recognition of actuarial gains or losses on an ongoing basis.  The consolidated entity has elected to early adopt revised AASB 119 and has elected to recognise all actuarial gains or losses directly in equity with the other components of defined benefit costs being recognised in the income statement.

(d) AASB 121: ‘The Effects of Changes in Foreign Exchange Rates’ (AASB 121)

On the date of transition to AIFRS, the consolidated entity took advantage of an exemption in AASB 1 that permits the resetting of the Foreign Currency Translation Reserve (‘FCTR’) to nil.  This election resulted in a credit adjustment against the FCTR of $23.5 million  with a corresponding adjustment being made to retained earnings.

Subsequent to transition to AIFRS exchange rate differences relating to the translation of foreign operations, including the impact on the AIFRS transition adjustments, will continue to be recognised as a separate component of equity in the FCTR.  The exchange differences are then released through the income statement when the foreign operation is disposed of.  Therefore, the gain or loss on a future disposal of a foreign controlled entity will exclude the translation differences that arose before the date of transition to AIFRS.

(e) AASB 132: ‘Financial Instruments: Disclosure and Presentation’ (AASB 132) and AASB 139: ‘Financial Instruments: Recognition and Measurement’ (AASB 139)

Under AASB 132/139, the consolidated entity’s accounting policy has changed to recognise in the balance sheet all derivatives and some financial assets and financial liabilities at fair market value.  Those financial assets and financial liabilities not at fair value are carried at cost or amortised cost.

AASB 139 recognises fair value hedge accounting, cash flow hedge accounting and hedges of investments in foreign operations in the balance sheet.  The gains and losses on hedging instruments that arise from the use of fair value hedges are recognised in the income statement.  The gains and losses on hedging instruments that arise from the use of cash flow hedges, to the extent they are effective, are deferred to equity until the hedged item is recognised.  Gains and losses on hedging instruments used in hedges of net investments in foreign operations are recognised in the foreign currency translation reserve in equity.  Hedge accounting can only be utilised where effectiveness tests are met on both prospective and retrospective bases.  This change in accounting treatment may significantly increase volatility in the statement of financial performance where hedge accounting is identified as ineffective.

In addition, AASB 139 requires that all embedded derivatives that exist within contracts, to which the consolidated entity is a party, must be recognised on balance sheet.  The consolidated entity has reviewed all applicable contracts and has determined that there are no embedded derivatives that require separate measurement and reporting.

The consolidated entity is required to comply with AASB 132/139 from 1 July 2004 however an exemption is available under AASB 1 such that comparative information does not need to be restated under these standards.  The consolidated entity  has elected to take advantage of this exemption therefore there are no adjustments in relation to these standards for 1 July 2004 or the financial year ending 30 June 2005 as previous GAAP continues to apply for these periods.

Refer note 39 regarding the impact of this change in accounting policy for the year ended 30 June 2006 and on the comparative reporting period on adoption of AASB 132/139 from 1 July 2005.

(f) AASB 136 ‘Impairment of Assets’ (AASB 136)

On adoption of AASB 136 tangible non-current assets and intangible assets with finite useful lives must be tested for impairment, initially on the date of transition to AIFRS, being 1 July 2004, and thereafter if there is an indicator of potential impairment.  Goodwill, intangible assets and assets note yet available for use with indefinite useful lives must also be tested for impairment, initially at transition date, and thereafter on an annual basis.

Under AASB 136 impairment of these assets are assessed by comparing the carrying value of the assets to the discounted net cash flows generated by either the individual assets or the applicable ‘cash generating unit’ to which the assets being tested belong.

At transition date no impairment of any tangible non-current asset or intangible asset was identified for the consolidated entity.

For the year ended 30 June 2005 no impairment of any tangible non-current asset or intangible asset has been identified for the consolidated entity.

(g) AASB 138: ‘Intangible Assets’ (AASB 138)

Under previous GAAP the consolidated entity’s policy on research and development activities was to recognise all costs incurred as an expense in the income statement.  Under AIFRS AASB 138 prohibits the recognition of internally generated intangible assets except for certain items of development expenditure that must be capitalised.

On transition to AIFRS, the consolidated entity recognised an intangible asset, relating to development activities of $13.7 million  For the year to 30 June 2005 there was a reduction in other expenses of $5.8 million  elating to development expenditure capitalised and an increase to amortisation expense of $1.0 million   relating to the amortisation of capitalised development costs, resulting in a net increase in net profit before tax of $4.8 million  for the year to 30 June 2005.

The general principles under AASB 1 require, on transition to AIFRS, that the recognition and classification of all assets and liabilities be assessed in terms of AIFRS.  The consolidated entity has reviewed all intangibles recognised under previous GAAP and computer software assets developed for internal use to confirm that the criteria of AASB 138 for recognition have been met.  On transition to AIFRS, computer software assets of $4.2 million were reclassified from other non-current assets to intangible assets.  During the twelve months to 30 June 2005 computer software assets totalling $0.6 million were capitalised and have been reclassified from property, plant and equipment to other intangible assets.

(h) AASB 112: ‘Income Taxes’ (AASB 112)

With the introduction of AIFRS a ‘balance sheet’ approach to accounting for taxation has been adopted, replacing the previous GAAPs ‘income statement’ approach.  The balance sheet approach recognises deferred tax balances when there is a difference between the carrying value of an asset or liability and its tax base.

Under previous GAAP to recognise a deferred tax asset the ‘virtually certain’ or ‘beyond reasonable doubt’ test of realising the benefit must be met.  Under AIFRS, the threshold for asset recognition is the ‘probable’ test.

The identified net tax adjustments to deferred tax assets and liabilities that arise on transition to AIFRS standards, comprise the following:

	CONSOLIDATED
	1 July 2004	30 June 2005
	$’000	$’000
Property, plant and equipment	1,245	1,216
Product development costs	593	2,036
Employee benefits	(122)	(135)
Adoption of AASB 3	499	451
Adoption of balance sheet approach	(870)	421
Net increase/(decrease) in net deferred tax liability/(asset)	1,345	3,989

The effect on the income statement for the year to 30 June 2005 increased the tax charge by $2.4 million

The effect of the above adjustments on retained earnings is as follows:

		CONSOLIDATED
	Note	1 July 2004	30 June 2005
		$’000	$’000

Goodwill	(a)	(119,744)	(65,743)
Other intangibles	(a), (g)	121,751	99,110
Property, plant and equipment	(b), (g)	(4,235)	(5,550)
Product development costs	(g)	13,651	18,458
Employee benefits	(c)	(449)	(405)
Reclassification of foreign currency translation reserve	(d)	(23,473)	(23,498)
Asset revaluation reserve	(b)	—	666
Deferred tax	(h)	(1,345)	(3,989)
Total adjustment to retained earnings		(13,844)	19,049

Attributable to:
Equity holders of the parent		(13,844)	19,049
		(13,844)	19,049

Reconciliation of profit for the year ended 30 June 2005

		CONSOLIDATED
	Note	Previous GAAP	Effect of transition to AIFRS 30 June 2005	AIFRS
			$’000

Sales revenue		644,735	—	644,735
Cost of sales		(368,973)	—	(368,973)
Gross profit		275,762	—	275,762

Other income		6,725	—	6,725
Distribution expenses		(20,085)	—	(20,085)
Selling and marketing expenses		(72,647)	—	(72,647)
Administrative expenses		(50,759)	—	(50,759)
Product development expenditure	(g)	(44,079)	5,788	(38,291)
Amortisation of operating rights and licences	(a), (g)	(8,859)	(13,136)	(21,995)
Other expenses	(a)	(57,007)	42,724	(14,283)
Results from operating activities		29,051	35,376	64,427

Financial income		2,039	—	2,039
Financial expense		(17,391)	—	(17,391)
Net financing costs		(15,352)	—	(15,352)

Share of net profits of associates accounted for using the equity method		320	—	320
		—	—
Profit/(loss) before tax		14,019	35,376	49,395

Income tax expense	(h)	(8,132)	(2,413)	(10,545)

Profit after tax but before profit and loss of discontinued operations and loss on sale of discontinued operation		5,887	32,963	38,850

Loss of discontinued operation and loss on sale of discontinued operation, net of tax	(d)	(13,861)	(70)	(13,931)

Profit/(loss) attributable to members of Mayne Pharma Limited		(7,974)	32,893	24,919

Explanation of material adjustments to the cash flow statement

Development costs of $5.8 million  for the year to 30 June 2005 were classified in operating cash flows under previous GAAP in the cash flow statement.  Under AIFRS development costs that are capitalised in accordance with AASB 138 (see note 1(r)) are classified as investing cash flows.

There are no other material differences between the cash flow statement presented under AIFRS and the cash flow statement presented under previous GAAP.

39.          Change in accounting policy

In the current financial period the consolidated entity adopted AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement, from 1 July 2005.  This change in accounting policy has been adopted in accordance with the transition rules contained in AASB 1 First-time Adoption of Australia Equivalent to International Financial Reporting Standards, which does not require the restatement of comparative information for financial instruments within the scope of AASB 132 and AASB 139.

The adoption in AASB 139 has resulted in the consolidated entity recognising available-for-sale investments and all derivative financial instruments as assets or liabilities at fair value.  This change has been accounted for by adjusting the opening balance of equity (retained earnings, hedge reserve and fair value reserve) at 1 July 2005.

The impact on the balance sheet in the comparative period is set out below as an adjustment to the opening balance sheet at 1 July 2005.

		CONSOLIDATED
	Note	Previous GAAP	Effect of change in accounting policy	AIFRS
			$’000

Equity securities available-for-sale	(a)	4,273	(3,067)	1,206
Fair value internal derivatives	(b)	—	—	—
Fair value derivative liabilities	(b)	—	—	—
Cash flow hedge reserve	(b)	—	—	—
Unrealised gain reserve	(a)	—	(3,112)	(3,112)
Foreign currency translation reserve	(a)	—	(45)	(45)

Notes to the reconciliation of financial instruments as if AASB 132/139 was applied at 1 July 2005

(a)  Available-for-sale financial assets

Under previous GAAP available-for-sale equity securities were recognised at cost.  In accordance with AIFRS these are recognised at fair value with any movements in fair value recorded within equity.  Upon sale of an available-for-sale financial asset amounts previously recognised in equity will be ‘recycled’ through the income statement.  Any impairment in the carrying value of available-for-sale securities will be recognised in current period income.

The effect on the consolidated entity is to decrease equity securities available-for-sale by $3.1 million  and decrease the fair value reserve by $3.1 million  at 1 July 2005.

(b)  Derivatives

Under the previous GAAP, and the consolidated entity’s accounting policy, not all derivatives were recognised on balance sheet.  On adoption of AASB 139 all derivatives will be recognised on balance sheet.   At 1 July 2005 there is no effect on the consolidated entity  on adoption of this new accounting policy.

(c)  Loans and receivable

Under AIFRS loans and receivables are required to be carried at amortised cost.  There is no effect on the consolidated entity  at 1 July 2005 on adoption of this new accounting policy.

40.   Remuneration of Directors & other Key Management Personnel

Under AASB124 “Related Party Disclosures” (AASB124), we are required to disclose remuneration details of our “key management personnel” (‘KMP’). In addition to the directors, for the purposes of this disclosure, our KMPs also includes the executives noted in Table 11.1. For the remainder of this note those KMPs that are not Directors, will be referred to as Specified Executives.

This note explains Mayne Pharma’s remuneration policies and practices and the emphasis the Directors place on linking rewards and Company performance.

The note covers the following six areas:

1. Remuneration Committee and Principles of Reward

2. Non-Executive Director Remuneration

3. Board Policy on Executive Remuneration

4. Executive Director and Specified Executive Remuneration

5. Company Performance

6. Remuneration Paid

Unless otherwise stated all values expressed in this note are Australian dollars (‘AUD’).

Section 1 – Remuneration Committee and Principles of Reward

The Remuneration Committee sets remuneration policy for the company and oversees its implementation.  The Committee’s Charter, available at www.maynepharma.com, sets forth the Committee’s role, responsibilities, membership and operation.

The Committee’s objective in assessing appropriate levels of remuneration is to closely align remuneration of key management personnel with shareholders’ interests. This is achieved through remuneration packages that emphasize performance-related pay. The performance or “at risk” remuneration comprises short term incentives and long term incentives, where reward outcomes will be determined having regard to the performance of both Mayne Pharma and the individuals.

Section 2 – Non-Executive Director Remuneration

Board policy on Non-Executive Director remuneration

Mayne Pharma’s Constitution provides that the Board shall determine the total remuneration paid to Directors for their services as Directors in respect of each year and its distribution amongst them, provided that such total amount shall not exceed the maximum aggregate amount approved from time to time by shareholders in a general meeting.  The present maximum aggregate amount is $1,500,000 a year.

The fees paid to Directors reflect the responsibilities of, and time commitments required from, each Director to discharge their duties. In order to maintain their independence and impartiality, the remuneration of Non-Executive Directors is not linked to the performance of Mayne Pharma.

In setting fee levels, the Board periodically obtains external independent advice as to the appropriate remuneration levels to remain competitive with the market. In particular, the Board seeks to position the emoluments of Non-Executive Directors at levels similar to those in Australian companies of comparable size and complexity to Mayne Pharma.

The current level of Non-Executive Directors’ fees was set on 1 September 2005 .

Table 2 — Non-Executive Directors: Base fees for 2006 financial year

	Board		Audit & Compliance and Remuneration Committees
	Chairman	Member	Chairman	Member
Fee (AUD)	330,000	110,000	15,000	—

Superannuation contributions in addition to Directors’ fees are made by Mayne Pharma on behalf of the Non-Executive Directors in accordance with Mayne Pharma’s statutory obligations.

In accordance with Article 6.5 of Mayne Pharma’s Constitution, Directors are also permitted to be paid additional fees for extra or special services.  Such fees are not included in the aggregate remuneration cap approved by shareholders.

Additional fees paid to Directors for the due diligence processes associated with the proposal to list on the London Stock Exchange were:

Table 3 Non Executive Directors:  Additional fees

Non Executive Director	Additional Fee Paid
P Willcox	$20,000
N Scheinkestel	$30,000
J Sime	$20,000
R Russell	$20,000

Retirement Allowances

No current Non-Executive Director is entitled to a retirement allowance upon ceasing to hold office.

Non-Executive Directors’ Share Plan

The Board believes it is important for Non-Executive Directors to have an equity interest in Mayne Pharma to better align their interests with those of shareholders. To achieve this, the establishment of a Non-Executive Directors’ Share Plan (‘Plan’) was approved by the Board.

Directors must apply a minimum of 20% of their Directors’ fees to acquiring shares in Mayne Pharma under the Plan. The Board determined that this mandatory minimum participation level would only apply until the value of shares in which the Director has an interest is equal to or greater than the annual amount of the Director’s fees. The Plan also allows Non-Executive Directors to take a higher proportion of their fees in the form of shares should they elect to do so.

A Non-Executive Director who acquires shares under the Plan generally must not transfer those shares before the earlier of the end of ten years from the date acquired or the date on which the Non-Executive Director ceases to be a Director of Mayne Pharma.

The Plan is not a performance-based share plan and is not intended to be an incentive component of Non-Executive Director remuneration.

During the year, a total of 33,263 ordinary shares were purchased on the market in accordance with the Plan and the value of these shares is shown in table 4.1.   No new shares were issued under the Plan during the year.

Remuneration paid to Directors

The total fees paid to individual Non-Executive Directors (cash plus shares) are inclusive of fees in connection with attendance at Board and Board committee meetings.

Dr T Soursac and Mr P Binfield do not receive any fees for their services as Executive Directors of the Company.

Table 4.1  Current Non-Executive Directors’ Remuneration

Other
						Post	Equity	compensation
		Primary				employment	Compensation	Termination/
		Cash	Shares	Incentive	Non-monetary	Super-	Fair Value of	Retirement	Total
	(1)	$	$(4)	$	benefits	annuation	Share options	Payments	Remuneration
P Willcox	2006 2005	330,382 280,500	38,368 49,500	— —	— 1,949	33,188 29,700	— —	— —	401,938 361,649
R Russell	2006 2005	117,069 72,690	19,181 45,194	— —	— 2,164	12,262 10,610	— —	— —	148,512 130,658
N Scheinkestel (2)	2006 2005	140,471 —	14,529 —	— —	— —	13,950 —	— —	— —	168,950 —
J Sime (3)	2006 2005	128,086 67,182	17,331 9,328	— —	— —	13,088 6,766	— —	— —	158,504 83,276
TOTALS	2006 2005	716,007 420,372	89,409 104,022	— —	— 4,113	72,487 47,076	— —	— —	877,903 575,583

(1) Comparative remuneration data for 2005 is derived from the Symbion Healthcare Limited (formerly Mayne Group Limited) (‘Symbion’) Annual Review for 2005 and reflects the remuneration paid to the directors by Symbion for that year. With respect to 2006, the remuneration reflects amounts paid by Symbion to directors up until the date of demerger and remuneration paid to directors by the Mayne Pharma from that date.

(2) Dr N Scheinkestel was appointed to the board of Symbion on 1 July 2005.

(3) Dr J Sime was appointed to the board of Symbion on 10 November 2004.

(4) These shares were purchased from Directors fees pursuant to the Non-Executive Directors’ Share Plan.

Table 4.2  Current Executive Directors’ Remuneration

Other
							Equity	compensation
		Primary				Post	Compensation	Termination/
					Non-monetary	employment	Fair Value of	Retirement	Total
		Cash	Shares	Incentive	benefits	Superannuation	Share options	Payments	Remuneration
	(1)	$	$	$	$(3)		$(4)	$	$
T Soursac (1)	2006 2005	1,337,251 —	— —	1,002,942 —	836,238 —	267,456 —	402,418 —	— —	3,846,305 —
P Binfield (1)(2)	2006 2005	675,575 436,880	— —	624,500 485,000	1,836 2,593	83,454 33,120	202,838 —	150,929 —	1,739,132 957,593
TOTALS	2006 2005	2,012,826 436,880	— —	1,627,442 485,000	838,074 2,593	350,910 33,120	605,256 —	150,929 —	5,585,437 957,593

(1) Dr T Soursac and Mr P Binfield were paid their remuneration to 18 November 2005 by Symbion. This table reflects all remuneration paid to those employees either by Symbion or Mayne Pharma in 2006 and 2005.

(2) Mr P Binfield was paid in lieu of accrued but untaken annual and long service leave on his transfer to London and cessation of his Australian employment contract.

(3) Non-monetary benefits include payments for the provision of accommodation, utilities, travel, motor vehicles, etc.

(4) Fair value of options have been calculated based on an independent valuation dated 25 August 2006.   The fair value is apportioned pro rata from grant date to the projected date of vesting in three years.

Table 4.3  Former Non-Executive Directors and Executive Directors’ Remuneration

Other
						Post	Equity	compensation
		Primary				employment	Compensation	Termination/
					Non-monetary	Super-	Fair Value of	Retirement	Total
		Cash	Shares	Incentive	benefits	annuation	Share options	Payments	Remuneration
	(1)	$	$	$	$	$	$	$	$
S James (2)	2006 2005	676,236 1,750,000	315,467 285,989	875,000 1,925,000	189,933 249,642	— —	— —	3,488,796 —	5,545,332 4,210,631
P Jenkins (2)(11)	2006 2005	463,396 423,083	— —	472,500 552,000	81,329 119,729	67,895 117,583	— 29,143	774,624 —	1,859,744 1,241,538
M Kotsanis (3)	2006 2005	437,861 404,737	— —	387,000 400,000	5,126 40,596	17,931 11,585	— —	— —	847,918 856,918
I Blackburne (4) (5)	2006 2005	46,875 84,182	— 13,544	— —	— 1,460	4,219 8,795	— —	— —	51,094 107,981
J Hall (4)(6)(10)	2006 2005	76,875 7,083	— —	— —	— —	6,919 638	— —	— —	83,794 7,721
C Kay (4)(10)	2006 2005	72,500 105,750	— 18,000	— —	— —	6,525 11,138	— —	— —	79,025 134,888
P McClintock (4)(6)	2006 2005	70,313 9,375	— —	— —	— —	6,328 844	— —	— —	76,641 10,219
P Barnett (4)(7)	2006 2005	— 57,038	— 6,327	— —	— 1,581	— 5,704	— —	— 277,568	— 348,218
P Mason (4)(7)	2006 2005	— —	— 53,527	— —	— 1,862	— 4,826	— —	— 277,387	— 337,602
J Sloan (4)(8)	2006 2005	— —	— 33,146	— —	— 2,550	— 2,995	— —	— 253,328	— 292,019
D Knott (4)(9)	2006 2005	— 26,650	— 17,840	— —	— —	— 4,000	— —	— —	— 48,490
TOTALS	2006 2005	1,844,056 2,867,898	315,467 428,373	1,743,500 2,877,000	276,388 417,420	109,817 168,108	— 29,143	4,263,420 808,283	8,543,648 7,596,225

(1)   Comparative remuneration data for 2005 is derived from the Symbion Healthcare Limited (formerly Mayne Group Limited) (‘Symbion’) Annual Report for 2005 and reflects the remuneration paid to the directors by Symbion for that year. With respect to 2006, the remuneration reflects amounts paid by Symbion to directors up until the date of demerger and remuneration paid to dorectors by Mayne Pharma from that date.

(2)   In accordance with their Service Agreements, the Company made a separation payment to Mr James for the balance of his Agreement (19 November 2005 to 28 August 2007) and a payment to Mr. Jenkins equivalent to 12  months FAR, plus accrued but untaken leave.

(3)   Mr M Kotsanis was a director of Mayne Pharma Pty Ltd which became Mayne Pharma Limited upon demerger. He resigned from that directorship on  4 October 2005 in preparation for demerger, however he continued his employment as a senior executive with the Company. Remuneration disclosed represents all amounts paid for the full year.

(4)   Directors of Symbion who did not become directors of Mayne Pharma upon demerger are considered key management personnel of Mayne Pharma up to the time of demerger in accordance with the requirements of  AASB 124 “Related Party Disclosures”. With the exception of Mr Kotsanis, none of these individuals are currently associated with the Company.

(5)   Dr I Blackburne was appointed as a director of Symbion on 1 September 2004.

(6)   Mr J Hall and Mr P McClintock were appointed to the board of Symbion on 8 June 2005.

(7)   Mr P Barnett and Mr P Mason retired from the board of Symbion on 22 February 2005.

(8)   Professor J Sloan retired from the board of Symbion on 9 November 2004.

(9)   Mr D Knott was appointed to the board of Symbion on 10 November 2004 and resigned on 31 March 2005 to take an overseas posting.

(10) Includes payments of $30,000 and $20,000 respectively to Mr J Hall and Ms C Kay for their membership of the demerger committee.

(11) Mr P Jenkins was classified as a KMP during the period as he was the Chief Development officer of Mayne Group Limited and subsequently Mayne Pharma in addition to being a director of Mayne Pharma Pty Ltd.

Non-Executive Directors are not entitled to Long Service Leave. No Executive Directors took Long Service Leave during the year.

Section 3 — Board Policy on Executive Remuneration

Overview

The effective management of executive remuneration underpins the ability of Mayne Pharma to attract, retain and motivate executives of the calibre essential to the successful leadership and management of a global company against the exacting standards required of the pharmaceutical industry.

The Company operates in a competitive global environment, with most of the Company’s revenues being generated in the Northern Hemisphere and most of the senior executives being based in London.

To assist the Board, expert remuneration advice is sought in respect of executive and non-executive directors and specified executives. To address the global environment, separate market information is obtained for the three countries i.e. UK, USA and Australia where personnel are located, as well as comparisons with industry generally and the pharmaceutical sector specifically.

A large proportion of the total remuneration is potentially based on performance, with delivery over the short, medium and long term. Performance measures are balanced between absolute financial measures and strategic delivery objectives to achieve maximum alignment between executive and shareholder objectives.

Executive Remuneration Policy

The Remuneration Committee recommended, and the Board has adopted a Mayne Pharma Executive Remuneration Policy (‘Policy’) to provide the framework and direction for reward and recognition structures and processes applicable to all Mayne Pharma executives and senior management, recognising the global spread of the Company’s activities.

The policy provides that executive remuneration will:

•              reinforce the Company’s short, medium and long-term objectives as set out in its Company’s strategic business plans;

•              provide common interest between employees and shareholders by linking executive rewards to enhancement of sustainable shareholder wealth; and

•              be competitive in the markets in which the Company operates, in order to attract top talent, motivate delivery of superior performance and recognise capabilities. The relevant comparator market takes into account factors such as company dimensions, geographical location, specialty pharmaceutical roles, global activity and the key recruitment markets.

The components of total remuneration shall be Fixed Annual Remuneration (‘FAR’) and “at risk” remuneration, which comprises Short Term Incentive (‘STI’) and Long Term Incentive (‘LTI’). The reward mix of these components shall be set to provide competitive overall reward based on the range between the 50th to 70th percentile of comparable companies and the relevant level of  “risk” components appropriate to the markets within which Mayne Pharma operates. Exceptions to the policy require the specific approval of the Remuneration Committee.

FAR shall reflect the Company’s agreed position in the global pharma (oncology) market or other specialty markets based on the scope of roles and executives’ demonstrated competencies.

STI awards shall be determined by applying an assessment of executive and business performance against a mix of quantitative and qualitative measures.  The quantitative measures shall focus predominantly on Company earnings and the qualitative measures shall focus on a range of initiatives related to implementation of the strategic business plan.  For STI arrangements, market comparisons are based on the potential reward for the achievement of target performance, to eliminate the influence on market data of actual performance of individual executives in comparator companies.

LTI awards may be in the form of Company shares, rights or options.  All current LTI awards include performance conditions which align executive reward to the outcomes experienced by other shareholders over the performance measurement or vesting period.  The fair value of options granted shall reflect the competitive requirements of the relevant markets.  For LTI arrangements care is taken to understand the basis of calculation used for the fair value of other company schemes to ensure that true comparisons are available with other companies’ LTI arrangements.

Specific factors influencing the Company remuneration strategy

The strategic objective at the demerger in November 2005 was to establish the Company as a leading global generic injectable and specialty pharma business. With this came a major change through the re-location of the global business operations and the executives from Melbourne to London. The consequence for executive remuneration was a significant shift in the comparative market for Mayne Pharma’s key management personnel, i.e. concentration on the Northern Hemisphere and pharma industry remuneration market rather than Australian general industry, which was the comparator when the Company was part of Mayne Group.

Also as part of this change, external appointments have been made for key professional pharmaceutical roles within the Company, with a number of those roles being sourced from the pharma industry in the USA.

In April 2006, following a review of the strategic direction, the Company further refined its strategy to that of becoming a leading global specialty pharma company focused on the oncology customer. This involves increased specialisation of professional, scientific and executive skills.

Mayne Pharma’s compensation structures take into account this strategy and these skills as well as the capability and experience of the key management personnel. The Remuneration Committee believes that the strong emphasis on performance-based short and long-term compensation should encourage executives to focus on delivering the business strategy during this period of critical change, thereby enhancing future shareholder value as well as providing meaningful incentives consistent with the competitor oncology/pharma employment market.

Section 4 — Executive Director and Specified Executive Remuneration

Dr T Soursac (Chief Executive Officer and Managing Director), and Mr Paul Binfield (Executive Vice President, Chief Financial Officer) are Executive Directors of Mayne Pharma.

Refer to Table 11.1 for a list of Specified Executives.

Components of remuneration

As outlined earlier, executive remuneration includes both fixed and incentive or performance-related components.

The maximum proportions of fixed and performance-based remuneration for the Group Managing Director, Executive Vice President Chief Financial Officer and  Specified Executives is set out in Table 5.

Table 5 Reward Mix Rating — Maximum

	% Fixed	% as STI	% as LTI
T Soursac	29	36	35
P Binfield	33	28	39
J Pearce	36	30	34
H Burrill	43	36	21
B Simmons	45	37	18
J Johnson	51	34	15
M Rutkowski (1)	100	—	—
R Squarer	43	36	20
D Kiriacoulacos	61	20	19

(1)  Mr Rutkowski is engaged under an employment contract which entitles him to a retention bonus if his employment continues through 31 October 2006 and no performance-related incentives apply.

Except for some individual circumstances related to external recruitment, and executives transferring from Australia to the United Kingdom, the granting of options has not extended to Company executives below executive directors and specified executives.  Executives who report to specified executives generally have between 20% and 30% of total target remuneration related to performance through STI based on business and individual performance.

Fixed Annual Remuneration (‘FAR’)

The FAR for the Chief Executive Officer, Chief Financial Officer and Specified Executives comprises base salary and is subject to annual review by the Board.

The Company remuneration policy is to review executive remuneration with effect from 1 July each year. However, in the present circumstances of the early stages of implementation of the oncology strategy and the number of recent external recruits, the Board determined that increases would apply to only two key management personnel from the July 2006 review. Those increases were at the rate of 4% per annum, consistent with the overall annual rate of increase in fixed remuneration for other Company employees.

Short Term Incentive (‘STI’)

The Chief Executive Officer and Managing Director is entitled to annual STI payments subject to the achievement of key performance indicators (‘KPI’s) which are set by the Mayne Pharma Board in consultation with Dr Soursac. The KPIs include both financial (including business profitability and cash flow) and non-financial (including key elements of strategy implementation, recruitment and development of senior executive capability and overall growth of the business) targets in respect of the Company and Dr Soursac’s performance. These performance conditions were chosen because the Board considered them to be essential to the Company achieving its goals for the year and laying the foundation for future growth. The minimum value of any STI is 75% of the base salary, the maximum value is 150% of base salary and the on target STI for achievement of all KPIs for a year is 100% of base salary (‘Target STI’).

Specified Executives are entitled to annual STI payments based on the achievement of KPIs which are set by the Chief Executive Officer and Managing Director and approved by the Remuneration Committee. The KPIs include both financial and non-financial targets in respect of Company and business unit such as Earnings Before Interest and Tax and Free Cash Flow, and individual performance. The individual objectives relate to the implementation of the strategic objectives of the Company. They vary with position and responsibility and include measures such as achieving strategic outcomes, improvement in business effectiveness, product availability, safety and environment performance.

The value of any STI actually provided in a year will be determined by the Board having regard to the level of achievement of the KPIs.

Any STI award due to Dr Soursac, Mr Binfield or the Specified Executives is paid in cash.

Long Term Incentive (‘LTI’)

The Chief Executive Officer & Managing Director, the Executive Vice President, Chief Financial Officer, and Specified Executives were granted options to acquire shares in Mayne Pharma pursuant to the Mayne Pharma Executive Share Option Plan (‘ESOP’).

Each option gives the executive an entitlement, subject to the satisfaction of the performance conditions described below and payment of the exercise price, to acquire one fully paid ordinary share.

The shares necessary to satisfy the exercise of any options will be acquired on market at the time an executive exercises an option.

These options all vest in three tranches, equally divided over several years.  For options with performance conditions related to the financial year ended 30 June ‘06, one third of the Initial Grant will potentially vest immediately following the release of Mayne Pharma’s profit results for the financial year ended 30 June ‘06, one third on the first anniversary of that date and one third on the second anniversary of that date, provided the relevant conditions are met.  Similarly for options with performance conditions related to the financial year ended 30 June ‘07, one third of the grant will potentially vest immediately following the release of Mayne Pharma’s profit results for the financial year ended 30 June ‘07, one third on the first anniversary of that date and one third on the second anniversary of that date.  For the four KMP’s who have a contractual right to yearly option grants (Messrs Soursac, Binfield, Simmons and Pearce), these same vesting rules and performance conditions would apply to all subsequent grants.

All options are subject to the performance conditions being satisfied.  The performance condition is based on Mayne Pharma’s total shareholder return (‘TSR’). TSR is the sum of any movement in the market price of Mayne Pharma Shares, dividends paid on those Shares and any capital returns. If the compound average growth rate in TSR over the performance period is 10%, then 50% of the options which are due to vest at that time, will vest.  If the compound average annual growth rate in TSR over the performance period is 15%, then 100% of the options which are due to vest at that time, will vest.  For growth rates between 10 and 15%, a proportionate number of the relevant options will vest.

If the performance condition is not met at the vesting date for any of the options, the performance condition will be re-tested at quarterly intervals over the following two year period.

For certain executives if there is a material change in their duties and responsibilities and the executive exercises their right to terminate the service contract as a result, the executive may elect to have all of the options which have been granted to them at the date of termination and which have not vested, vest immediately or alternatively to have those options vest in accordance with the normal vesting schedule, in either case without any performance conditions attached. For other executives, such vesting occurs only if there is a diminution of their duties and responsibilities. However, on termination for any other reason, the Mayne Pharma Board will determine in its absolute discretion whether any unvested options will vest.

The latest time at which an option may be exercised shall be five years from the date of the grant of the option. Options not exercised by that date shall lapse.

All Executives and Executive Directors who hold options under the ESOP are subject to the Company policy which prohibits them from entering into a transaction relating to those options that operates to limit the economic risk of the options allocated to them under the plan.

Details of participation by key management personnel are shown by number of options granted in during the financial year in table 6 and by value in table 7.

Table 6 Number of options granted to Executive Directors and Specified Executives

Executive Directors and Specified Executives	Options	Exercise Price	Date of Effect	Performance Year
T Soursac	2,700,000	$2.50	19-Nov-05	30-Jun-06
P Binfield	1,360,000	$2.50	19-Nov-05	30-Jun-06
J Pearce (1)	990,000	$2.50	1-Jan-06	30-Jun-06
B Simmons	500,000	$2.50	16-Jan-06	30-Jun-06
H Burrill	375,000	$2.50	1-Jan-06	30-Jun-06
R Squarer	350,000	$2.68	22-May-06	30-Jun-07
D Kiriacoulacos	150,000	$2.50	19-Nov-05	30-Jun-06

(1) Subsequent to year end, Mr Pearce ceased employment with the company and his options were cancelled and included in his termination payment.

The total fair value of unvested performance options has been calculated by an independent expert, using assumptions detailed in table 12.

For the reporting of remuneration for the year (refer Tables 4.1, 4.2, 4.3. 11.1 & 11.2), the fair value of unvested options is apportioned pro rata from the grant date to the projected vesting date which is three years.

For the executives in table 6, the grants of options were contained in Executive Service Agreements with the date of effect of the grants to apply from the commencement of the Agreements. The formal grant of options for Dr T Soursac was approved on 5 April 2006 and for the remaining executives on 14 August 2006, with the exception of Mr H Burrill’s, which were approved on 16 September 2006.

Table 7 Value of options granted to Executive Directors and Specified Executives

Executive Directors and Specified Executives	$ Amount granted in the year (Total Fair Value)	$ Amount of Options Exercised	$ Amount of Options Forfeited
T Soursac	1,976,000	—	—
P Binfield	996,000	—	—
J Pearce (1)	565,000	—	—
B Simmons	329,000	—	—
H Burrill	246,250	—	—
R Squarer	229,000	—	—
D Kiriacoulacos	110,000	—	—

(1) Subsequent to year end, Mr Pearce ceased employment with the company and his options were cancelled and included in his termination payment.

The options granted to Executive Directors and Specified Executives were provided at no cost to the executives. No options granted under the Mayne Pharma ESOP have been exercised during the year and none have lapsed.  Subsequent to year end but before the date of this report, 990,000 options were cancelled upon the cessation of employment of a senior executive.

Relocation costs associated with recruitment and transfer of overseas specified executives

Moving the headquarters of Mayne Pharma to London resulted in the requirement to recruit and relocate a number of Specified Executives.  In addition, to Dr Thierry Soursac joining Mayne Pharma as Chief Executive Officer and Managing Director, the Executive Vice President, Chief Financial Officer and certain specified executives were relocated to London.

Where recruitment or relocation from overseas was required, relocation benefits in accordance with the executives’ contracts of employment were offered.

The range of these benefits and services provided to these individuals may include:

•                  Travel to London for themselves and their immediate family on commencement

•                  Legal advice and processing of required working visas

•                  Tax advice and tax equalisation on foreign earned income

•                  Removal costs

•                  Temporary accommodation for the executive and family for an initial transition period

•                  Rental costs for a prescribed period

Section 5 — Company performance

A discussion of the Company’s performance and its relationship with Board remuneration policy during its first year as an independent company is set out below. This summary of the Company’s performance is based on the pro forma results. The pro forma results exclude all significant items and include normalisation adjustments to reflect the costs of operating as an independent Company, as well as the inclusion of the Salisbury operations for the full 12 month period. The Company believes that this enables a meaningful analysis of the underlying financial performance of Mayne Pharma’s business.

Pro forma earnings before interest, tax, depreciation and amortisation increased significantly in the financial year ended 30 June ‘06 to $170.7 million compared to $133.7 million in financial year 2005.

Pro forma earnings before interest and tax increased significantly in financial year 2006 to $119.0 million compared to $86.6 million in financial year 2005.

Mayne Pharma has declared a dividend of 1.5c per share for the period ended 30 June 2006, its first dividend as an independent Company.

Relationship of Performance to Remuneration in the financial year ended 30 June ‘06

The STI is for performance during the period from 1 July 2005 or the date of commencement of each Executive Directors and Specified Executives to 30 June 2006, and the percentage of remuneration it represents is reported in table 5. The actual amounts were determined on 6 September 2006 following the review of Mayne Pharma’s performance against target criteria by the Remuneration Committee.

The payments reflect the excellent financial and strategic outcome for the period as reported above.

The LTI is directly related to TSR as defined in section 4 of this note. Entitlement to any reward from this component of remuneration requires a minimum growth in TSR of 10% per annum from 19 November 2005 to the date of the release of the financial results.

Historical long-term incentive entitlement

Mayne Group Share Option Scheme

Prior to 2002 Mayne Group executives were entitled to participate in the Mayne Executive Share Option Scheme (‘Scheme’).The Scheme was based on the allocation of options at an exercise price equal to the underlying share price at the date of allocation. There were no performance hurdles attached to the options, which was the underlying reason for the Mayne Group Board decision to cease future option allocations from 2002.

At the demerger date, the exercise price of the options was reduced by the amount of the capital reduction in the Mayne Group shares ($2.49) and consequently the options can only be exercised in favour of Symbion shares.

Only three key management personnel, none of whom are now employed by Mayne Pharma, held options from the Scheme beyond the demerger date. Details of these are set out in Table 9.

Table 9

Former Key Management Personnel	Number of Options	Exercise Price(1)	Expire in Financial Year	Total Value	%of Total remuneration
S Richards	100,000	$4.39	2007	$217,000	9.20%
S Hinchen	50,000	$2.60	2007	$77,000	4.80%
P Jenkins	100,000	$3.96	2006	$204,000	11.10%

(1)    Post capital reduction

Mayne Group Limited Senior Executive Short Term Incentive Plan (‘SESTIP’)

Under the SESTIP the Mayne Group Board awarded an incentive amount to selected executives, of which the executives would normally be required to take a minimum of 40% as shares in Mayne Group. Prior to the demerger the Mayne Group Board determined that the awards in 2005/2006 should be taken in cash only.

Eight key management personnel received payments immediately following the demerger under the SESTIP. The payments, linked to the successful completion of the demerger, were as set out in Table 10. These amounts are included in the bonus component of remuneration disclosed in Tables 4.1, 4.2, 4.3, 11.1 & 11.2.

Table 10

Key Management Personnel	Payment Amount
Current Executives
P Binfield	$166,667
J Pearce (1)	$150,667
M Kotsanis	$150,000
Former (no longer with Company)
S James	$875,000
P Jenkins	$210,000
S Richards	$166,667
S Hinchen	$211.817

(1)             Mr Pearce has left employment with Mayne Pharma subsequent to year end.

Prior to the demerger a Senior Executive Short Term Incentive Plan was established for Mayne Pharma Limited however the Mayne Pharma Board decided not to implement the Plan and no awards have been or will be made under it.

Section 6 — Remuneration Paid

Details of the nature and amount of each element of remuneration of Dr Soursac and Mr Binfield are set out in Table 4.2. Table 11.1 sets out an analysis of the nature and amount of remuneration of the Specified Executives.  All values are in Australian dollars.

Table 11.1 —Current Specified Executive: Remuneration

			Primary			Post	Equity
					Non-	employment	compensation	Other
					monetary	Superannuation	Fair Value of	Termination
			Salary	Bonus	benefits (3)	benefits	options (4)	benefits	Total
Specified Executives			$	$	$	$	$	$	$

B Simmons (2)	2006		499,379	645,894	114,511	48,611	299,715	—	1,608,110
Executive Vice President; Chief Operating Officer	2005	(1)	—	—	—	—	—	—	—
J Pearce (5)	2006		426,789	428,400	97,439	49,211	92,877	—	1,094,716
Executive Vice President Human Resources and Internal Communications	2005		345,139	405,800	4,487	106,861	—		862,287
J Johnson (2)	2006		409,553	274,405	—	17,509	133,726	—	835,193
Senior Vice President Global Quality	2005		371,118	225,819	—	18,350	66,863	—	682,150
H Burrill	2006		324,838	291,417	763	37,742	35,666	—	690,426
Executive Vice President Global Research & Development	2005	(1)	—	—	—	—	—	—	—
M Rutkowski	2006		416,044	200,588	94,237	20,067	—	—	730,936
President Manufacturing and Supply Chain	2005		108,604	—	9,270	—	—	—	117,874
R Squarer	2006		63,393	214,017	2,223	12,679	7,947	—	300,259
Senior Vice President Global Business Development	2005	(1)	—	—	—	—	—	—	—
D Kiriacoulacos	2006		223,914	132,000	—	26,749	22,300	—	404,963
Acting General Counsel and Company Secretary	2005	(1)	—	—	—	—	—	—	—
Total	2006		2,363,910	2,186,721	309,173	212,568	592,231	—	5,664,603
	2005		824,861	631,619	13,757	125,211	66,863	—	1,662,311

(1)             Executives were not classified as KMP’s under the recognition criteria of AASB124 “Related Party Disclosures” in 2005.

(2)             Under US based employment contracts with Mayne Group Limited, Mr J Johnson and Mr B Simmons in 2005 elected to receive an annual cash payment in lieu of the grant of options. The payments for 2005-2006 of $133,726 and $249,989 respectively are included in the table.

(3)             Non-monetary benefits include payments for the provision of accommodation, utilities, travel, motor vehicles, etc.

(4)             Fair value of options have been calculated based on an Independent valuation dated 25 August 2006. The fair value is apportioned pro rata from grant date to the projected date of vending which is three years.  Refer section below for futher discussion.

(5)             Mr Pearce has left employment with Mayne Pharma subsequent to year end.

Table 11.2 Former Specified Executive: Remuneration

		Primary				Post	Equity
				Non-		employment	compensation	Other
				monetary		Superannuation	Fair Value of	Termination
				benefits (1)		benefits	options	Benefits	Total
Specified Executives		Salary $	Bonus $	$		$	$	$	$
S Richards	2006	386,293	375,000	657,938	(2)	42,435	—	894,692	2,356,358
President Commercial Operations	2005	515,057	470,000	200,598		41,400	62,000	—	1,289,055
S Hinchen	2006	277,002	211,817	223,633		7,810	—	881,243	1,601,505
Chief Financial Officer Pharma	2005	448,143	464,600	106,627		31,500	22,000	—	1,072,910
Total	2006	663,295	586,817	881,571		50,245	—	1,775,935	3,957,863
	2005	963,200	934,600	307,225		72,900	84,000	—	2,331,925

(1)             Non monetary benefits include payments for the provision of accommodation, utilities, travel, motor vehicles etc.

(2)             Expatriate benefits as an Australian executive located in the UK.

Options

The following factors and assumptions were used in determining the fair value of the options on grant date:

Table 12  Valuation Assumptions for Options

Grant		Fair Value per		Price of shares	Expected	Risk Free
Date	Expiry Date	Option	Exercise Price	on grant date	Volatility	Interest Rate	Dividend Yield

19-Nov-05	19-Nov-10	$0.73	$2.50	$2.85	24%	5.5% to 6.20%	1.50%
1-Jan-06	1-Jan-11	$0.57	$2.50	$2.54	24%	5.5% to 6.20%	1.50%
16-Jan-06	16-Jan-11	$0.66	$2.50	$2.71	24%	5.5% to 6.20%	1.50%
22-May-06	23-May-11	$0.65	$2.68	$2.74	24%	5.5% to 6.20%	1.50%

The Company engaged an independent expert to perform the valuation of options. The information is based on their report issued on 25 August 2006.

Table 13  Options granted to Key Management Personnel

			Total Fair value
Executive Director and		Number of	at date of grant		Number	Expiry date of
Specified Executive		options granted	$	Number lapsed	exercised	options
T Soursac	2006	2,700,000	1,976,000	—	—	11/19/2010
Chief Executive Officer and Managing Director	2005	—	—	—	—	—
P Binfield	2006	1,360,000	996,000	—	—	11/19/2010
Executive Vice President, Chief Financial Officer	2005	—	—	—	—	—
B Simmons	2006	500,000	329,000	—	—	1/16/2011
Executive Vice President; Chief Operating Officer	2005	—	—	—	—	—
J Pearce (1)	2006	990,000	565,000	—	—	1/1/2011
Executive Vice President Human Resources and Internal Communications	2005	—	—	—	—	—
J Johnson	2006	—	—	—	—	—
Senior Vice President Global Quality	2005	—	—	—	—	—
H Burrill	2006	375,000	246,000	—	—	1/1/2011
Executive Vice President Global Research & Development	2005	—	—	—	—	—
M Rutkowski	2006	—	—	—	—	—
President Manufacturing and Supply Chain	2005	—	—	—	—	—
R Squarer	2006	350,000	229,000	—	—	5/22/2011
Senior Vice President Global Business Development	2005	—	—	—	—	—
D Kiriacoulacos	2006	150,000	110,000	—	—	11/19/2010
Acting General Counsel and Company Secretary	2005	—	—	—	—	—

(1)    Subsequent to year end, Mr Pearce ceased employment with the company and his options were cancelled and included in his termination payment.

All options expire on the earlier of their expiry date or termination of the individual’s employment, unless termination is as a result of an employee’s entitlement to terminate when his/her responsibilities are diminished or as a result of a redundancy.  In the former situation, the employee has, pursuant to his employment agreement, 30 days to decide whether the options vest immediately or according to their normal vesting schedule.  In the absence of an election, the options immediately vest.  In the latter situation, the employee may exercise the options that have vested during the 12 month period following the date of cessation of employment.  The options were provided at no cost to the executive, and no options were exercised in 2006.

Key Management Personnel Changes in the Year

During the reporting period, the classification of certain Executive Directors and Specified Executives changed in accordance with the recognition criteria of AASB124 “Related Party Disclosures”. Those changes are detailed in Table 14 below.

Table 14

Executive Director and Specified Executive	Commenced as KMP		Ceased as KMP
T Soursac Chief Executive Officer & Managing Director	19 November 2005	(2)
B Simmons Executive Vice President, Chief Operating Officer	20 December 2005	(1)
H Burrill Executive Vice President Global Research & Development	19 November 2005	(1)
R Squarer Senior Vice President Global Business Development	23 May 2006	(2)
D Kiriacoulacos Acting General Counsel and Company Secretary	19 November 2005	(1)
Kotsanis M Executive Director Mayne Pharma Pty Ltd			4-Oct-05 Resigned as Director	(3)
James S Managing Director and Chief Executive Officer			18-Nov-05 Ceased Employment
Richards C President Commercial Operations			31-Mar-06 Ceased Employment
Jenkins P Chief Development Officer			31-Mar-06 Ceased Employment
Hinchen S Chief Financial Officer			18-Nov-05 Ceased Employment

(1)             Mr B Simmons, Mr H Burrill and Mr D Kiriacoulacos became KMPs as a result of the management restructuring of the business following demerger from Mayne Group Limited.  Mr Simmons was acting COO and head of EMEA region from 20 December 2005 and became COO on 14 July 2006.

(2)             Commenced employment with the company on this date.

(3)             Mr M Kotsanis was a director of Mayne Pharma Pty Ltd which became Mayne Pharma Limited upon demerger. He resigned from that directorship on 4 October 2005 in preparation for demerger, however he has continued his employment as a senior executive with the Company.

41.                               Summary of differences between Australian Equivalents to International Financial Reporting Standards and generally accepted accounting principles in the United States of America

The consolidated financial statements of Mayne Pharma Ltd. (the “Group” or the “Company”) have been prepared in accordance with Australian Accounting Standards, being Australian Equivalents to International Financial Reporting Standards (herein referred to as “A-IFRS”) as approved by the Australian Accounting Standards Board (“AASB”).  A-IFRS differ in certain significant respects from generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The effects of the application of U.S. GAAP on consolidated net income for each of the years ended June 30, 2006 and 2005 are set out in the table below:

		June 30,
(in thousands of AU$)	Ref.	2006	2005

Net income / (loss) as determined under A-IFRS		(40,297)	24,919

U.S. GAAP adjustments:

Pension & post retirement benefits	(A)	(521)	(788)
Cumulative translation adjustment	(D)	—	(1,039)
Stock based compensation	(F)	331	—
Development costs	(G)	(9,005)	(17,036)
Restructuring provision	(H)	4,260	—
Internal restructuring - FH Faulding & Co Ltd.	(J)	7,011	27,360
Parent loan forgiveness	(K)	—	(1,990)
Unallocated costs	(L)	(2,306)	(8,709)
Income taxes on above adjustments		2,266	(2,269)

Net income / (loss) as determined under U.S. GAAP		(38,261)	20,448

Earnings / (loss) per share under U.S. GAAP - Basic		(5.9)c	3.2c
Earnings / (loss) per share Under U.S. GAAP - Diluted		(5.9)c	3.2c

The effects of the application of U.S. GAAP on consolidated shareholders’ equity as of June 30, 2006 and 2005 are set out in the table below:

		June 30,
(in thousands of AU$)	Ref.	2006	2005

Shareholders’ equity as determined under A-IFRS		1,749,701	142,659

U.S. GAAP adjustments:
Pension & post retirement benefits	(A)	(140)	1,061
Goodwill amortization	(C)	80,029	80,029
Available for sale securities	(E)	—	(3,112)
Development costs	(G)	(65,786)	(56,331)
Restructuring provision	(H)	4,260	—
Group equity	(I)	—	1,570,893
Internal restructuring - FH Faulding & Co Ltd.	(J)	(32,444)	33,865
Unallocated costs	(L)	(11,015)	(8,709)
Deferred income taxes on above adjustments		9,373	6,954

Shareholders’ equity as determined under U.S. GAAP		1,733,978	1,767,309

(A).         Pensions and postretirement benefits

Deferred actuarial gains and losses

Under A-IFRS, the Group has early adopted the revised AASB 119 “Employee Benefits” as part of the transition to A-IFRS effective July 1, 2004 and has elected to recognize all actuarial gains and losses directly in equity with the other components of defined benefits costs being recognized in the income statement.

Under U.S. GAAP, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employer’s Accounting for Pensions,” the Group recognizes amortization of the unrecognized net actuarial gain or loss if, as of the beginning of the year, the unrecognized net actuarial gain or loss exceeds 10% of the greater of the projected benefit obligation or the market-related value of plan assets. If amortization is required, the amortization is charged to earnings and is computed as that excess divided by the average remaining service period of active employees expected to receive benefits under the pension plan.

Minimum pension liabilities

Under A-IFRS, minimum pension liabilities are not required to be recorded.

Under U.S. GAAP, a minimum pension liability is required to be recognized when the accumulated benefit obligation exceeds the fair value of plan assets by an amount in excess of accrued or prepaid pension cost as calculated by actuarial methods. The additional minimum liability is offset by an intangible asset up to the amount of any unrecognized prior service cost, and the excess is recorded in comprehensive income, net of income taxes.

Under U.S. GAAP, the additional minimum pension liability recorded by the Group in shareholders’ equity as of June 30, 2006 and 2005 amounted to AU$918 and AU$40, respectively.

(B).         Contingent consideration

In 2005, the Company acquired PHT Pharma Srl for a total consideration of AU$25.9 million. AU$2,152 of the total purchase consideration is contingent upon the receipt of an authorization from a regulator.

Under A-IFRS, in accordance with AASB 3 “Business Combinations” contingent consideration is recorded at the time of acquisitions as part of acquisition cost if it is known and measurable.

Under U.S. GAAP, in accordance with SFAS No. 141 “Business Combinations”, consideration that is issued or issuable at the expiration of the contingency period or that is held in escrow pending the outcome of the contingency shall be disclosed but not recorded as a liability or shown as outstanding securities unless the outcome of the contingency is determinable beyond a reasonable doubt.

Under U.S. GAAP, goodwill and provisions would be reduced by AU$2,152 compared to the amounts recognized under A-IFRS being the amount of the contingent purchase consideration.  There is no reconciling item as this difference in accounting treatment has neither an impact on net income nor an impact on the net equity.

(C).         Goodwill amortization

Prior to the transition to A-IFRS, in accordance with Australian GAAP goodwill was amortized on a straight line basis over the estimated useful life, such period not exceeding 20 years.

Upon the adoption of A-IFRS as of July 1, 2004, the Company elected to restate business combinations completed after October 1, 2003 but prior to the transition date.  For these business combinations, the Company reversed against equity the accumulated goodwill amortization recognized under Australian GAAP. For acquisitions completed prior to October 1, 2003, the net book value of goodwill at the date of transition to A-IFRS is deemed to be the “cost” and amortization of goodwill ceased at the date of transition.  Subsequent to the adoption of A-IFRS, goodwill is not amortized, but is subject to impairment tests performed annually.

Under U.S. GAAP and in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets,” effective starting with fiscal years beginning after December 15, 2001 with the exception of goodwill acquired after June

30, 2001, goodwill is not amortized but is subject to an annual impairment test. The Group recognized acquired goodwill during the period from June 30, 2001 to July 1, 2002 (beginning of the first fiscal year after the effective date of SFAS 142) relating to the acquisition by Symbion Health Limited (formerly Mayne Group Limited) of FH Faulding & Co Ltd in October 2001.   Under U.S. GAAP, the accumulated amortization expense of AU$80,029 recorded under Australian GAAP from October 2001 to July 1, 2004 has been reversed.

(D).         Cumulative translation adjustments

As allowed by A-IFRS, the Group elected to not identify and reconstitute, as a separate component of shareholders’ equity, cumulative translation adjustments at the date of transition to A-IFRS. As a consequence of this election, cumulative translation adjustments resulting from the translation of the accounts of foreign companies were reclassified into retained earnings at the date of transition to A-IFRS and any gains and losses on future disposals of these foreign entities will only take account of translation adjustments generated after the A-IFRS transition date. The cumulative translation adjustment balance that was reclassified under A-IFRS at the date of transition amounts to AU$ 23,646.

Under U.S. GAAP, the accounting treatment upon adoption of A-IFRS has been reversed and the net realized gain recorded in connection with the disposal of a Brazilian entity in the 2005 fiscal year has been adjusted by AU$ 1,039, being the cumulative translation adjustment relating to this entity at the date of disposal.

There is no impact on net equity as a consequence of the above difference in accounting treatment.

(E)           Available for sale securities

The Group adopted AASB 139 “Financial Instruments - Recognition and Measurement” (“AASB 139”) from July 1, 2005, as permitted by the transition rules contained in AASB 1 “First Time Adoption of Australia Equivalent to International Financial Reporting Standards”, which does not require the restatement of comparative information for financial instruments within the scope of AASB 139. Therefore, for the year ended June 30,2005, investments in securities have been accounted for in accordance with Australian GAAP and were carried at cost less any applicable impairment write-downs.

Following the adoption of AASB 139, investments in securities are recorded at fair value, with unrealized gains and losses recognized in equity.  Impairment charges are recognized in current period income.

Under U.S. GAAP, and in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities,” securities classified as available-for-sale are recorded at fair value, with unrealized gains and losses excluded from earnings and recorded other comprehensive income within shareholders’ equity.  Impairment charges are recognized in current period income.

(F).          Stock based compensation

Under A-IFRS, in accordance with AASB 2 “Share Based Payment,” the grant date determined for the valuation of the stock options is the date at which the Group and the employees have a shared understanding of the terms and conditions of the arrangement.

Under U.S. GAAP, SFAS No. 123(R) “Share Based Payment (Revised 2004)” defines the following criteria that should be satisfied in establishing a grant date:

1)                          The employer and its employee have reached a mutual understanding of the award’s key terms and conditions;

2)                          The company is contingently obligated to issue shares or transfer assets to employees who fulfill vesting conditions;

3)                          An employee begins to benefit from, or be adversely affected by, subsequent changes in the employers stock price (e.g. the exercise price for an option is known at the grant date); and

4)                          Awards are approved by the board of directors, management, or both if such approvals are required, unless perfunctory.

The differences in the criteria for the determination of the grant date under U.S. GAAP compared to that under A-IFRS has resulted in the grant date for certain stock awards being earlier under A-IFRS than that determined under U.S. GAAP.  The net impact of the shorter time periods that the awards were outstanding under US GAAP and the impact of movements in the share price during this period on the valuation of the awards has resulted in a different stock compensation expense under A-IFRS and U.S. GAAP.  As a result, AU$331 of compensation expense determined under A-IFRS has been reversed under U.S. GAAP in 2006.

(G).         Development costs

Under AASB 138 “Intangible Assets,” expenses related to the development phase of a research and development project shall be capitalized if certain criteria are met:

•                  Technical feasibility of completing the project so that it will be available for use or sale;

•                  Intention to complete the project;

•                  Ability to use or sell the intangible asset arising from the project;

•                  Capacity to generate probable future economic benefits;

•                  Availability of adequate resources to complete the development; and

•                  Ability to measure the expenditures attributable to the project.

Under U.S. GAAP, in accordance with SFAS No. 2 “Accounting for Research and Development Costs,” research and development costs shall be charged to expense when incurred.

Under U.S. GAAP development costs capitalized under A-IFRS are reversed as none of the capitalized costs are related to the development of computer software as defined by SFAS No. 86 “Accounting for the costs of computer software to be sold, leased or otherwise marketed”, and which are capitalized under U.S. GAAP.  Any impairment charges relating to capitalized development costs recognized under A-IFRS are reversed for U.S. GAAP as these development costs would not have been capitalized under U.S. GAAP.  Any impairment charges relating to capitalized development costs recognized under A-IFRS are reversed for U.S. GAAP as these development costs would not have been capitalized under U.S. GAAP.

(H).         Restructuring provision

In 2006, the Group recorded a provision for employee redundancies under A-IFRS of AU$3,935 associated with the committed closure of the ampoule line at the Mulgrave manufacturing facility. Details of the exit plan were finalized and agreed in June 2006.

In addition, as a result of the de-merger in November 2005, the Group recorded a provision for employee redundancies under A-IFRS of AU$ 7,153. The termination benefits have been paid to employees based on their termination date ranging from November 2005 up to September 2006.

Under U.S. GAAP, in accordance with FAS 146 “Accounting for Costs Associated with Exit or Disposal Activities”, if future service is required for employees to receive the one-time termination benefit, the Group must initially, at the communication date, measure the liability at its fair value as of the termination date. That liability must then be recognized ratably over the future service period. These provisions recognized under A-IFRS have been reversed, under U.S. GAAP, as the employees were required to render services until they were terminated in order to receive the termination benefits.   The costs associated with the redundancies will be recognized under U.S. GAAP in subsequent accounting periods as the employees provide services.

(I).           Group equity

At the date of the de-merger, November 18, 2005, the net value of outstanding amounts owed by the Group to Mayne Group Ltd. of AU$1,609 million were capitalized by the Group into equity following the extinguishment of the outstanding loan amounts owed to Mayne Group Ltd. through the issuance of stock to the shareholders of Mayne Group Ltd.

Under A-IFRS, as of June 30, 2005, the outstanding loan of AU$1,570,893 owed by the Group to Mayne Group Ltd. has been presented as an amount owing to a related party.

Under U.S. GAAP, carve-out equity consists of accumulated equity as well as any payable and receivable balance due from or to the parent company resulting from cash transfers because such amounts were extinguished by the parent company at the time of de-merger. Therefore, under U.S. GAAP, the outstanding loan as of June 30, 2005 of AU$ 1,570,893 has been reclassified to equity to present the capital structure of the Group as of June 30, 2005 on a consistent basis with the capital structure at the date of de-merger.

(J).          Internal restructuring - FH Faulding & Co.

At the date of the de-merger, the Group acquired FH Faulding & Co. Limited (“FHF”) from Mayne Group Ltd. for a total consideration of AU$73,320.  This consideration was not paid in cash but was added to the outstanding loan amounts owed by the Group to Mayne Group Ltd.

Under A-IFRS, this acquisition was accounted for under the purchase method and the results of FHF have been included in the consolidated financial statements since the acquisition date of November 18, 2005. As a result of the acquisition, goodwill of AU$26,955, an intangible asset of AU$47,410, a deferred tax liability of AU$15,195 and a fair value increment of AU$3,866 associated with fixed assets were recorded.

Under U.S. GAAP, at the time of the sale FHF was directly owned by Mayne Group Ltd. and, accordingly, under the guidance SFAS No. 141 “Business Combinations” (“SFAS 141”) this acquisition constitutes a transaction between entities under common control.  Accordingly, such transfer should be accounted for by the Group at the carrying amounts in the accounts of Mayne Group Ltd. at the date of the transfer.

SFAS 141 also requires that the financial statements of the receiving entity report the transfer as though it had occurred at the beginning of the period and that financial statements for prior years be restated to furnish comparative information.

In accordance with SFAS 141, an adjustment has been made for U.S. GAAP purposes to increase the net assets of FHF recognized under A-IFRS at June 30, 2005 by AU$21,859, comprising an increase in goodwill of AU$8,200, an increase in intangible assets (net of differences in amortization expense) of AU$11,769, an increase in deferred tax liabilities of AU$3,531. AU$.

In accordance with SFAS 141, an adjustment has been made for U.S. GAAP purposes to reduce the net assets of FHF recognized under A-IFRS at June 30, 2006 by AU$46,081, comprising a reduction in goodwill of AU$18,755, a reduction in intangible assets (net of differences in amortization expense) of AU$34,902, a reduction in deferred tax liabilities of AU$10,471 and a reduction in fixed assets of AU$3,866.

An adjustment has also been made for U.S. GAAP purposes to include the net results of the FHF business for the financial year ended June 30, 2005, being AU$28,248 (including sales revenue of AU$38,036 and cost of goods sold of AU$15,668) and for the first four and a half months of 2006, being AU$6,060 (including sales revenue of AU$13,848 and cost of goods sold of AU$5,684) in the financial statements of the Group.  This adjustment also increased the net assets recognized under U.S. GAAP for the respective periods.

(K).         Parent loan forgiveness

In 2005, under A-IFRS, the Group recorded a profit of AU$1,990 as a result of the forgiveness of a loan owed to Mayne Group Ltd.

Under U.S. GAAP, this transaction has been considered as a capital contribution, therefore the impact of the loan forgiveness has been recorded directly in total equity.

(L)           Unallocated costs

A-IFRS does not require an allocation of parent company corporate overhead costs when preparing financial statements following a spin off.

Under U.S. GAAP, in accordance with SEC Staff Accounting Bulletin Topic 1-B, carve-out financial statements should reflect a reasonable basis of allocation of corporate overhead costs from the parent company or other unit within the organization providing services, including allocation of interest expense where not already reflected in the results of the carve out business. Carve-out financial statements should present operating results that reflect all of the “costs of doing business” notwithstanding that some of the costs may not have historically been allocated to the carve-out entity. As such, under U.S. GAAP, in 2005 and for the first four and half months in 2006, AU$8,709 and AU$2,306 of unallocated costs incurred by Mayne Group Ltd. have been reflected in the Group’s financial statements.